As filed with the Securities and Exchange Commission on August 30, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ELECTRIC CITY CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	3699 (Primary Standard Industrial Classification Code Number)	36-4197337 (I.R.S. Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Address, and Telephone Number of Principal Executive Offices)
JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
Andrew H. Connor
Schwartz Cooper Chartered
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300
Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate	Amount of
Securities to be Registered	Be Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common stock, par value $0.0001	40,003,829	$1.00	$40,003,829	$4,280.41

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Electric City Corp. reported on the OTC Bulletin Board on August 25, 2006.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ELECTRIC CITY CORP.
40,003,829 Shares of Common Stock
     This prospectus relates to up to 40,003,829 shares of our common stock, par value $0.0001 per share, which may be offered for sale by selling stockholders named in this prospectus. The selling stockholders can sell these shares on any exchange on which the shares are listed, in privately negotiated transactions or by any other legally available means, whenever they decide and at the prices they set. We may issue up to 310,000 of these shares upon exercise of common stock warrants issued by the Company held by the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but may receive proceeds from the exercise of any of such warrants.
     Our common stock is quoted on the OTC Bulletin Board under the symbol “ELCY.” On August 25, 2006, the closing sale price for shares of our common stock was $1.01 per share.
     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com. The information contained on our web site is not part of this prospectus.

     Investing in our common stock involves risks described beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     Until ___, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
The date of this prospectus is August 30, 2006.

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ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”) using a “shelf registration” process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.
     Unless the context otherwise requires, “Electric City,” the “Company,” “we,” “our,” “us” and similar expressions refers to Electric City Corp. and its subsidiaries, and the term “common stock” means Electric City Corp.’s common stock, par value $0.0001 per share.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, the recent changes in our management, our ability to manage our growth, our possible need for additional financing in the future and the terms and conditions of any financing that might be consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY
     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.
Our Company
     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our then issued and outstanding common stock to the approximately 330 stockholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. From December 12, 2000 through June 9, 2006, our common stock traded on the American Stock Exchange under the trading symbol “ELC”. Beginning on June 12, 2006, our common stock began trading once again on the OTC Bulletin Board under the trading symbol “ELCY.”
Our Products
     We are a developer, manufacturer and integrator of energy saving technologies as well as an independent developer of scalable, negative power systems. One of our energy saving products is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver, allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”), which is essentially a negative power system which we market primarily to utilities as a demand response system. Demand response is a program whereby users of electricity voluntarily reduce their usage of electricity when so requested by their electric utility. The users typically accomplish this by turning off machinery, lights or air conditioning equipment. The problem with such voluntary load reduction programs is that utilities cannot always count on their customers to reduce their demand when they are requested to do so. By utilizing our EnergySaver system in conjunction with a GlobalCommander, a utility company can reduce demand in lighting applications remotely without the end users’ involvement and in most cases without the end user noticing a reduction in the lighting levels. The measurement and verification capabilities of the GlobalCommander also reports to the utility the actual amount of demand reduction achieved. Our VNPP program involves installation of EnergySavers and GlobalCommanders in a number of end user sites within a utility’s territory, thereby allowing the utility to reliably reduce electric demand when needed. We sometimes refer to such a system as a “negative” power system because it permits the utility to reduce the need to supply electric power. Thus, by paying us for the ability to reduce demand when needed, the utility can avoid investing in additional generating capacity and transmission and distribution equipment. The use of our equipment can also mitigate the risk of “brown out” or “black out”, when, for whatever reason, the utility cannot produce, deliver and/or purchase for resale all the power that its customers need.
     On May 3, 2005 we acquired Maximum Performance Group, Inc. (“MPG”), a technology-based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for commercial and industrial HVAC and lighting applications. The eMAC line of microprocessor based controllers are used to optimize the performance of HVAC systems and provide continuous monitoring, control and reporting. The eMAC system generally reduces energy consumption by 15% to 20% through the use of intelligent operating algorithms which learn the rate of cooling or heating required to achieve the desired space temperature while optimizing compressor run time within these limits. The eMAC also monitors up to 126 points of system operation. This system information is captured on a real time basis and transmitted via wireless two-way communication to MPG’s central eMAC servers where it is analyzed to ensure maximum system reliability. If the system detects a problem in an HVAC unit, the problem can be diagnosed and the appropriate action can be taken to minimize or avoid system downtime. MPG’s customers can also remotely control their HVAC equipment and view historical operating information via the Internet using a standard Internet browser.
     Effective March 31, 2006 we sold Great Lakes Controlled Energy Corporation, our subsidiary that sold integrated building and environmental control solutions for commercial and industrial facilities. We sold this subsidiary in order to reduce our losses and to allow us to concentrate on the Energy Technology business.
     Effective June 30, 2006 we acquired Parke P.A.N.D.A. Corporation (“Parke”), an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. We believe that the addition of Parke will broaden the product offering to our existing customers and allow us to sell our technology products to its current and former customers.
     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Maximum Performance Group has offices in New York City and San Diego, California, but contracts for the manufacturing of its hardware products with third party contract manufacturers. Parke is headquartered in Glendora, California and has offices in Danville and Carmel, California.
     Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino, relating to the license of the EnergySaver technology in the United States and certain other markets. We own all the patents and trademarks related to MPG’s products.
     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force and independent manufacturers’ representatives and dealers.
Recent Events
AMEX Delisting
     On April 21, 2006, we received a notice from the American Stock Exchange informing us that after a review of our most recent Annual Report on Form 10-K it determined that we were not in compliance with Section 1003(a)(iii) of its Company Guide. Section 1003(a)(iii) requires a listed company to maintain shareholder equity of at least $6 million if it has sustained losses from continuing operations and/or new losses in its most recent five fiscal years. On May 22, 2006, we notified the American Stock Exchange of our decision to delist our common stock from the Exchange. On June 12, 2006, our common stock began trading on the OTC Bulletin Board under the ticker symbol “ELCC”.
Reverse Stock Split
     On June 15, 2006, we effected a 1 for 15 reverse split of our common stock. As a result of the reverse split the number of outstanding shares of our common stock was reduced from 53,789,349 to 3,585,957 shares and the number of common shares into which our Series E convertible preferred stock was then convertible was reduced from 23,261,300 shares to 1,550,753 shares. We effected this reverse split to allow us to complete the PIPE Transaction and the acquisition of Parke (both described below) without having to increase the number of authorized shares of our common stock. On the effective date of the reverse stock split our ticker symbol changed to “ELCY”.

The PIPE Transaction
     On June 29, 2006, we entered into a securities purchase agreement with a group of 17 investors (the “PIPE Investors”) pursuant to which we issued to such purchasers an aggregate of 17,875,000 shares of our common stock at a price of $1.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”). Ten of the PIPE Investors, who purchased an aggregate of 13,900,000 shares of common stock in the PIPE Transaction, were holders of Series E Convertible Preferred Stock, including three members of our board of directors who, together with members of their families, purchased 7,700,000 shares of common stock in the transaction.
     As originally issued, our Series E Convertible Preferred Stock (the “Series E”) was convertible into our common stock at $6.67 per share, after adjustment for the reverse split. However, the Series E contained anti-dilitution provisions which required automatic reduction of the conversion price of the Series E if we issued stock or securities convertible into common stock at a price below the Series E conversion price then in effect to the price of the new issuance. Because we issued common stock in the PIPE Transaction at $1.00 per share, the Series E conversion price was automatically reduced to $1.00 per share.
     In connection with the PIPE Transaction, the holders of the Series E agreed to convert all outstanding shares of Series E into common stock at the new conversion price on the closing of the transaction. As a result, we issued 21,648,346 shares of our common stock upon the conversion of the Series E on June 29, 2006.
     Prior to closing the PIPE Transaction, we owed Laurus Master Fund, Ltd. (“Laurus”), $943,455 under a revolving convertible loan, $5,038,030 under two convertible term loans, $54,726 in accrued interest and fees and $161,096 in liquidated damages for failing to register common stock with the SEC for resale by Laurus as required in connection with the $5 million term loan which we borrowed from Laurus in November 2005. In connection with the PIPE Transaction Laurus agreed to convert the outstanding balance on the revolving convertible loan and related accrued interest into common stock at $1.00 per share and accept payment of the liquidated damages in shares of our common stock, again valued at $1.00 per share. We used $5,601,418 of the proceeds from the PIPE Transaction to repay the convertible term loans and pay related accrued interest and fees and prepayment penalties thereon, and, we issued 1,111,961 shares of common stock upon conversion of the revolving convertible loan and to pay the accrued interest and the liquidated damages. Laurus also agreed, in exchange for 231,500 shares of our common stock, to terminate the requirement that we pay it a portion of the cash flows generated by certain VNPP projects as required by the $5 million term loan of November 2005.
     We also used $2,720,000 of the proceeds of the PIPE Transaction to fund the cash portion of the purchase price of the Parke acquisition (described below) and $400,000 of such proceeds to repay Parke’s revolving line of credit. The remaining proceeds will be used for general corporate purposes. We may also use a portion of the proceeds to selectively acquire businesses, products and/or technologies that are complementary to our own.
Acquisition of Parke P.A.N.D.A. Corporation
     On June 30, 2006, we completed the previously announced acquisition of Parke for consideration consisting of $2.72 million in cash and $5 million of our common stock (5,000,000 shares valued at $1.00 per share). As part of the acquisition, we assumed debt of approximately $446,000, $400,000 of which we repaid upon closing. Parke was owned by Dan Parke, a director of Electric City.
     Parke (now named Parke Industries, LLC) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California, with offices in Danville and Carmel, California.
     Dan Parke, the president and founder of Parke, continues to serve as the President of Parke and, as of June 30, 2006, also assumed the position of President and Chief Operating Officer of Electric City.

Special Committee of the Board of Directors
     Due to potential conflicts of interest resulting from (i) certain members of our board of directors beneficially owning Series E shares and being asked to purchase shares of common stock in the PIPE Transaction and concurrently convert their Series E shares into our common stock, and (ii) Dan Parke’s ownership of Parke, our board of directors established a special committee comprised of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained an investment bank to act as its financial advisor and legal counsel to assist it in its review of these transactions. It reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis on the structure and pricing of the PIPE Transaction. Legal counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders, and approved the Parke acquisition and the PIPE Transaction.
The Restructured Company
     After effecting the PIPE Transaction and the Parke acquisition we have the following:
•	Cash of approximately $9 million;

•	No debt, except for the mortgage on our headquarters in the amount of $544,000, a $150,000 demand note owed to one of our stockholders, and various auto loans and capitalized leases totaling approximately $53,000;

•	One class of outstanding equity (common stock), with no outstanding preferred stock or convertible debt;

•	Approximately 70 employees;

•	Seven sales offices located in New York, Chicago, Salt Lake City, San Diego, Glendora, California, Danville, California and Carmel, California;

•	Proprietary technology that controls and reduces energy consumed in commercial lighting and HVAC applications;

•	A business that designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users; and

•	A largely revamped board of directors (4 of the 7 directors have joined the Board since October 2005) and senior management team (our CEO and our President are both new to the Company this year).
     We believe that as a result of these recently implemented changes we will be better positioned to take advantage of the growth in demand for energy efficiency products and services, hopefully leading to improved profitability and cash flow. We also believe that there are opportunities for future acquisitions that could broaden our product line, increase our geographic reach and lead us to new markets for our products, all of which we hope would also contribute to increased sales and to profitability.

The Offering

Securities Offered.	The selling stockholders are offering from time to time up to 40,003,829 shares of our common stock.

Terms of the Offering.	We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until all the shares of the selling stockholders registered under the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Use of Proceeds.	We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent a selling stockholder exercises its warrant for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

OTC Bulletin Board Symbol	ELCY
RISK FACTORS
     The following disclosure of risk factors includes all material risks known to us at this time. Additional risks we are not presently aware of or that we currently believe are immaterial may prove to impair our business and financial performance. Our business could be harmed by any of these risks, whether stated or unstated. We operate in a continually changing business environment and may as a result enter into new businesses and product lines. We cannot predict new risk factors that may arise in the future, and we cannot assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results. In addition, our estimates of future operating results are based on our current complement of businesses, which is subject to change as we continue to assess and refine our business strategy. If any of the following risks actually occur, our business, results of operations, and financial condition could be adversely affected in a material manner and could negatively affect the value of your investment.
Risks Related to Our Business
     We have a limited operating history upon which to evaluate our potential for future success.
     We were formed in December 1997. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly greater amount of our products and services. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. Moreover, we have acquired four businesses over the past six years and subsequently sold two of them because of changes in our overall strategy. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed or in the worst case, could fail.

We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.
     We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is ultimately dependent on our ability to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. Although we are continuing our efforts to improve profitability through expansion of our business in both current and new markets, we must overcome significant manufacturing hurdles, including gearing up to produce large quantities of product or arranging to outsource the production of our products, and marketing hurdles, including gaining market acceptance, in order to sell large quantities of our products and services. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce prices, we may not be able to reduce costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.
     Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2005 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. We have recently raised gross proceeds of $17,875,000 through the issuance of shares of our common stock, which has improved our current liquidity. We have also recently sold a subsidiary and acquired Parke Industries and we are in the process of making other changes to our business which we hope will lead to an improvement in our cash flow in future periods. Whether these changes will lead to us becoming cash flow positive remains to be seen.
Our independent registered public accountants have issued a “going concern” opinion raising doubt about our financial viability.
     As a result of our continuing losses and negative cash flows, our independent registered public accounting firm, BDO Seidman, LLP, issued a “going concern” opinion in connection with their audit of our financial statements for the year ended December 31, 2005. This opinion expressed substantial doubt as to our ability to continue as a going concern. The going concern opinion could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, result in the inability to obtain new business due to potential customers’ concern about our ability to deliver products or services, or adversely affect our ability to raise additional debt or equity capital.
Failure to replace a significant customer could materially and adversely affect our results of operations and financial condition.
     We have historically derived a significant portion of our annual revenue from a limited number of customers. Seldom has any one customer represented 10% or more of our revenues for more than one year in a row. This requires that we continually replace major customers, whose needs we have satisfied, with one or more new customers. The failure to replace a major customer could have a significant negative effect on our results of operations and financial condition.

A decrease in electric retail rates could lessen demand for our products.
     Our principal products, our EnergySaver and eMAC products and our lighting retro-fit services, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. Due to a potential overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for our energy saving products and services.
We have a license to use certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.
     We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino with regard to the core technology used in our EnergySaver product. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi’s U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire around November 2017. The license agreement may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in those countries where Mr. Reverberi holds valid patents relating to our products, including the United States.
If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.
     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we have entered into confidentiality and rights to inventions agreements with our employees and consultants, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy management market. Furthermore, our license to use Mr. Reverberi’s patents may have little or no value to us if Mr. Reverberi’s patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.
     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We could be forced to seek to enter into license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. Such licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

David Asplund, our new Chief Executive Officer has limited experience operating a Company such as ours and no direct industry experience.
     Mr. Asplund, who has been on our Board since June 2002, has a degree in mechanical engineering and has had a successful career in the financial industry. Mr. Asplund founded an investment banking firm in 1999 and operated the firm as its president for six years, but Mr. Asplund has not operated a manufacturing company and he has limited industry experience. His past experience does not assure that he will be successful in his new role as CEO of Electric City.
If we are unable to achieve or manage our growth, it will adversely affect our business, the quality of our products and services, and our ability to attract and retain key personnel.
     If we succeed in growing our sales as we need to do, we will be subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:
•	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

•	improve our business development, marketing and sales capabilities; and

•	expand, train, motivate and manage our employee base.
     Our systems currently in place may not be adequate if we grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we experience significant growth.
If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.
     As part of our growth strategy, we intend to seek to acquire companies with complementary technologies, products and/or services. Our management, including our board of directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may fall significantly short of projections.
     We may be unable to acquire companies that we identify as targets for various reasons, including:
•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.
     If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products and/or services on terms acceptable to us, our future growth may be impaired.

Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.
     Since January 1, 2000, we have acquired four companies; Switchboard Apparatus Inc., Great Lakes Controlled Energy Corporation, Maximum Performance Group, Inc. and Parke P.A.N.D.A. Corporation, two of which (Switchboard Apparatus and Great Lakes Controlled Energy) we subsequently sold at a loss. Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. We may encounter problems associated with such acquisitions, including the following:
•	difficulties in integrating acquired operations and products with our existing operations and products;

•	difficulties in meeting operating expectations for acquired businesses;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

•	issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.
In addition, often an acquired company’s performance is largely dependent on a few key people, particularly in smaller companies. If these key people leave the company, become less focused on the business or less motivated to make the business successful after the acquisition, the performance of the acquired company may suffer.
If our products and services do not achieve or sustain market acceptance, our ability to compete will be adversely affected.
     To date, we have not sold our EnergySaver or eMAC product lines in very large quantities and a sufficient market may not develop for them. Significant marketing will be required in order to establish a sufficient market for these products. The technology underlying our products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market or survive as a business.
Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.
     Customer engagements involve the installation of energy management equipment to help our clients reduce energy/power consumption. We often rely on outside contractors to install our EnergySaver and eMAC products. Any defects in this equipment and/or its installation or any other failure to meet our customers’ expectations could result in:
•	delayed or lost revenues due to adverse customer reaction;

•	requirements to provide additional products, replacement parts and/or services to a customer at no charge;

•	negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

•	claims for substantial damages against us, regardless of whether we have any responsibility for such failure.

If sufficient additional funding is not available to us, the commercialization of our products and services and our ability to grow is likely to be hindered.
     Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products. If we should have to cease operations altogether, your investment is likely to be lost.
Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.
     We have recently raised additional capital through the issuance of common stock to repay debt, fund an acquisition, grow our product development, manufacturing, marketing and sales activities at the pace that we intend, and to continue to fund operating losses until our cash flow turns positive. We may find it necessary to raise capital again some time in the future. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.
     If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.
Failure to effectively market our energy management products and services could impair our ability to sell significant quantities of these products and services.
     One of the challenges we face in commercializing our energy management products and services is demonstrating the advantages of our products and services over competitive products and services. To do this, we will need to further develop our marketing and sales force. If we do not successfully develop and expand our internal sales force our ability to generate significant revenues may be harmed.
If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.
     In the energy management market, we compete with other manufacturers of energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than we do. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.

Product liability claims could result in losses and could divert our management’s time and resources.
     The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant expenses and divert our management’s time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such claim against us could materially harm our liquidity and operating results.
Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.
     Our EnergySaver products are currently manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced approximately 1,800 EnergySaver units over the past eight years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. If our production requirements exceed our internal capacity we plan to contract with outside manufacturers to produce individual components and/or entire EnergySaver units. We may also choose to move our production to outside manufacturers if our production volume is so low that it does not justify maintaining our own production capacity. Since the manufacturing process that we are currently performing only involves the assembly of components manufactured by others, we believe there are many contract manufacturers located across the country that could assemble our EnergySaver product for us with relatively little lead time. We have had discussions with several potential contract manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner with acceptable quality is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, when the need arises, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.
Risks Related to this Offering
Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
     The trading volume of our stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If we are unable to achieve these goals, the trading market for our stock may be negatively affected, which may make it difficult for you to sell your shares. In addition, we have recently moved from The American Stock Exchange to the OTC Bulletin Board because we no longer meet AMEX listing criteria. Our move to the OTC Bulletin Board may result in reduced liquidity and increased volatility for our stock. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your shares.

Due to the move from The American Stock Exchange to the OTC Bulletin Board, holders of our common stock will no longer have certain approval rights available under the AMEX Rules.
     The American Stock Exchange has rules which listed companies must comply with. Among other things, the AMEX Rules require shareholder approval as a prerequisite to approving applications to list additional shares to be issued in connection with certain transactions. For example, AMEX Rule 713 requires shareholder approval if a company issues shares equal to or greater than 20% of its currently outstanding shares, if such issuance is at a price below the greater of book or market value of the shares. Although we are subject to the Delaware General Corporation Law, it is less restrictive and does not require stockholder approval of such a transaction. Accordingly, now that our stock is no longer listed on the AMEX, we may issue shares for less than the greater of book or market value and take certain other actions without stockholder approval which we could not have taken without shareholder approval when our common stock was listed on AMEX.
Due to the concentration of holdings of our stock, a limited number of investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.
     There were 49,286,611 shares of our common stock outstanding as of August 25, 2006, of which the PIPE Investors (a total of 17 investors) and Dan Parke beneficially own in the aggregate approximately 85%. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.
     A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.
     The large concentration of our shares held by this small group of shareholders could result in increased volatility in our stock price due to the limited number of shares available in the market.
Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.
     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. In the past, we have issued preferred stock with dividend and liquidation preferences over our common stock, and with certain approval rights not accorded to our common stock, and which was convertible into shares of our common stock at a price lower than the market price of our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock we may issue in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.
We do not intend to pay dividends on shares of our common stock in the foreseeable future.
     We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.
Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.
     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.
USE OF PROCEEDS
     We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when a selling stockholder exercises its common stock warrants, we may receive up to $2,496,661 from the issuance of shares of common stock to such selling stockholder. The warrants have exercise prices ranging from $1.00 to $17.40 per common share. Some of the warrants contain a cashless exercise option, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price. To the extent the holder of a warrant elects the cashless exercise option, the cash received by us and the number of shares issued upon exercise of such warrant will be reduced. Any cash received as a result of the exercise of any of the warrants will be used by the Company for general corporate purposes.
PLAN OF DISTRIBUTION
     We have agreed to register for public resale shares of our common stock which have been issued to the selling stockholders or may be issued in the future to the selling stockholders upon exercise of the warrants. We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until all the shares of the selling stockholders registered hereunder have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose not to sell any or all of the shares of our common stock offered pursuant to this prospectus.
     The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:
•	on any securities exchange, market or trading facility on which our common stock may be listed at the time of sale;

•	in an over-the-counter market in which the shares are traded;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales;

•	through a combination of any such methods of sale; and

•	through any other method permitted by law.
     The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
     The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.
     From time to time the selling stockholders may engage in short sales (i.e. the sale of our stock when the seller does not own our stock by borrowing shares from someone who does), short sales against the box (i.e. the sale of shares borrowed from another shareholder while continuing to hold an equivalent number of shares), puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreement with its broker-dealer or secure loans from financial institutions. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.
     Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     A portion of the shares of common stock which are being registered hereunder may be issued upon exercise of warrants which we have issued to certain of the selling stockholders. This prospectus does not cover the sale or transfer of any such warrants. If a selling stockholder transfers its warrant prior to exercise thereof, the transferee(s) may not sell the shares of common stock issuable upon exercise of such warrant under the terms of this prospectus unless we first amend or supplement this prospectus to cover such shares and such seller.
     We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $30,580 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, legal and accounting fees and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL PROCEEDINGS
     From time to time, the Company has been a party to pending or threatened legal proceedings and arbitrations that are routine and incidental to its business. Based upon information presently available, and in light of legal and other defenses available to the Company, management does not consider the liability from any threatened or pending litigation to be material to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     The table below shows certain information about our directors, executive officers and significant employees:

Name	Age	Principal Positions
David R. Asplund	48	Chief Executive Officer and Director
Gregory T. Barnum	51	Director (1)
William R. Carey, Jr.	58	Director (1)(3)
Richard P. Kiphart	64	Director (2)(3)
Jeffrey R. Mistarz	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Daniel W. Parke	50	President, Chief Operating Officer, President Parke Industries and Director
Gerald A. Pientka	50	Director (2)(3)
Leonard Pisano	43	Executive Vice President, President of Maximum Performance Group
David W. Valentine	36	Director (1)(2)

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.
     Our Board of Directors is currently authorized for a membership of twelve directors. As of August 25, 2006, our Board of Directors had five vacancies.
     David R. Asplund has been one of our directors since June 2002 and has been our chief executive officer since January 2006. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota. Prior to becoming CEO of Electric City, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999. Mr. Asplund is also serves on the board of Agenet, Inc.
     Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the vice president of finance, chief financial officer and corporate secretary of Computer Network Technology Corporation. From September 1992 to July 1997, Mr. Barnum served as senior vice president of finance and administration, chief financial officer and corporate secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the executive vice president, finance, chief financial officer, treasurer and corporate secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
     William R. (“Max”) Carey has been one of our directors since March 2006. Mr. Carey is the chairman and founder of Corporate Resource Development, a sales and marketing consulting firm he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Outback Steakhouse Inc., Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co.

     Richard P. Kiphart has been one of our directors since January 2006. Mr Kiphart is the head of the Corporate Finance Department and a Principal of William Blair & Company Investment firm. In addition, Mr. Kiphart currently serves as a member of the board of directors of First Data Corp., and previously served on the Concord EFS board of directors from 1997 until 2004 and was chairman of the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is also currently a director of SAFLINK Corporation, Advanced Biotherapy, Inc. and Nature Vision, Inc. In addition he is the former chairman of the Merit Music School, is the president and chief executive officer of the Lyric Opera of Chicago, and the vice chairman of the Erikson Institute. He also serves on the board of DATA (Debt AIDS Trade Africa). Mr. Kiphart is the father in-law of David Valentine, one of our directors.
     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000, an executive vice president since November 2002 and our assistant secretary/secretary since February 2003. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.
     Daniel W. Parke has been our president and chief operating officer since we acquired Parke P.A.N.D.A. Corporation, which he owned and served as its president from its founding in 2001. In addition to serving as our president and chief operating officer, Mr. Parke continues to serve as the president of Parke, which is now named Parke Industries LLC. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.
     Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka is currently, and has been since February 2006 the executive vice president of development for First Industrial Realty Trust, Inc. From September 2003 to February 2006 he was the founder and principal of Verus Partners, a real estate development company located in Chicago, Illinois. Prior to this, from May 1999 through March 2003, Mr. Pientka was president of Higgins Development Partners, LLC (the successor to Walsh, Higgins & Company), a national real estate development company controlled by the Pritzker family interests. From May 1992 until May 1999, Mr. Pientka served as president of Walsh, Higgins & Company. Mr. Pientka is also a member of Leaf Mountain Company, LLC. Mr. Pientka is also board president of Christopher House, a Chicago-based social services agency.
     Leonard Pisano has been our executive vice president of sales since June 2006, prior to this, from May 3, 2005, the date we acquired Maximum Performance Group, Inc., he served as our chief operating officer. He is also Maximum Performance Group’s president and has been from its founding in February 2003. Prior to that, Mr. Pisano founded Maximum Energy Services in early 2001 and served as it President until it merged with Pentech Solutions to form Maximum Performance Group in February 2003. During his career, Mr. Pisano has held various senior management positions at companies within the energy services sector, including Parke Industries Inc. and SRS, a division of Carolina Power and Light. Prior to entering the energy services sector, Mr. Pisano spent ten years in facilities management at New York University, leaving NYU in 1996 when he was Director of Facilities.
     David W. Valentine has been one of our directors since May 2004. Mr. Valentine is currently a senior investment professional of a private investment firm. Prior to taking his current position, Mr. Valentine was the Global Head of Debt Private Placements at UBS Investment Bank where he had been a Director of Leveraged Finance. Before joining UBS, Mr. Valentine held various investment banking positions at Nesbitt Burns Securities Inc. and ABN Amro Chicago Corporation. Mr. Valentine is the son in-law of Richard Kiphart, our chairman.

SELLING STOCKHOLDERS
     The 40,003,829 shares of common stock being offered by the selling stockholders consist of 39,693,829 shares that have been issued, and 310,000 shares issuable upon exercise of warrants owned by the selling stockholders. We are registering the shares of common stock so that the selling stockholders may offer the shares for resale from time to time.
     Securities which have been acquired directly from the Company in a transaction not involving any public offering are usually considered “restricted” securities. The sale of restricted securities is generally restricted by the Securities Act of 1933, as amended. Rule 144 under the Securities Act of 1933 provides certain conditions under which restricted securities may be sold, and provisions under which any sales of restricted or unrestricted securities by our “affiliates” may be made. During any 90 day period the sale of restricted securities, or the sale of any securities by those shareholders who are deemed to be “affiliates” of the Company, is limited by Rule 144 to the greater of one percent (1%) of the outstanding shares of the Company’s common stock, or the average weekly trading volume of the Company’s common stock during the preceding four week period. The term “affiliate” is defined in Rule 144 as a person that directly or indirectly controls, is controlled by, or is under common control with, the issuer. In addition, for any sale of restricted securities, the securities must have been held by the selling stockholder for at least one year and they must be sold in “brokers’ transactions” (as defined in Rule 144). The trading restrictions of Rule 144 continue to apply to “affiliates” for a period of three months following the date on which the shareholder no longer is considered an “affiliate” of the Company. All of the shares of common stock being offered under this prospectus are restricted securities, but Rule 144 permits sales after the restricted securities have been held for one year, subject to certain restrictions. Rule 144(k) permits sales without such restrictions if the securities have been held two years or more and the seller is not and has not been an “affiliate” for at least three months. Once the registration statement of which this prospectus forms a part is declared effective, the selling stockholders will be able to sell the shares covered hereby without complying with Rule 144, provided that the current prospectus is delivered as required by SEC rules and the Securities Act of 1933, except that if any selling stockholder is an affiliate of the Company at the time of any sale, the restrictions under Rule 144 relating to sales by affiliates will continue to apply. Any buyer which is an affiliate of the Company at the time it later sells any of our securities will be subject to the restrictions under Rule 144 relating to sales by affiliates. Otherwise, such buyer will be able to sell free of such restrictions.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of common stock held by such stockholder including shares issuable pursuant to exercise of warrants and options exercisable within 60 days to such stockholder. The second column lists the shares of common stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of its shares in this offering. Except as otherwise noted in the notes to the table below, the business address of each selling stockholder is c/o the Company, 1280 Landmeier Road, Elk Grove Village, IL 60007-2410.

						Ownership After
	Ownership Prior to Offering			Securities Being		Offering
Selling Stockholder	Shares		%	Offered		Shares	%
David R. Asplund (1)	1,879,396	(2)	3.812%	1,833,240		46,156	*
Augustine Fund LP (3)	2,646,125	(4)	5.367%	2,526,260		119,865	*
Bristol Capital Ltd. (5)	60,000	(6)	*	60,000		0	0.000%
Christopher Capps	25,000		*	25,000		0	0.000%
Cinergy Ventures II, LLC (7)	3,172,458	(8)	6.430%	2,791,213		381,245	*
John Donohue	307,459	(9)	*	286,613		20,846	*
Gregory H. Ekizian Revocable Trust	400,000		*	400,000		0	0.000%
Robert L. Gipson	2,366,274		4.801%	2,243,400		122,874	*
Thomas Gipson	1,500,000		3.043%	1,500,000		0	0.000%
Julia Gluck	100,000		*	100,000		0	0.000%
John Thomas Hurvis Revocable Trust	559,173	(10)	1.134%	500,000		59,173	*
Rebecca Kiphart	200,000		*	200,000		0	0.000%
Richard P. Kiphart (11)	14,717,834	(12)	29.815%	14,044,160		673,674	1.365%
Laurus Master Fund, Ltd (13)	1,504,794	(14)	3.043%	1,349,810	(15)	154,984	*
Leaf Mountain Company (16)	3,326,701		6.750%	3,189,273		137,428	*
Martin Melish	250,000		*	250,000		0	0.000%
Nikolaos D. Monoyios	2,366,274		4.801%	2,243,400		122,874	*
Nettlestone Enterprises Ltd. (17)	1,500,000		3.043%	1,500,000		0	0.000%
Security Equity Fund, Mid Cap Value Series (18)	130,717	(19)	*	130,717	(19)	0	0.000%
SBL Fund Series V (18)	103,333	(20)	*	103,333	(20)	0	0.000%
Security Mid Cap Growth Fund (18)	91,967	(21)	*	91,967	(21)	0	0.000%
SBL Fund Series J (18)	190,650	(22)	*	190,650	(22)	0	0.000%
SF Capital Partners Ltd. (23)	4,237,600	(24)	8.598%	4,108,246		129,354	*
David W. Valentine (25)	355,702	(26)	*	336,547		19,155	*

*	Less than 1%

(1)	David Asplund is a Director and has been our CEO since January 2006.

(2)	Includes warrants to purchase 4,852 shares of common stock and options exercisable within 60 days to purchase 9,445 shares of common stock. Includes common stock and warrants to purchase common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(3)	The controlling members, directors and officers, all of whom are Thomas Duszynski, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund LP. The business address of Augustine Fund LP is 141 West Jackson Blvd., Suite 2182, Chicago, Illinois 60604.

(4)	Includes warrants to purchase 18,125 shares of common stock.

(5)	Bristol Capital Ltd. is beneficially owned by Yelena Akselrod.

(6)	Represents warrants to purchase 60,000 shares of common stock.

(7)	Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp. a publicly traded company, and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202.

(8)	Includes 3,059,879 shares of common stock, 45,625 shares of common stock issuable upon exercise of warrants, 3,333 shares of common stock issuable upon exercise of options and 63,621 common shares held in escrow to be released at the rate of 13 shares per $1,000 in revenue in excess of $5,500,000 earned by Maximum Performance Group, Inc. during the two years following the acquisition of Maximum Performance Group, Inc. on May 3, 2005.

(9)	Includes warrants to purchase 3,125 shares of common stock.

(10)	Includes warrants to purchase 9,356 shares of common stock.

(11)	Richard Kiphart has been the Chairman of our Board of Directors since January 2006.

(12)	Includes 14,640,972 shares of common stock, warrants to purchase 75,195 shares of common stock and options exercisable within 60 days to purchase 1,667 shares of common stock.

(13)	Laurus Master Fund, Ltd. exercises dispositive and voting control with respect to the securities to be offered for resale. Laurus Capital Management, LLC controls Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC.

(14)	Includes warrants to purchase 161,333 shares of common stock.

(15)	Includes warrants to purchase 133,333 shares of common stock.

(16)	John J. Jiganti is the Manager of Leaf Mountain Company and has the sole decision-making power with respect to Leaf Mountain Company’s investment in Electric City. Mr. Gerald Pientka, who is one of our directors, is also a member of Leaf Mountain Company, LLC. The business address for Leaf Mountain is 190 South LaSalle Street, Suite 1700, Chicago, IL 60603.

(17)	Nettlestone Enterprises Ltd. is beneficially owned by Mr. Khalid Ali Alturki. The business address for Nettlestone is c/o Aspen Advisory Services Ltd., 44 Lowndes Street, London SW1X 9HX.

(18)	Security Management Company, LLC (“SMC”) is the investment advisor to: (a) Security Equity Fund, Mid Cap Value Series, (b) SBL Fund, Series V, (c) Security Mid Cap Growth Fund and (d) SBL Fund, Series J (collectively the “Funds”). Each if the Funds is an investment company registered under the Investment Company Act of 1940, as amended. As investment advisor, with voting power and power to invest securities owned by the Funds, SMC may be deemed to be the beneficial owner of such securities. The shares of Electric City stock held by these selling shareholders were obtained through a private placement of our common stock and warrants to purchase shares of our common stock on March 19, 2004. The business address for Security Management Company, LLC is One Security Benefit Place, Topeka, KS 66636-0001.

(19)	Includes warrants to purchase 29,517 shares of common stock.

(20)	Includes warrants to purchase 23,333 shares of common stock.

(21)	Includes warrants to purchase 20,767 shares of common stock.

(22)	Includes warrants to purchase 43,050 shares of common stock.

(23)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(24)	Excludes warrants to purchase 42,813 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 42,813 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.677%.

(25)	David Valentine has been one of our Directors since May 2004.

(26)	Includes options exercisable within 60 days to purchase 6,669 shares of common stock.
DESCRIPTION OF SECURITIES
     In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter and by-laws. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.
General
     As of August 25, 2006, we had 200,000,000 authorized shares of common stock and 5,000,000 shares of authorized preferred stock, of which:
•	49,286,611 shares are issued and outstanding;

•	166,149 shares of common stock were being held in escrow for the benefit of the selling shareholders of Maximum Performance Group (“MPG”) to be released over the two year period following the purchase of MPG (May 3, 2005) if it achieves certain revenue targets during the period. Any shares not issued to the selling shareholders will be returned to the Company at the end of the two year period. To date, no shares have been released from such Escrow.

•	1,133,869 shares of common stock are issuable upon exercise of outstanding common stock warrants;

•	10,320,514 shares of common stock are issuable upon exercise of outstanding stock options; and

•	No shares of preferred stock or other rights or options, warrants to acquire preferred stock are outstanding.

Common Stock
     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and will share ratably on a per share basis in any dividends declared on our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock would share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable. Any shares of common stock which the selling stockholders acquire through exercise of their warrants will also be fully paid and nonassessable.
Preferred Stock
     Our board of directors, without further stockholder approval, may authorize the issuance of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.
Warrants
     Included in the shares of common stock being registered pursuant to this prospectus are 310,000 shares issuable upon the exercise of warrants. These warrants include:
•	A three year warrant to purchase 60,000 shares of common stock at $1.00 per share on, or anytime before, July 25, 2009;

•	A seven year warrant to purchase 133,333 shares of common stock at $17.40 per share on, or anytime before, November 22, 2012. This warrant contains a cashless exercise option, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price (valuing the surrendered shares at the then current market price); and

•	Five year warrants to purchase 116,667 shares of common stock at $1.00 per share on, or anytime before, March 19, 2009. These warrants contain anti-dilution provisions which automatically adjust the exercise price of the warrant if:
°	A) we issue shares of our common stock at a price that is less than the exercise price of the warrants and less than the market price of our common stock at that time, or

°	B) we issue securities convertible into shares of common stock and the purchase price for such securities plus the consideration (if any) to be paid upon conversion of such securities into common stock, when divided by the number of common stock shares issuable upon such conversion yields a price per share (the “Per Share Consideration”) less than the market price of our common stock on the date of issuance of such convertible securities, and the Per Share Consideration is less than the exercise price of the warrant.

In the event the security issuance meets the conditions of A or B, then the exercise price of the warrants will be reduced to the issuance price (in the case of A) or an amount equal to the Per Share Consideration of such convertible securities (in the case of B).
     The exercise price and number of shares issuable upon exercise of all of these warrants will automatically be adjusted to reflect any stock split, reverse split, stock dividend or similar event affecting our common stock.
Delaware Anti-Takeover Law
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:
•	before the date on which the stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

•	the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

•	the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.
     An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.
Anti-Takeover Effects of Certain Charter and By-Law Provisions
     Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our President and shall be called by our Chairman, President or Secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may authorize the issuance of preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is LaSalle Bank N.A.

EXPERTS
     The financial statements and schedule incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Maximum Performance Group, Inc. contained in the 8-K/A filed with the SEC on July 15, 2005, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Maximum Performance Group’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
DESCRIPTION OF BUSINESS
Overview/History
     We are a developer, manufacturer and integrator of energy saving technologies as well as an independent developer of scalable, negative power systems. Our premier energy saving products are the EnergySaver system, which reduces energy consumed by lighting with minimal lighting level reduction, and the eMAC system, which provides intelligent control and continuous monitoring of HVAC and lighting equipment via wireless communication technology to reduce energy usage and improve system reliability. Our technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver, allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings.
     From June 2001 through March 2006 we also provided, through our subsidiary, Great Lakes Controlled Energy Corporation, a Delaware Corporation (“Great Lakes”), integrated building and environmental control solutions for commercial and industrial facilities.
     Until June 1, 2003, we also manufactured custom electrical switchgear through our subsidiary Switchboard Apparatus Inc. (“Switchboard”)

On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company. On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation.
     On June 10, 1998, Electric City issued shares of our common stock with a fair market value of $1,200,272, representing approximately six (6%) percent of Electric City’s then issued and outstanding common stock, to the approximately 330 shareholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to a merger agreement under which Pice was merged with and into Electric City. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”.
     In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels.
     On August 31, 2000 we acquired Switchboard Apparatus.
     On June 7, 2001 we acquired Great Lakes.
     On June 3, 2003, we entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of Switchboard Apparatus, as of May 31, 2003.
     On May 3, 2005, we acquired Maximum Performance Group, Inc. (“MPG”). MPG is a technology based provider of energy and asset management products and services. MPG manufactures and markets its eMAC line of controllers for HVAC and lighting applications. The eMAC line of controllers provide intelligent control and continuous monitoring of HVAC and lighting equipment via wireless communication technology to reduce energy usage and improve system reliability. MPG has offices in New York City and San Diego, California.
     On April 3, 2006, we sold all of the capital stock of Great Lakes Controlled Energy Corporation to its former owners, effective as of March 31, 2006.
     On June 30, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”). Parke (now named Parke Industries, LLC) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California, with offices in Danville and Carmel, California.
Products And Services
     The Company currently manufactures products and provides services under two distinct business segments. The energy technology segment includes the manufacturing and sale of the EnergySaver, GlobalCommander, eMAC and uMAC product lines. In addition, this segment markets the Virtual “Negawatt” Power Plan (“VNPP”), which is a negative power system designed for utilities as a demand response system. Commencing June 30, 2006, we have a newly formed energy services business segment which is served by our subsidiary, Parke Industries, LLC. Parke specializes in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users.

EnergySaver
          The EnergySaver system is a state-of-the-art lighting control system that reduces energy consumption of indoor and outdoor commercial, institutional and industrial ballasted lighting systems, while maintaining appropriate lighting levels. The EnergySaver is a freestanding enclosure that contains control panels with electrical parts and is connected between the incoming power line and the building’s electrical lighting circuits. The EnergySaver also contains a microprocessor with software that allows the customer to control the amount of energy savings desired which, depending on the application, is typically between 20% and 30%, and provides self-diagnosis and self-correction. The customer can access the EnergySaver’s microprocessor directly or remotely via modem, network or two-way radio.
          The EnergySaver is manufactured to varying sizes and capacities to address differing lighting situations. We can interface our EnergySaver products with most new and existing lighting panels, ballasts and lamps without modification. In addition, the EnergySaver system reduces the power consumed by lamps, resulting in a reduction of heat generated within the lighting system, which enhances ballast and lamp life and reduces the amount of air conditioning necessary to cool the building.
GlobalCommander
          The GlobalCommander system is an advanced lighting controller designed to permit central control and monitoring of multiple EnergySaver units and allows for large-scale demand side management and savings measurement and verification without turning off the user’s lights. The GlobalCommander bundles the EnergySaver technology with an area-wide communication package to allow for energy reductions across entire systems in response to the guidelines of a customer’s facility manager. In addition, the GlobalCommander has the ability to measure and store information about the actual savings generated from the use of the EnergySaver. This information, which can be viewed in a tabular or graphical format and can be downloaded to a user’s computer, is often required for a customer to qualify for utility incentives for energy savings and curtailment. The GlobalCommander also allows customers to control their facilities’ loads and lighting requirements from a single control point. This single-point control is available for a virtually unlimited number of remote facilities and can be accessed through the Internet, intranet or over standard telephone lines through dial-up modems.
Virtual Negawatt Power Plan
          The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”), which is, essentially, a negative power system which we market primarily to utilities as a demand response system. The VNPP allows a utility to remotely control commercial, industrial and government lighting systems over a managed and secure Internet protocol (“IP”) network. Through the use of the EnergySaver/GlobalCommander system, the utility is able to reduce electric demand requirements during periods of peak demand, providing instantaneous control, measurement and verification of load reduction. Thus, at times when electric power demand is especially high (such as summer afternoons), the electric utility can use the VNPP to reduce demand. The demand reduction can be specifically placed across a utility grid targeting potential “hot spots” such as particular substations.
eMAC & uMAC
          The eMAC system is comprised of a heating, ventilating and air conditioning (“HVAC”) controller with wireless communication capabilities and a central, server based, Internet accessible software that monitors and controls the operation of the connected HVAC units. The eMAC system is designed for use in commercial and industrial applications with packaged (primarily rooftop) HVAC equipment of 2 to 40 tons (1 ton = 12,000 Btu/hr cooling capacity) and up to 500,000 Btu/hr of heating capacity.

          The eMAC controller is contained in a small box that is mounted on the exterior of a customer’s HVAC unit. The controller is wired into the HVAC equipment and monitors up to 126 points of the equipment’s operation. In addition, each eMAC contains a Pentech Energy Recovery Controller (“PERC”), a patented third generation microprocessor-based technology.
          PERC was developed by Pentech Solutions, a predecessor company to MPG, and is designed to dynamically match a HVAC system’s output to any given load condition, thereby improving the operating efficiency of the equipment. Since most HVAC systems are designed to maintain comfortable environmental conditions on both the hottest and coldest days likely to be experienced, there exists substantial excess system capacity on most days of the year. Due to this excess capacity, the system quickly satisfies a thermostat’s call for heating or cooling, and in doing so overshoots the thermostat set point and leaves Btu’s of heat or cooling in the heat exchanger, cooling coils and air ducts. The PERC controller acts to correct this by periodically turning off the air conditioner’s compressor and condenser fan while continuing to run the evaporator fan, thereby continuing to deliver cooling to the conditioned space utilizing the energy stored in the cooling coils, heat exchanger and air ducts. In heating applications, PERC periodically closes the gas valve while continuing to operate the indoor air fan, delivering heated air into the space utilizing the heat stored in the heat exchanger and air ducts. At the same time, the PERC controller is monitoring the rate of temperature change in the conditioned space in order to avoid overshooting the desired temperature setting. The PERC technology typically will result in energy savings of 15% to 20% for our end user customers.
          The wireless communication capabilities of the eMAC allow us to monitor and remotely manage the operation of a customer’s HVAC equipment. A customer can log on to our eMAC web site and obtain information regarding the operation of its HVAC equipment and change equipment operating parameters, such as hours of operation and temperature. The eMAC will also send alarms to our central server when any of the up to 126 monitored points of operation fall outside predetermined operating ranges. This often permits us to react to a potential equipment problem before the occupants of the space are aware of an equipment malfunction. We charge our customers for this ability to communicate and remotely monitor and mange their equipment, though we often include an initial monitoring period with the purchase of the eMAC so that our customers can become familiar with the benefits of this service.
          The uMAC is a version of the eMAC which has been simplified to remotely control the operation of a facility’s lights via wireless communications. Using the uMAC a customer can remotely, via the Internet, turn lights on and off and change the daily schedule for the operation of a facility’s lighting.
Energy Services
          Through our wholly owned subsidiary, Parke Industries, LLC, which we acquired on June 30, 2006, we market, design, engineer and install energy efficient lighting upgrades for commercial and industrial users. Parke will determine the best lighting solutions for its customers, taking into consideration factors such as lighting requirements, building environmental conditions, energy costs, available utility and/or tax incentives, and installation, operating and maintenance costs of various lighting alternatives, to select the best solution for its customers. It will then remove the existing lighting system and replace it with the new lighting system using its own installation crews. In most situations Parke’s customer will realize paybacks of 12 to 24 months on their lighting system upgrade and very often improve the overall quality of lighting in their facilities.
Marketing, Sales and Distribution
          The majority of our sales are derived through the efforts of our internal sales force. Prior to late 2005, each of our subsidiaries had their own sales force which primarily sold only their products. In late 2005, we began to integrate our subsidiaries and establish geographic profit centers in which our salespeople will sell all of the Company’s subsidiaries’ products. Initially we will be organized into three profit centers: East Coast (managed out of our New York office), Midwest (managed out of our Chicago office) and West Coast (managed out of our San Diego office). We believe our proprietary energy technologies differentiate us from other providers of energy solutions and provide our customers with superior returns on their investments.

          Our Utility Development area is responsible for marketing the VNPP to utilities. Once a utility signs a VNPP agreement we work jointly with the utility to sign up energy users to participate in the curtailment program by agreeing to the installation of the EnergySaver in their facilities at no cost to the user. We have recently deemphasized the VNPP product due to its capital requirements and have been working with our existing utility customers to change the existing VNPP programs to programs so that they either pay us for the energy efficiency created by our equipment or provide upfront incentives to our customers for utilizing our equipment to improve their energy efficiency.
Customers
          During 2005, two customers, Kohl’s Department Stores and Duane Read Inc., accounted for approximately 37 and 11% of our consolidated billings, respectively. During 2004, sales to five customers accounted for approximately 86% of our total consolidated revenue. Our largest customers for 2004 were Public Energy Solutions (39%), Electric City of New Jersey (14%), Electric City of Pennsylvania (12%), Control Ambiento Y Mantenimiento (11%) and the New York Power Authority (10%). During 2003, three customers accounted for approximately 72% of our total consolidated revenue. The top three customers during 2003 were M&A Railroad and Electric Supply (34%), Electric City of Pennsylvania (24%), and Morrow Meadow Corp. (15%). M&A Railroad and Electric Supply ceased to be a dealer in December 2003 and Electric City of Pennsylvania ceased to be a dealer in June 2005.
          As of August 25, 2006 we have two ongoing VNPP programs, one with Commonwealth Edison in northern Illinois and the other with PacifiCorp in Salt Lake City, Utah. Under these contracts, we place our EnergySaver equipment in commercial and industrial “Customer Host” buildings at no cost to the Customer Host. In exchange for allowing us to reduce the power to their lighting system (without turning off their lights) during periods of peak energy demand, the Customer Host is allowed to operate the EnergySaver at a 3% to 5% level during non-curtailment periods. The utility companies agreed to pay us for the availability of this demand reduction and we recognize revenue under these contracts over the period for which demand reduction is actually provided. As of August 25, 2006 we had installed 135 EnergySavers at 85 different Customer Host sites under these programs at a cost of approximately $1.4 million. We recognized our first revenue under the program and began amortizing the cost of the related EnergySaver units during the fourth quarter of 2005. Further shipments under these programs were postponed in late 2005 due to the high capital requirements of these programs and we are currently working with the utilities to modify the programs to change them so we will be paid for delivering energy efficiency rather than energy curtailment.
Competition
          There are a number of products on the market that directly or indirectly compete with the EnergySaver products. These competing products can be categorized into three general types:
•	those that convert AC to DC at a central location,

•	those that pulsate the power to the lighting system; and

•	other control products similar to the EnergySaver system.
          Products that fall into the first category convert AC to DC at a central location and do so more efficiently than it is done by the standard electronic ballast in each light fixture. The main drawback to this technology is that the transmission of DC power over any distance is generally less efficient and more dangerous than transmitting AC power. This technology also requires the rewiring of every light fixture on the circuit.

          Products that pulsate the power in the lighting system turn the power off and on so quickly (120 times/second) that the lights remain on. This process, which is generally known as “wave chopping,” distorts the AC waveform and thereby produces harmonics in a building’s electrical system that can damage other electrical components such as electric motors and electronic devices. The process also contributes to the reduction of life of lamps and ballasts in lighting fixtures.
          Control products control power consumption at the lights, at the lighting circuit or at the control panel. Products that control the power at the lights or at the lighting circuit must be wired to each fixture or to each circuit, resulting in high installation cost, which makes these products less competitive from an economic perspective. The EnergySaver controls power consumption at the lighting panel, making it much simpler and less expensive to install and maintain. There are other products on the market that also control power consumption at the lighting panel, but the EnergySaver is the only product that we are aware of that offers total real-time variability of savings levels, remote communications and savings measurement and verification capabilities.
          While there are other HVAC controllers that provide energy saving benefits similar to the eMAC, we are not aware of any competing product available at a comparable cost to the eMAC that provides the communications, remote monitoring and diagnostic features of the eMAC. Large, national control companies provide systems that can do much of what the eMAC can do, but the installed cost of such systems make them impractical for smaller applications, which is the market we are targeting with the eMAC.
          There are many competitors in the energy services business, including small regional lighting retrofit companies and large national energy service companies. The large national energy service companies tend to market to large national companies and compete for large energy retrofit projects in which lighting is one piece of the total project. Parke focuses on providing lighting retrofit services to the under-served market for small to mid-sized commercial and industrial users and niche markets where installations are more difficult. In these markets Parke sells its services based on the financial return to its customers and differentiates itself through its experience and reputation for quality work and superior service.
Manufacturing
          Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order. Since the manufacturing process that we are currently performing only involves the assembly of components manufactured by others, we believe there are many contract manufacturers located across the country that could assemble our EnergySaver product for us with relatively little lead time should we decide to outsource some or all of the manufacturing to contract manufacturers.
          The eMAC is manufactured for us by a contract manufacturer in southern California. We believe that this contract manufacturer has sufficient capacity to handle our anticipated growth in eMAC sales for the foreseeable future. In addition, we believe that there are many contract manufacturers across the country that could manufacture the eMAC for us if for some reason our current contract manufacturer could not meet our needs.
          The primary components for the EnergySaver and eMAC are sourced from multiple manufacturers. We are in continuous discussion with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.
          During 2005, approximately 20% of our consolidated material purchases were made from four suppliers. Purchases from any one supplier will vary year-to-year depending on sales and inventory levels. None of these four suppliers sell the Company proprietary products that we could not purchase from other vendors.

Compliance With Environmental Laws
          Neither the Company’s production, nor sale of its products, in any material way generate activities or materials that require compliance with federal, state or local environmental laws. Parke uses licensed disposal firms to dispose of old lamps and lighting ballasts that may contain heavy metals or other potential environmental hazards.
Research and Development
          The Company, through the day-to-day use of the EnergySaver and eMAC and their components and their use at various testing sites around the country, develops modifications and improvements to its products. Total research and development costs charged to operations were approximately $395,000, $150,000, and $70,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Intellectual Property
          Certain technologies underlying the EnergySaver products have been patented in the U.S. and Italy by Giorgio Reverberi. A U.S. patent application was filed by Mr. Reverberi in November 1997, and a patent was issued in June 2000.
          Since January 1, 1998, we, along with Mr. Reverberi and Mr. Joseph Marino, have entered into a number of agreements relating to the license of the EnergySaver technology, which grant us the exclusive license rights of Mr. Reverberi’s patent of the EnergySaver technology in all of North America, Central America, South America (excluding the countries of Argentina, Brazil, Chile, Paraguay and Uruguay) and the Caribbean (except Cuba), as well as Africa (excluding the countries of Algeria, Libya, Morocco and Tunisia). Our license expires upon the expiration of Mr. Reverberi’s last expiring patent, which we expect to be on or around November 2017. If either party materially breaches the license and fails to cure the breach within 180 days after notice by the other party of the breach, the other party can terminate the license. We pay Mr. Reverberi a royalty of $200 and Mr. Marino a royalty of $100 for each EnergySaver product we make or sell in territories in which Mr. Reverberi holds a valid patent.
          We have applied for and/or received several patents on improvements we have made to the core technology developed by Mr. Reverberi. In addition, MPG has several patents on various aspects of the eMAC system. As of December 31, 2005, we had nine issued patents and three patents pending before the U.S. Patent and Trademark Office, as well as foreign patent offices. In addition we have registered three trademarks with the U.S. Trademark Office and have three additional federal trademark registrations pending.
Employees
          As of August 25, 2006, we had 67 employees, of which 15 were management and corporate staff, three were engineers, 14 were engaged in sales and marketing, 33 were engaged in field service and two were engaged in manufacturing. Of those employees engaged in manufacturing, one was covered by collective bargaining agreements between Electric City and the International Brotherhood of Electrical Workers (“IBEW”), which is affiliated with the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). In May of 2005 we renewed the collective bargaining agreement, extending it to expire on May 31, 2008.

SELECTED CONSOLIDATED FINANCIAL DATA
          The selected financial data set forth below as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 are derived from our audited financial statements included with this prospectus. The selected financial data set forth below for the years ended December 31, 2001 and 2000, and the balance sheet data for the three years ended December 31, 2003 have been derived from our audited financial statements and are not included with this prospectus. All of the Statement of Operations data has been revised from the original presentation in the audited financial statements to reflect the Company’s Building Control and Automation segment as a discontinued operation, which was sold effective March 31, 2006. The selected financial data for the six month periods ended June 30, 2005 and 2006 has been derived from our unaudited financial statements; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.
          In the year ended December 31, 2002, we adopted FAS 142 “Goodwill and Other Intangible Assets”, which among other things, provides that goodwill no longer be amortized. As a result, the Company recorded no good will amortization during 2002, 2003, 2004 or 2005, where as it recorded approximately $555,000 during 2001. For a detailed discussion on the application of these and other accounting policies, see note 3 in the notes to the consolidated financial statements attached as an exhibit.
          Effective January 1, 2006, the Company adopted SFAS 123(R). Prior to then it accounted for employee stock options using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the associated interpretations using the intrinsic method. Generally, no expense was recognized related to its stock options under this method because the stock options exercise price were set at the stock’s fair market value on the date the options were granted. Whereas, as a result of adopting SFAS123(R) $246,869 of share based compensation expense was included in the results for the first six months of 2006.
          The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto, included elsewhere in this prospectus.

						Six Months Ended
	Year ended December 31,					June 30,
						2005	2006
	2001	2002	2003	2004	2005	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$1,886,210	$3,627,113	$2,280,532	$733,630	$3,693,429	$1,800,802	$2,481,163

Cost of sales	1,616,467	3,273,150	1,945,554	862,366	3,691,854	1,550,371	1,881,883
Selling, general and administrative	8,150,183	5,464,950	3,921,121	4,234,239	6,078,098	2,569,184	3,983,172
Impairment loss	—	108,000	—	—	—	—	—

Operating loss	(7,880,440)	(5,218,987)	(3,586,143)	(4,362,975)	(6,076,523)	(2,318,753)	(3,383,892)

Other income (expense)	(3,396,009)	(32,920)	(354,941)	(626,049)	(544,253)	(306,728)	(3,211,106)

Loss from continuing operations	(11,276,449)	(5,251,907)	(3,941,084)	(4,989,024)	(6,620,776)	(2,625,481)	(6,594,998)

Income (loss) from discontinued operations	(1,694,628)	(1,756,020)	(1,540,858)	(170,338)	(251,962)	125,589	(21,425)
Cumulative effect of accounting change	—	(4,103,872)	—	—	—	—	—

Net loss	(12,971,077)	(11,111,799)	(5,481,942)	(5,159,362)	(6,872,738)	(2,499,892)	(6,616,423)

Preferred Stock Dividends	(20,118,939)	(4,111,107)	(4,817,917)	(4,639,259)	(1,851,345)	(673,800)	(24,347,725)

Net Loss Available to Common Shareholders	$(33,090,016)	$(15,222,906)	$(10,299,859)	$(9,798,621)	$(8,724,083)	$(3,173,692)	$(30,964,148)

Basic and diluted loss per common share from continuing operations	$(15.67)	$(6.98)	$(3.90)	$(3.62)	$(2.65)	$(1.10)	$(7.94)
Basic and diluted loss per common share	(16.52)	(7.32)	(4.58)	(3.68)	(2.73)	(1.06)	(7.95)

Weighted average common shares outstanding (1)	2,003,203	2,080,878	2,250,766	2,660,093	3,190,664	2,990,951	3,894,505

Balance Sheet Data:
Cash and cash equivalents	$5,486,073	$1,555,904	$2,467,023	$1,789,808	$4,229,150	$3,962,058	$9,529,429
Working capital (deficiency)	7,470,046	3,546,270	2,050,157	263,304	646,483	(500,519)	7,197,771
Total assets	16,435,863	8,908,551	7,353,627	6,479,320	17,098,974	16,320,573	29,600,303
Long-term debt, including current portion	1,434,018	1,089,791	1,348,645	1,230,353	4,980,032	1,101,084	597,095
Total stockholders’ equity	12,465,333	4,284,291	3,040,932	1,780,271	4,377,637	7,884,361	22,953,588

(1)	Adjusted for 1 for 15 reverse stock split effected June 15, 2006

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in the registration statement of which this prospectus forms a part. The discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative of such terms or other variations of such terms or comparable terminology. You are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and, therefore, you should not assume that our silence over time means that actual events are bearing out as estimated in such forward-looking statements.
          We have a limited operating history. All risks inherent in an inexperienced enterprise are inherent in our business.
Critical Accounting Policies and Estimates
          The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see note 3 in the notes to the consolidated financial statements attached as an exhibit.
          Use of Estimates
          Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, warranty accrual, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
          Revenue Recognition
          We recognize revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, we follow the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying our revenue recognition criteria are recorded as deferred revenue.

          Our MPG subsidiary often bundles contracts to provide monitoring services and web access with the sale of its eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which at the time the hardware is delivered and installed includes undelivered services essential to the functionality of the product. Accordingly, we defer the revenue for the product and services and the cost of the equipment and installation and recognize them over the term of the monitoring contract. The monitoring contracts vary in length from 1 month to 5 years.
          We have entered into agreements in which we have contracted with utilities to establish a Virtual “Negawatt” Power Plan (“VNPP”). Under these contracts, we install Energy Saver units at participating Customer Host locations, within the utility’s territory. The participating Customer Hosts receive the benefit of reduced utility costs through the operation of the units. We are able to reduce electric demand requirements during periods of peak demand, providing nearly instantaneous control, measurement and verification of load reduction. The utility companies pay us for the availability of this demand reduction and we recognize revenue under these contracts over the period for which the demand reduction is provided. Revenue of $15,781 was recognized from these contracts during the fourth quarter of 2005 and $23,864 for the first six months of 2006. No revenue was recognized under such contracts for the years ended December 31, 2004 and 2003. The cost of the Energy Saver units currently at host locations under such VNPP programs is included in fixed assets and depreciated over the term these units will be used under the contracts.
          Profit Recognition on Long-Term Contracts
          We account for revenues on long-term contracts under the percentage of completion method in conjunction with the cost-to-cost method of measuring the extent of progress toward completion. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Prior to the second quarter of 2005, due to our limited experience estimating the profitability on our long-term building automation and control contracts, we deferred all building automation and control contract related profits (i.e. assumed zero profit) until completion of the contract when the actual profit on the contract was known. Starting in the second quarter of 2005 we began recognizing contract related profits based on the projected profits for the contract, consistent with the AICPA’s Statement of Position 81-1 (SOP 81-1).
          Allowance for Doubtful Accounts
          We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and our historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customers’ ability to pay are incorrect, additional allowances may be required. During 2005, we increased our allowance by $97,000 and wrote-off $13,000. As of December 31, 2005 our allowance for doubtful accounts was approximately $325,000, or 15.7% of the outstanding accounts receivable.
          Impairment of Long-Lived Assets.
          We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

          Goodwill
          We have made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Estimated fair value is less than value based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss, including economic and competitive conditions, operating costs and efficiencies. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. As part of our 2003 and 2004 year-end assessment, we updated our long-term projections for the building automation and controls business and estimated the fair value based on the discounted current value of the expected future cash flows. We then compared the implied fair value of the goodwill to its carrying value and determined that the value of the goodwill was not impaired. In February 2006 we signed a non-binding letter of intent to sell Great Lakes Controlled Energy. To determine if our goodwill would be impaired as a result of the expected sale, we compared the carrying value of the goodwill related to Great Lakes to the expected sale price of the business and determined that the goodwill is impaired. As a result we recorded an impairment loss as of December 31, 2005 of $242,830. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, we may have to take additional charges in future periods to recognize a further write-down of the value of the goodwill attributed to our acquisitions to their estimated fair values.
Material Trends and Uncertainties
          From time to time changes occur in our industry or our business that make it reasonably likely that aspects of our future operating results will be materially different than historical operating results. Sometimes these matters have not occurred, but their existence is sufficient to raise doubt regarding the likelihood that historical operating results are an accurate gauge of future performance. We attempt to identify and describe these trends, events, and uncertainties to assist investors in assessing the likely future performance of the Company. Investors should understand that these matters typically are new, sometimes unforeseen, and often are fluid in nature. Moreover, the matters described below are not the only issues that can result in variances between past and future performance nor are they necessarily the only material trends, events, and uncertainties that will affect the Company. As a result, investors are encouraged to use this and other information to judge for themselves the likelihood that past performance will be indicative of future performance.
          The trends, events, and uncertainties set out in the remainder of this section have been identified as those we believe are reasonably likely to materially affect the comparison of historical operating results reported herein to either other past period results or to future operating results. These trends, events and uncertainties include:
          Changes in our senior management and on our Board of Directors. In January 2006, our Chief Executive Officer for the past six years, Mr. John Mitola, resigned and was replaced by one of our Board members, Mr. David Asplund. At approximately the same time, Mr. Robert Manning, the Chairman of our Board of Directors for the past 5-1/2 years announced his retirement. Mr. Manning’s seat on the Board of Directors was filled by Mr. Richard Kiphart, an investor in the Company, and Mr. Kiphart was also elected to serve as our Chairman. We also recently added Messrs. Daniel Parke, William Carey and Gregory Barnum to our Board of Directors. These changes in our Senior Management and Board of Directors have resulted in changes to our business plan, including the sale of Great Lakes Controlled Energy. The disposal of this business will result in a reduction in revenue during 2006. The Building Automation Controls business was responsible for approximately 25% of our 2005 revenue and posted an operating loss of $305,497 during 2005, including a $242,830 charge related to the impairment of goodwill and the allocation of corporate overhead. This business was expected to record revenue of approximately $2 million during 2006 and little to no operating profit.

          The acquisition of Maximum Performance Group. In May of 2005, we acquired Maximum Performance Group, Inc. (“MPG”), the manufacturer of the eMAC line of HVAC and lighting controllers. MPG was responsible for approximately 20% of our consolidated revenue for 2005 and 33% of our operating loss. We believe that MPG has the potential for significantly better performance in future periods and that the 2005 results were heavily influenced by disruptions related to the acquisition and integration with Electric City. MPG’s products have historically had margins that are generally better than those of our existing businesses, therefore we believe its profitability should improve with increases in revenue. We recently announced new contracts at MPG that should contribute to improved results during 2006.
          Customer concentrations. We have historically relied on a small number of customers each year for a significant portion of our revenue. Seldom has a customer that represented 10% or more of our revenues in one year also represented more than 10% of our revenue in the following year. This means that we have had to find major new customers each year to replace major customers whose needs have been satisfied from the prior year. We hope that some of the changes that we are currently implementing to our sales strategy will decrease our dependence on large customers, thereby diversifying our customer base and reducing the risk associated with having to replace a customer once we have completed our contract with them. We believe that the monitoring services MPG sells will also help to mitigate this risk because they represent a base of recurring contract revenue. While this monitoring revenue only represented approximately 10% of our 2005 consolidated revenue, we believe it will continue to grow with the continued sale of eMACs.
Results of Operations
          During the twelve-month period ended December 31, 2005, we incurred a net loss of $6.9 million and used $7.0 million of cash for operating activities. Primarily as a result of our continuing losses and lack of liquidity, our independent registered public accounting firm modified their opinion on our December 31, 2005 Consolidated Financial Statement to contain a paragraph wherein they expressed a substantial doubt about our ability to continue as a going concern. We have taken steps to improve our current liquidity and provide the growth capital necessary to fund our plan for 2006 and for future growth. Our efforts to raise additional capital are discussed below.
          Our revenues reflect the sale of our products and services, net of allowances for returns and other adjustments. Our sales are generated from the sale of products and services, primarily in the U.S. One customer accounted for approximately 30% of our consolidated billings during the year ended December 31, 2005 and two customers collectively accounted for 57% of our consolidated revenue during the year ended December 31, 2004.
          Our cost of goods sold consists primarily of materials and labor. Also included in our cost of goods sold are freight, the costs of operating our manufacturing facility, charges from the contract manufacturer that manufactures the eMAC line of controllers, charges from outside contractors used to install our products in our customers’ facilities, depreciation, charges for potential future warranty claims, and royalty costs related to EnergySaver sales.
          Sales and gross profits depend in part on the volume and mix of products sold during any given period. Generally our proprietary products have a higher gross profit margin than products and services that we purchase and resell.
          A portion of our operating expense is relatively fixed, such as the cost of our facilities. Accordingly, an increase in the volume of sales will generally result in an increase to our gross margins since these fixed expenses do not increase proportionately with sales. We have never fully utilized the manufacturing capacity of our facilities and, therefore, believe that the fixed nature of some of our expenses would contribute to an increase in our gross margin in future periods if sales volumes increase. In particular we believe that our facility in Elk Grove Village can support a sales level of EnergySavers of approximately $15 million annually without a significant additional investment in fixed assets. It is our intent to outsource manufacturing to third party contract manufacturers if we reach the capacity of our current facility.
          Selling, general and administrative (“SG&A”) expenses include the following components:
•	direct labor and commission costs related to our employee sales force;

•	expenses related to our non-manufacturing management, supervisory and staff salaries and employee benefits;

•	commission costs related to our independent sales representatives and our distributors;

•	costs related to insurance, travel and entertainment and office supplies and the cost of non-manufacturing utilities;

•	costs related to marketing and advertising our products;

•	legal and accounting expenses;

•	research and development expenses;

•	costs related to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.
          During 2006, SG&A also included $185,260 in charges related to liquidated damages owed to Laurus Master Fund, Ltd. as a result of our failure to register shares of common stock that the November 2005 convertible term loan were convertible into, as required by our agreement with Laurus.
          Interest expense for continuing operations includes the costs and expenses associated with working capital indebtedness, the mortgage on our headquarters building, convertible term loans, and various auto loans, all as reflected on our current and prior financial statements. Also included in interest expense is amortization of debt discount and deferred financing costs. The debt discount includes the fair value of the warrants issued to Laurus in 2003 and 2005, as well as the value of the beneficial conversion feature attributed to the convertible term loans which we entered into with Laurus in 2003 and 2005.
Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005.
          Our total revenue for the three-month period ended June 30, 2006 decreased $215,271 or 13.9% to $1,334,818 as compared to $1,550,089 for the three month period ended June 30, 2005. EnergySaver related revenue declined approximately $600,000, to $740,000 as a result of a decline in EnergySaver unit sales. EnergySaver unit sales declined 65% to 38 units during the second quarter of 2006 due to delays in component shipments and turnover in sales personnel. The second quarter EnergySaver related revenues included revenue of $162,500 related to the cancellation of a non-performing EnergySaver distributorship. Sales at MPG, which was acquired effective April 30, 2005, increased approximately $385,000, or 180% to approximately $600,000. Approximately 75% of the increase in MPG’s revenue was the result of increased eMAC sales, while the remaining 25% was due to the inclusion of an additional month’s sales.
          Cost of sales for the three-month period ended June 30, 2006 decreased $471,919 or 32.6% to $973,481 from $1,445,400 for the three-month period ended June 30, 2005. The decrease in cost of sales is due to the reduction in EnergySaver sales, partially offset by the increase in eMAC sales. Gross profit for the second quarter of 2006 increased $256,648 to $361,337 from $104,689 in the second quarter of 2005, and the gross margin increased from 6.8% in 2005 to 27.1% in 2006. Adjusting for the revenue related to the termination of the EnergySaver distributorship, the gross profit increased approximately $94,148, or 89.9% to $198,837 from $104,689 earned in 2005, while the gross profit margin increased from 6.8% to 17.0%. The increase in gross profit and gross margin was the result of increased eMAC sales. We believe that if we are able to increase sales of EnergySavers and/or eMACs in future periods our gross margin will continue to improve as certain fixed costs are spread over additional sales volume.
          SG&A for the three-month period ended June 30, 2006 increased $478,942, or 30.4% to $2,057,257 from $1,578,315 for the three-month period ended June 30, 2005. The inclusion of a full three months of SG&A at MPG added approximately $200,000 to our consolidated SG&A, while the adoption of SFAS 123(R)

at Electric City added approximately $80,000 to SG&A. We also incurred legal expenses during the most recent quarter that were approximately $200,000 higher than the prior year. We expect our SG&A expense to increase slightly during the second half of the year due to the acquisition of Parke and as we add additional sales and operations people in an attempt to increase our sales of our products and services.
     Other expense for the three-month period ending June 30, 2006 increased $2,725,001, to $2,963,898 from $238,897 for the three-month period ended June 30, 2005. Interest expense increased $2,714,756 to $2,971,956 during the three months ended June 30, 2006 from $257,200 during the same period during 2005. The components of interest expense for the three month periods ended June 30, 2006 and 2005 are as follows:

	Three Months Ended
	June 30
	2006	2005
Contractual interest	$164,181	$62,129
Amortization of deferred issuance costs and debt discount	1,074,614	35,071
Value of warrant	—	160,000
Value of adjustment in conversion price	950,865	—
Prepayment penalties	516,071	—
Termination of post re-payment interest obligation	266,225	—

Total Interest Expense	$2,971,956	$257,200

          Contractual interest expense (the interest on outstanding loan balances) increased $102,052 or 164% to $164,181 during the second quarter of 2006 from $62,129 as a result of higher average outstanding balances and higher average interest rates. Amortization of the deferred issuance costs and the debt discount related to the Laurus revolver and convertible term loans, which are included in interest expense, increased $1,039,543 to $1,074,614 during the second quarter of 2006 from $35,071 during the second quarter of 2005. With the repayment of all of the Laurus loans in June 2006, we were required to recognize as interest expense the remaining unamortized balances of the capitalized issuance costs and the debt discount of $978,525. The second quarter 2006 interest expense also includes prepayment penalties of $516,071 for the early repayment of the Laurus term loans and $266,225 for the cost of terminating the obligation to pay Laurus a portion of the cash flows generated by certain VNPP projects for the next five years. Upon the closing of the PIPE Transaction and repayment of the term loans in June 2006, Laurus elected to convert the outstanding balance on the revolving note into shares of our common stock. The revolving note contained antidilution provisions which automatically adjusted the conversion price of the note to $1.00 per share: the price at which we issued shares as part of the PIPE Transaction. Laurus would have received 59,902 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to this adjustment, but as a result of the adjustment it received 943,455 shares. The market value of the 883,553 additional shares it received as a result of the adjustment was recorded as interest expense in the amount of $950,865.
          During April 2005 we issued a warrant to purchase 26,667 shares of our common stock to Laurus in exchange for its consent to a private equity issuance and acquisition of MPG, as well as waiving its right to adjust the conversion price on its convertible term note and convertible revolving note. The warrant was valued at $160,000 using a modified Black-Scholes option pricing model and charged to interest expense during the period.
          Interest income earned during the three months ended June 30, 2006 declined $10,245 to $8,058 from the $18,303 earned in the year earlier period. The decrease in interest income was due to lower average invested cash balances, partially offset by higher interest rates earned on the invested cash balances.
          Effective March 31, 2006, we sold all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to its former owners. As required by SFAS 144 we have presented the operating results for this business as discontinued operations. During the three month period ended June 30, 2005 Great Lakes recorded an operating loss of $112,111.
          Dividend expense increased $23,393,435 to $23,732,435 for the quarter ended June 30, 2006, as compared to $339,000 for the quarter ended June 30, 2005. We accrued dividends on our Series E Convertible Preferred Stock (the “Series E Preferred Stock”) of $349,100 and $339,000 during the quarters ended June 30, 2006 and 2005, respectively. These dividends were satisfied through the issuance of additional shares of Series E Preferred Stock. On June 29, 2006, in connection with the PIPE Transaction, all of the outstanding shares of Series E Preferred stock were converted into shares of common stock. The Series E Stock as originally issued was convertible at $6.67 per share into 1,574,027 shares of our common stock (adjusted for the reverse stock split), however, the Series E Preferred Stock contained antidilution provisions which automatically reduced the conversion price of the Series E Preferred Stock to the $1.00 per share issuance price of common stock in the PIPE Transaction. This adjustment in the conversion price resulted in 20,074,319 additional shares being issued upon conversion of the Series E Preferred Stock. The value of these additional shares of $23,085,467 (valued at the market price of $1.15 per share) was recorded as a deemed dividend during the quarter. Also a number of our common stock warrants held primarily by the former holders of our Series E Preferred Stock contain antidilution provisions that automatically adjust the exercise price on such warrants to the price at which of any security is issued or convertible into our common stock if the price is less than the exercise price on the holder’s warrant. Prior to the PIPE Transaction the exercise price on these warrants ranged from $13.50 per share to $15.00 per share (adjusted for the reverse split). The issuance of common stock in the PIPE Transaction at $1.00 per share caused the exercise price on these warrants to automatically be reduced to $1.00 per share. We compared the value of the warrants prior to the adjustment to the value of the warrants after the adjustment, using a modified Black-Scholes Option Pricing Model, and determined that the value had increased by $297,868. This increase in value was treated as a deemed dividend and recorded during the second quarter of 2006 by offsetting the dividend expense to additional paid-in-capital, without any effect on total stockholders equity.
Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005.
          Total revenue for the six-month period ended June 30, 2006 increased $680,361 or 37.8% to $2,481,163 as compared to $1,800,802 for the six-month period ended June 30, 2005. The most recent period included four more months of revenue from MPG than the 2005 period, and the average monthly revenue earned at MPG during the first six months of 2006 was almost double the average monthly revenue earned at MPG during May and June of 2005. The combination of these two factors contributed to a $1.0 million increase in revenue at MPG during the six-month period ended June 30, 2006 when compared to the same period in 2005. EnergySaver revenue declined approximately $300,000, or 20% during the 2006 period when compared to the 2005 period. The 2006 EnergySaver related revenues include revenue of $162,500 related to the cancellation of a non-performing EnergySaver distributorship, while the 2005 period included $325,000 related to a short term utility consulting assignment that ended in May 2005. EnergySaver unit sales declined 32% from 111 units during the six month period ended June 30, 2005 to 76 units during the same period in 2006. The decline in EnergySaver unit sales during the 2006 period was due primarily to delays in component shipments and turnover in sales personnel.
          Cost of sales for the six-month period ended June 30, 2006 increased 21.4% to $1,881,883 from $1,550,371 for the same period in 2005. The increase in cost of sales was related to the increase in sales at MPG, partially offset by the decline in EnergySaver sales. Gross profit for the first six months of 2006 increased $348,849, or 139% to $599,280 from $250,431 earned in the first six months of 2005, and the gross profit margin improved from 13.9% earned during the first two quarters of 2005 period to 24.2% for the first two quarters of 2006. The increase in gross profit and gross margin was the result of increased eMAC sales during the period.

          SG&A for the six-month period ended June 30, 2006 increased $1,413,988 or 55.0% to $3,983,172 from $2,569,184 for the same period during 2005. Approximately $940,000 or 67% of the increase was due to the addition of MPG effective April 28, 2006, while the adoption of SFAS 123(R) at Electric City added approximately $175,000 to SG&A and increased legal expenses added $200,000. SG&A during the first six months of 2006 also included $185,260 in charges related to our inability to register shares issuable upon conversion of Laurus’ November 2005 convertible term loan. This penalty was paid through the issuance of 161,096 shares of our common stock valued at $1.15 per share, the market price on the date of payment.
          Other expense increased $2,904,378, to $3,211,106 from $306,728 for the six-month period ended June 30, 2006 and 2005, respectively. Interest expense increased $2,907,860 to $3,239,875 during the first six months of 2006 from $332,015 during the first six months of 2005. The components of interest expense for the six month periods ended June 30, 2006 and 2005 are as follows:

	Six Months Ended June 30
	2006	2005
Contractual interest	$330,744	$95,472
Amortization of deferred issuance costs and debt discount	1,175,970	76,543
Value of warrant	—	160,000
Value of adjustment in conversion price	950,865	—
Prepayment penalties	516,071	—
Termination of post re-payment interest obligation	266,225	—

Total Interest Expense	$3,239,875	$332,015

          Contractual interest expense (the interest on outstanding loan balances) increased $235,272 or 246% to $330,744 during the first six months of 2006 from $95,472 during the same period in 2005. The increase in contractual interest was the result of higher average outstanding balances, due in part to the issuance of the $5 million term loan in November 2005, and higher average interest rates. Amortization of the deferred issuance costs and the debt discount related to the Laurus revolver and convertible term loans, which is included in interest expense, increased $1,099,427 to $1,175,970 during the first six months of 2006 from $76,543 during the first six months of 2005. With the repayment of all of the Laurus loans in June 2006, we were required to recognize as interest expense the remaining unamortized balances of the capitalized issuance costs and the debt discount of $978,525. The balance of the increase in amortization expense is related to the amortization of deferred issuances costs associated with the $5 million term loan issued in November 2005. The 2006 interest expense also includes prepayment penalties of $516,071 for the early repayment of the Laurus term loans and $266,225 for the cost of terminating the obligation to pay Laurus a portion of the cash flows generated by certain VNPP projects for the next five years. Upon the closing of the PIPE Transaction and repayment of the term loans in June 2006, Laurus elected to convert the outstanding balance on the revolving note into shares of our common stock. The revolving note contained antidilution provisions which automatically adjusted the conversion price of the note to $1.00 per share: the price at which we issued shares as part of the PIPE Transaction. Laurus would have received 59,902 shares of common stock upon conversion of the revolving note utilizing the conversion price prior to the adjustment, but as a result of this adjustment it received 943,455 shares. The market value of the 883,553 additional shares it received as a result of the adjustment was recorded as interest expense in the amount of $950,865.
          During April 2005 we issued a warrant to purchase 26,667 shares of our common stock to Laurus in exchange for its consent to a private equity issuance and the acquisition of MPG, as well as waiving its right to adjust the conversion price on its convertible term note and convertible revolving note. The warrant was valued at $160,000 using a modified Black-Scholes option pricing model and charged to interest expense during the period.

          Effective March 31, 2006, we sold all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to its former owners. As required by SFAS 144 we have presented the operating results for this business as discontinued operations. During the six months ended June 30, 2006 Great Lakes operating loss was $21,425, compared to an operating profit of $125,589 earned during the same period in 2005.
          Preferred stock dividends for the first six months of 2006 increased $23,673,925 to $24,347,725 from $673,800 for the same period in 2005. We accrued dividends of $698,000 and $673,800 on our Series E Preferred Stock during the first six months of 2006 and 2005, respectively. The dividends accrued during the first six months of 2006 and 2005 were satisfied through the issuance of additional shares of our Series E Preferred Stock.
          On June 29, 2006, in connection with the PIPE Transaction, all of the outstanding shares of Series E Convertible Preferred stock converted into shares of common stock. The Series E Preferred Stock as originally issued was convertible at $6.67 per share into 1,574,027 shares of our common stock (adjusted for the reverse stock split), however, the Series E Preferred Stock contained antidilution provisions which automatically reduced the conversion price of the Series E to the $1.00 per share issuance price of common stock in the PIPE Transaction. This adjustment in the conversion price resulted in 20,074,319 additional shares being issued upon conversion of the Series E Preferred Stock. The value of these additional shares of $23,085,467 (valued at the market price of $1.15 per share) was recorded as a deemed dividend during the quarter.
          During the first quarter of 2006 we were required to reduce the exercise price on warrants to purchase 4,064,830 shares of our common stock held by a preferred stock holder. The exercise price on the warrants was reduced to $0.62 per share from an average exercise price of $0.92 per share. This was because we issued stock options to our new CEO with an exercise price of $0.62 per share (which was the market price of our common stock on the date the options were issued). (All prices and quantities are un-adjusted for the reverse stock split effected in June 2006.) The warrant exercise price automatically adjusted to the same price. We compared the value of the warrants, as determined through the use of a modified Black-Scholes option pricing model, with the old exercise price to the value of the warrants with the reduced exercise price and determined that the reduction in the exercise price had increased the value of the warrants by $266,390. Since these warrants were issued as part of a security offering the increase in value was considered to be a deemed dividend to the security holders. We recorded the deemed dividend by offsetting the dividend charge to additional paid-in-capital, without any effect on total stockholders equity. Also during 2006, a number of our common stock warrants held primarily by the former holders of our Series E Preferred Stock, contained similar antidilution provisions. Prior to the PIPE Transaction the exercise price on these warrants ranged from $13.50 per share to $15.00 per share (adjusted for the reverse split). The issuance of common stock in the PIPE Transaction caused the exercise price on these warrants to be automatically reduced to $1.00 per share. We compared the value of the warrants prior to the adjustment to the value of the warrants after the adjustment, using a modified Black-Scholes Option Pricing Model, and determined that the value had increased by $297,868. This increase in value was treated as a deemed dividend and recorded during the second quarter of 2006 by offsetting the dividend charge to additional paid-in-capital, without any effect on total stockholders equity.
          As the result of the conversion of the Series E Preferred Stock we will not be accruing dividends on the Series E Preferred Stock in future periods.

Twelve-Month Period Ended December 31, 2005 Compared With the Twelve-Month Period Ended December 31, 2004
          Revenue. Our revenue increased $2,959,799, or 403% to $3,693,429 during the year ended December 31, 2005 from $733,630 during the year ended December 31, 2004. Approximately $950,000 or 39% of the increase was due to the acquisition of Maximum Performance Group in May 2005. EnergySaver related sales increased approximately $1,700,000 during 2005 over the year earlier period as the result of increased EnergySaver sales. Unit sales of EnergySavers increased 198% from 67 units in 2004 to 200 units in 2005. One customer was responsible for a significant portion of this increase. We are continuing to ship product to this customer into 2006, but at a reduced level. Approximately $325,000 of the increase in revenue was due to a short term utility consulting project completed in May 2005. Revenue for 2005 also included VNPP curtailment services of approximately $16,000. We hope to see continued improvement in EnergySaver and eMAC sales as a result of a recent restructuring of our sales strategy that places an increase emphasis on commercial sales.
          Gross Profit. Our consolidated gross profit increased $130,311 in 2005 to $1,575 from a loss of $128,736 in 2004. The increase in gross profit was due to a consulting assignment completed in May 2005 by the Energy Technology segment, and to improved margins on EnergySaver sales primarily as the result of increased volume. The profit on the consulting assignment is not likely to be repeated in future periods. Our margins on EnergySaver and eMAC sales are expected to improve during 2006 as sales of these products increase.
          SG&A Expenses. Selling, general and administrative expenses increased $1,843,859 or 44% to $6,078,098 during 2005 from $4,234,239 in 2004. The acquisition and integration of Maximum Performance Group in May 2005 was responsible for approximately $1,840,000 of the increase. We expect SG&A to increase moderately during 2006 as the result of a full twelve months of expense from Maximum Performance Group and the implementation of FAS 123 (R) which requires that we expense employee options beginning in the first quarter of 2006.
          Other Non-Operating Income (Expense). Other non-operating expense is comprised of interest expense and interest income. Interest expense declined $45,564 to $602,990 during 2005 from $648,554 during 2004. Amortization of the deferred issuance costs and debt discount related to the Laurus revolver and convertible term loans, which are included in interest expense, declined $409,026 to $165,411 for 2005 from $574,437 during 2004. The deferred issuance costs and debt discount are being amortized using the effective interest method, thus decline as the outstanding balance on the related term loan is repaid or converted. During January 2004, Laurus converted a portion of its term loan resulting in accelerated recognition of $193,000 in amortization expense. No such conversions occurred during 2005. Other interest expense increased $203,149 primarily as a result of borrowings under the revolver, a new $5,000,000 term loan entered into in late November 2005, and higher interest rates. There were no borrowings under the revolver during 2004. During the second quarter of 2005 we issued a 5 year warrant to purchase 26,667 shares of our common stock at $15.00 per share to Laurus in exchange for its consent and waiver to permit us to complete a sale of common stock and warrants to a group of investors for gross proceeds of $5,625,000 and to acquire MPG. This warrant was valued at $160,000 using a modified Black-Sholes option pricing model and the value was charged to interest expense during the period. Interest income increased $36,232 to $58,737 during 2005 from $22,505 earned in 2004. The increase in interest income was due to higher average invested cash balances and increases in the interest rates paid on the invested balances.
          Discontinued Operations. Effective March 31, 2006, we sold our Building Controls and Automation business its former owners. As required by SFAS 144 we have presented the operating results for this segment as discontinued operations. During 2005 this segment reported a loss of $251,962 as compared to a loss of $170,338 in 2004. The 2005 results include a goodwill impairment charge of $242,830.

          Preferred Stock Dividends. The dividend expense recognized during 2005 and 2004 was comprised of the following:

Year ended December 31,	2005	2004

Accrual of dividend on Series A Convertible Preferred	$—	$540,705

Accrual of Series C Preferred dividend	—	53,206

Accrual of Series D Preferred dividend	—	35,932

Accrual of Series E Preferred dividend	1,366,900	1,006,937

Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction preferred dividends	—	1,127,021

Deemed dividend associated with the redemption and exchange of outstanding preferred stock	—	1,860,458

Deemed dividend associated with change in the expiration date of warrants to purchase shares of preferred stock	—	15,000

Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	484,455	—

Total	$1,851,345	$4,639,259

          Our dividend expense for 2005 declined $2,787,914 or 60.1% to $1,851,345 from $4,639,259 in 2004. We accrued dividends of $1,366,900 and $1,636,780 on our Convertible Preferred Stock during 2005 and 2004, respectively. This decline in accrued dividends was the result of the reduction in the number of preferred shares outstanding and a reduction in the dividend rate that resulted from the redemption and exchange effected in March 2004. The dividends accrued during 2005 and 2004 were satisfied through the issuance of 13,669 shares of preferred stock (convertible into 91,127 shares of common stock) and 16,368 shares of preferred stock (convertible into 109,120 shares of common stock), respectively. We were required to recognize a non-cash deemed dividend of $1,127,021 during 2004 due to the fact that the conversion price on these dividend shares was lower than the market price of our common stock on the date of issue.
          On April 28, 2005 we issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 416,667 shares of the Company’s common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share. Due to the sale price of the securities issued as part of this transaction we were required to adjust the exercise price on warrants to purchase 336,989 shares if its common stock held by two investors who had participated in earlier equity offerings. The exercise prices on these warrants were reduced from $36.30 and $15.00, respectively to $13.50. We compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, through the use of a modified Black-Scholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $484,445. Since these warrants were issued as part of a security offering the increase in value is considered to be a deemed dividend to the security holders. We recorded the deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity.
          As part of the redemption and exchange completed in March 2004, shares of old preferred stock were exchanged for shares of the new Series E Preferred Stock at the rate of 10 shares of old preferred for each share of new Series E preferred stock. Additionally, each share of old preferred stock was convertible into 10 shares of common stock, whereas each share of new Series E Preferred Stock is convertible into 6.67 shares of common stock. Despite the fact that we believe the redemption and exchange transaction was favorable for the Company and its common stockholders (see note 17(k) to the financial statements), we were required to record a non-cash deemed dividend on the transaction of $1,860,458. For accounting purposes the transaction was viewed as a redemption for cash and shares of Series E Preferred Stock. The non-cash deemed dividend was determined by comparing the fair value of the consideration given (the cash and the market value of the Series E Preferred Stock) to the carrying value of the old preferred stock that was redeemed. The fair value of the consideration given exceeded the carrying value of the old preferred primarily due to the fact that the market price of our common stock was higher on the day the redemption and exchange transaction closed than it was when the shares of the old preferred stock were originally issued.
          We also incurred a $15,000 deemed dividend during 2004 when we agreed to extend the expiration date on warrants to purchase shares of our Series E Preferred Stock from September 30, 2004 to December 31, 2004. We agreed to extend these warrants to permit holders who participated in the redemption and exchange more time to exercise their warrants without violating the short swing trading rules of section 16(b) of the Securities Act of 1934 or our insider trading policy, which prohibits the trading of our securities during certain blackout periods prior to the filing of our financial statements.
          As is more fully described in note 17(k) to our financial statements, we completed a redemption and exchange offering on March 22, 2004 in which we redeemed 538,462 shares of our outstanding Series A, Series C and Series D Convertible Preferred Stock (the “Old Preferred”), and exchanged the remaining 2,104,509 shares of Old Preferred into 210,451 shares of a new Series E Preferred Stock at the rate of 10 shares of Series E Preferred Stock for each share of Old Preferred. The Old Preferred Stock carried a dividend rate of 10% payable at the Company’s election in cash or in additional shares of Preferred Stock during the first three years following issuance. After the third anniversary of issuance we were required to pay all dividends in cash and the dividend rate was to increase by 1/2% every six months until it reached 15%, where it would remain until the shares were converted or redeemed. The Series E Preferred Stock carries a 6% dividend that is payable at the Company’s election in cash or additional shares of Series E Preferred Stock for as long as the shares remain outstanding. The reduction in the number of outstanding shares of preferred stock, in combination with the reduction in the dividend rate, significantly reduces the dilutive effect of the payment-in-kind dividend on our preferred stock for periods after March 22, 2004.
Twelve-Month Period Ended December 31, 2004 Compared With the Twelve-Month Period Ended December 31, 2003
          Revenue. Our revenue declined $1,546,902 or 68% to $733,630 during the year ended December 31, 2004 from $2,280,532 during the year earlier period. Energy Saver unit sales declined 69.1% from 217 units in 2003 to 67 units during 2004 (excluding units shipped under the ComEd VNPP program). The decline in EnergySaver related revenue was directly attributable to our decision to focus on utility programs such as the ComEd and Pacificorp VNPP programs, rather than on commercial sales as we had in past years. As of December 31, 2004, we had shipped 89 EnergySavers to 52 customer hosts under the ComEd program, but we had not recognized revenue related to this program pending completion of an amendment to the existing agreement with ComEd. This amendment was never completed due to a delay in approval of regulatory changes necessary to implement portions of the amendment.

          The ComEd VNPP is structured as a service agreement with a 13 year term in which Electric City will provide up to 50 MWs of curtailment capacity to ComEd at a fixed price per kilowatt of installed capacity, payable quarterly in arrears whether the capacity is used or not as the capacity is installed. We will recognize revenue and expense under the ComEd program over the life of the contract. The PacifiCorp program is similar to the existing ComEd contract, as a result, revenue and expenses will be recognized over the 10-year term of the contract. Both contracts are structured such that there are no penalties for delivering less than the targeted curtailment capacities, but we will only be compensated for the actual curtailment capacity delivered.
          Gross Profit. Our consolidated gross profit declined $463,714 to a loss of $128,736 during 2004, as compared to $334,978 earned during 2003. The decline in profitability was due primarily to the decline in revenue and the shift in focus to our utility programs.
          SG&A Expenses. Selling, general and administrative expenses increased $313,118 or 8% to $4,234,239 in 2004 from $3,921,121 in 2003. The increase in SG&A expense was primarily due to legal costs related to an arbitration we were involved in with a dealer which contributed to a $640,000 increase in legal expenses during 2004. If it were not for this legal expense our SG&A would have declined year over year as a result of reductions in labor costs, sales commissions to third party dealers and distributors and travel and entertainment expenses. The dealer arbitration was settled in February 2005.
          Other Non-Operating Income (Expense). Other non-operating expense is comprised of interest expense and interest income. Interest expense increased $283,302 to $648,554 during 2004 from $365,252 in 2003. Almost all of the increase in interest expense during 2004 was due to a $268,815 increase in amortization of deferred issuance costs and the original issue discount. Interest expense included amortization expense totaling $574,437 for 2004 as compared to $305,622 for 2003. Interest income increased $12,194 or 118.3% to $22,505 for 2004 as compared to $10,311 for 2003. The increase in interest income was the result of higher interest rates earned on invested balances and higher average invested balances.
          Discontinued Operations. During 2003 we agreed to sell substantially all of the assets and to transfer most of the liabilities of our Power Management segment to a group of investors that included members of the segment’s management. The sale closed on June 3, 2003, effective as of May 31, 2003. As required by SFAS 144 we have presented the operating results as well as the loss on disposal for this segment as discontinued operations. Also, effective March 31, 2006, we sold our Building Controls and Automation business to its former owners. The operating results for this business are also included in the loss from operations of discontinued operations. During the twelve-month period ended December 31, 2003 the operating loss for these two segments totaled $776,710 and in addition, we recognized a $764,148 loss on the disposal of the Power Management segment during 2003

          Preferred Stock Dividends. The dividend expense recognized during 2004 and 2003 was comprised of the following:

Year ended December 31,	2004	2003

Accrual of dividend on Series A Convertible Preferred	$540,705	$2,253,978

Accrual of Series C Preferred dividend	53,206	219,712

Accrual of Series D Preferred dividend	35,932	77,689

Accrual of Series E Preferred dividend	1,006,937	—

Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of preferred dividends	1,127,021	1,879,554

Deemed dividend associated with beneficial conversion feature of Series D Preferred stock	—	386,984

Deemed dividend associated with the redemption and exchange of outstanding preferred stock	1,860,458	—

Deemed dividend associated with change in the expiration date of warrants to purchase shares of preferred stock	15,000	—

Total	$4,639,259	$4,817,917

          Our dividend expense for 2004 declined $178,658 or 3.7% to $4,639,259 from $4,817,917 for 2003. We accrued dividends of $1,636,780 and $2,551,379 on our Convertible Preferred Stock during 2004 and 2003, respectively. This decline in accrued dividends was the result of the reduction in the number of preferred shares outstanding and a reduction in the dividend rate that resulted from the redemption and exchange effected in March 2004. Also contributing to the decline was a reduction in the number of preferred shares outstanding resulting from the voluntary conversion of shares of preferred stock into 130,447 shares of common stock. The dividends accrued during 2004 and 2003 were satisfied through the issuance of 16,368 shares of preferred stock (convertible into 109,120 shares of common stock) and 255,138 shares of preferred stock (convertible into 170,092 shares of common stock), respectively. We were required to recognize non-cash deemed dividends of $1,127,021 and $1,879,554 during 2004 and 2003, respectively, due to the fact that the conversion price on these dividend shares was lower than the market price of our common stock on the date of issue. As part of the redemption and exchange completed in March 2004, shares of Old Preferred stock were exchanged for shares of the Series E Preferred Stock at the rate of 10 shares of Old Preferred for each share of new Series E preferred stock. Additionally, each share of Old Preferred stock was convertible into 0.67 shares of common stock, whereas each share of new Series E Preferred Stock is convertible into 6.67 shares of common stock. The decline in this deemed dividend is primarily the result of the reduction in the difference between the market price of our common stock and the conversion price of the dividend shares on the date of issuance of these dividend shares. In addition, despite the fact that we believe the redemption and exchange transaction was favorable for the Company and its common stockholders (see note 17(k) to the financial statements), we were required to record a non-cash deemed dividend on the transaction of $1,860,458. For accounting purposes the transaction was viewed as a redemption for cash and shares of Series E Preferred stock. The non-cash deemed dividend was determined by comparing the fair value of the consideration given (the cash and the market value of the Series E Preferred Stock) to the carrying value of the preferred stock that was redeemed. The fair value of the consideration given exceeded the carrying value of the existing preferred primarily due to the fact that the market price of our common stock was higher on the day the redemption and exchange transaction closed than it was when the shares of the Old Preferred stock were originally issued. We also incurred a $15,000 deemed dividend during 2004 when we agreed to extend the expiration date on warrants to purchase shares of our Series E Preferred stock from September 30, 2004 to December 31, 2004. We agreed to extend these warrants to permit holders who participated in the redemption and exchange more time to exercise their warrants so that if they chose to exercise they could do so without violating the short swing trading rules of section 16(b) of the Securities Act of 1934 or our insider trading policy, which prohibits the trading of our securities during certain blackout periods prior to the filing of our financial statements. Dividend expenses for 2003 also included $386,984 of non-cash deemed dividends associated with the issuance of the Series D Convertible Preferred Stock. Again this was due to the fact that the conversion price on the Series D was lower than the market price when the shares of Series D were issued.
Liquidity and Capital Resources
     During the twelve-month period ended December 31, 2005 we incurred a net loss of $6.9 million and used $7.0 million of cash for operating activities. Primarily as a result of our continuing losses and lack of liquidity our independent registered public accounting firm modified their opinion on our December 31, 2005 Consolidated Financial Statements to contain a paragraph wherein they expressed a substantial doubt about our ability to continue as a going concern. We have taken steps to improve our current liquidity and provide the growth capital necessary to fund our plan for 2006 and for future growth. Our efforts to raise additional capital are discussed below.
     As of June 30, 2006 we had cash and cash equivalents of $9,529,429 compared to $4,229,150 on December 31, 2005. Our debt obligations as of June 30, 2006 consisted of a mortgage of $544,000 on our facility in Elk Grove Village Illinois, vehicle loans of $51,430, capitalized leases of $1,665 and a demand note payable to a shareholder of $150,000.
     Our principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, rent, the funding of inventory and accounts receivable, and capital expenditures and the costs of servicing our outstanding debt. We have financed our operations since inception through the private placement of our common stock and preferred stock and through various secured and unsecured loans.
     The following table summarizes, for the periods indicated, selected items in our consolidated statement of cash flows:

Six months ended June 30,	2006	2005

Net cash used in operating activities	$(2,756,344)	$(3,213,326)
Net cash used in investing activities	(2,945,892)	(1,846,233)
Net cash provided by financing activities	11,002,515	7,195,809

Net Increase in Cash and Cash Equivalents	5,300,279	2,136,250

Cash and Cash Equivalents, at beginning of period	4,229,150	1,789,808

Cash and Cash Equivalents, at end of period	$9,529,429	$3,926,058

Six months Ended June 30, 2006 Compared to Six months Ended June 30, 2005.
     Net cash increased $5,300,279 during the first six months of 2006 as compared to $2,136,250 during the same period in 2005.
Operating Activities
     Cash consumed by operating activities decreased $456,982 or 14% to $2,756,344 during the first six months of 2006 as compared to consuming $3,213,326 during the same period in 2005. Cash used to fund the net loss before changes in working capital, increased $1,315,867 or 67%, to $3,259,916 during the first six months of 2006 from $1,944,049 during the first six months of 2005. This increase was due to increases in the operating loss and interest expense. Contributing to the increase in the operating loss in 2006 was a slowdown in EnergySaver sales and inclusion of six months of MPG’s results.
     Changes in working capital generated cash of $503,572 during the first six months of 2006 as compared to consuming cash of $1,269,277 during the first six months of 2005. During 2005 we used approximately $850,000 to pay down accounts payable and accrued expenses at MPG following the acquisition and $400,000 to fund increased receivables and inventory at Electric City as a result of higher EnergySaver sales. The cash generated from changes in working capital during 2006 are primarily the result of improvements in eMAC sales.
Investing Activities
     Cash used in investing activities increased $1,099,659 to $2,945,892 during the six-month period ended June 30, 2006, from $1,846,233 for the same period in 2005. As part of the June 30, 2006 acquisition of Parke we paid the selling stockholder $2.72 million in cash and incurred expenses related to the transaction of $131,472. This was partially offset by cash balances of $1,710 acquired as part of the transaction. Also during 2006 we sold all of the stock of Great Lakes Controlled Energy Corporation to the former owners of the company. Great Lakes’ cash balances of $83,586 were transferred with the sale of the company. During 2005 we acquired MPG, which closed in May 2005. We paid the selling MPG stockholders $1,643,525 in cash and incurred $137,386 in transaction related costs. This was partially offset by cash balances of $136,492 acquired as part of the transaction. Purchases of property and equipment declined $189,270 largely due to reduced investment in VNPP assets.
Financing Activities
     Financing activities generated cash of $11,002,515 during the first six months of 2006 as compared to $7,195,809 during the first six months of 2005. In June 2006 we raised $17,875,000 in gross proceeds through the sale of our common stock, while incurring $90,079 in costs related to the issuance. We used $5,038,030 million of the proceeds to pre-pay the two Laurus convertible term loans and Laurus converted $943,455 outstanding on the revolving note to common stock. Also during 2006 we used $1,056,545 to pay down our revolver, $287,831 for schedule principal payments and $400,000 to pay off the balance on Parke’s revolver.
     During the first six months of 2005, we generated cash of $5,625,000 through the issuance of common stock and warrants to a group of investors and $2 million through borrowing on our line of credit. This was partially offset by issuance costs of $216,787 and scheduled principal payments on our various loans of $212,404.

LIQUIDITY
          Our primary sources of liquidity are our available cash reserves. As of June 30, 2006 our cash balance was $9,529,429.
          Our ability to continue the development, manufacturing and expansion of sales of our products and services, including the EnergySaver, GlobalCommander and eMAC, will require the continued commitment of significant funds. The actual timing and amount of our future funding requirements will depend on many factors, including the amount and timing of future revenues, the level and amount of product marketing and sales efforts, the magnitude of research and development, and our ability to improve margins on our products.
     During the last five years we have raised net proceeds of approximately $60 million through the issuance of shares of our common and preferred stock, which has allowed us to continue to execute our business plan. Most of these funds have been consumed by operating activities, either to fund our losses, for working capital requirements or for acquisitions. In an attempt to move the Company to a position where it can start to generate positive cash flow our management has set the following key objectives for 2006:
•	Focus on increasing the commercial sales of our products. Key to this strategy is the integration of the Electric City, MPG and Parke sales forces with the intent that the integrated sales force will sell all of our products to current, prior and future customers. We believe that this change will increase our base of commercial opportunities and allow us to offer a broader array of energy solutions to our customers thereby increasing the value of each customer relationship. The recent acquisition of Parke will increase the number of sales people selling our products and provide us the opportunity to cross sell our products to each other’s existing customers. Also the addition of Dan Parke as our President and Chief Operating Officer gives us an executive with a track record of successful sales management.

•	Expand and improve the product line through internal development or acquisition. An expanded product line would allow us to offer additional solutions to our customers, thereby increasing the value of each customer relationship. We have recently begun an internal research and development process to improve our existing products in order to expand their markets, reduce their costs and extend their useful lives. We are also constantly evaluating acquisition opportunities with the view toward adding new products and services to our product line.

•	Aggressively manage our costs in order to conserve cash. We have made some progress in reducing our costs during the last several years, but we plan to focus on eliminating redundant operations and leveraging the synergies available as a result of the acquisition of MPG and Parke to further reduce our costs.

•	Sell our Building Automation Controls business. This sale, which was completed effective March 31, 2006 will allow us to focus exclusively on the sale of our Energy Technology products and services and is expected to reduce the cash consumed in future periods.

•	Secure additional capital to continue to fund operations until the business turns cash flow positive. The recently complete PIPE Transaction aimed at this objective. We hope that the capital raised will be sufficient to carry us to the point that our business begins to generate positive cash flow, thereby alleviating the need to raise additional capital in the future.
          We believe that if we are successful in achieving these priorities we should have sufficient liquidity to allow us to operate until our operations turn cash flow positive. If we are not able to achieve some or all of these priorities we may begin to experience a liquidity shortage sometime in the future which could force us to scale back our growth plans, or, in the worst case, cease operations.

     If we raise additional capital in future periods (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. Any new equity securities could have rights, preferences or privileges senior to those of our common stock.
Contractual Obligations
     Our obligations to make future payments under contracts as of December 31, 2005 were as follows:

	Payments due by period
		Less than	1 to 3	3 to 5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Long-term debt (1)(2)	$5,873,702	$654,695	$1,578,657	$3,640,350	$—
Capital leases	4,739	4,386	353	—	—
Operating leases	336,358	78,753	134,506	123,099	—
Employment agreements	525,000	225,000	300,000	—	—

Total	$6,739,799	$962,834	$2,013,516	$3,763,449	$—

(1)	Excludes floating rate interest on the long-term debt. Interest payments required during 2006, based on the debt outstanding at December 31, 2005 and the then current interest rates, are projected to be $515,000.

(2)	On June 29, 2006 we repaid the convertible term loans which represented $5,291,790 of the long term debt obligations and $472,000 of the projected future interest expense as of December 31, 2005.
Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. This statement revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement is effective as of the first reporting period that begins after June 15, 2005. We adopted SFAS 123(R) in our first quarter of fiscal 2006, the effect of which is recorded to our statement of operations. In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. We have taken SAB 107 into consideration during implementation of SFAS 123R.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires the retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific effects or cumulative effect of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Quantitative and Qualitative Disclosures About Market Risk
     The only significant exposure the Company has to market risk is the risk of changes in market interest rates. The interest rates on the Company’s mortgage is variable and changes with changes in the prime rate. The interest rate on the mortgage is equal to the prime rate plus 1/2%. As of June 30, 2006, the prime rate was 8.25%. If the prime rate were to increase 1 percentage point, the aggregate annual interest cost on the mortgage, term loans and revolving loan would increase by approximately $5,400.
DESCRIPTION OF PROPERTY
     Our headquarters and the EnergySaver system production facility are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters, manufacturing operations and warehouse. We acquired this facility in August 1998 with a combination of stock and cash. The cash portion of the purchase price was financed through a mortgage on the building. The mortgage was refinanced in December 2005, bears interest at the rate of prime (currently 8.25%) plus 0.5%, and is payable in monthly installments of $3,000 plus interest, until a final balloon payment which is due on February 2007. There is no penalty for prepayment of the mortgage. As of August 25, 2006, the outstanding principal amount of the mortgage was $538,000.
     On May 3, 2005, we acquired Maximum Performance Group, Inc (“MPG”). MPG currently leases a 2,800 square foot office in New York City and a 3,100 square foot office in San Diego, California. The New York office lease has a term of five years and will expire in September 2010. The San Diego lease expired during 2005 and is currently operating on a month to month basis with a 90 day termination notice requirement.
     On June 30, 2006, we acquired Parke P.A.N.D.A. Corporation (now known as Parke Industries, LLC) (“Parke”). Parke leases 5,000 square foot office in Glendora, California. The lease which expires on December 31, 2009 provides for monthly rent of $3,500, increasing 3% on the first of each year beginning on January 1, 2007. The building is owned by the former stockholder of Parke, Daniel Parke, who is currently Electric City’s President, Chief Operating Officer and a Director.
     We believe that the space and location of our current facilities in combination with the current and planned outsourcing of a portion of our manufacturing will be sufficient to reach a level of production projected for the current year. See “Manufacturing” under “Description of Our Business”.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     During January 2006, we entered into a consulting agreement with Parke P.A.N.D.A. to provide sales and marketing consulting services. Parke is a company which at the time was owned by Daniel Parke, one of our directors. Pursuant to the consulting agreement we agreed to pay Parke $10,000 per month and to reimburse it for any expenses incurred as a result of its work. We paid Parke a total of $61,155 during the six months ended June 30, 2006. This agreement was terminated in May 2006.
     On June 29, 2006 we completed a sale of shares of our common stock to a group of 17 investors, including 10 holders of our Series E Preferred Stock (the PIPE Transaction). Three of the former Series E Preferred stockholders (Messrs. Kiphart, Asplund and Valentine) are members of our Board of directors. Also, on June 30, 2006, we acquired Parke P.A.N.D.A. Corporation (“Parke”), a company owned by Daniel Parke, another of our directors.
     Due to potential conflicts of interest resulting from (i) the beneficial ownership of Parke by Daniel Parke, and (ii) certain members of our Board (Messrs. Kiphart, Asplund and Valentine) beneficially owning shares of Series E Preferred Stock and agreeing to purchase shares of common stock in the PIPE Transaction and concurrently convert their shares of Series E Preferred Stock into shares of our common stock, our board established a special committee comprised solely of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained an investment banker to act as its financial advisor and outside counsel to assist it in its review of these transactions. It reviewed the terms and conditions of the proposed acquisition of Parke and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to the Company from a financial point of view. It also provided information, advice and analysis on the structure and pricing of the PIPE Transaction and a proposed rights offering. Outside counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders and approved the Parke acquisition and the PIPE Transaction.
     As part of the acquisition of Parke, we assumed its existing office lease for space in a building owned by Daniel Parke in Glendora California. We believe that the terms of the lease are fair as they are comparable to the terms of leases with other third party tenants located in the building.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     From December 12, 2000 to June 9, 2006, our common stock was listed on the American Stock Exchange under the trading symbol “ELC”. Since June 12, 2006, our common stock has traded on the OTC Bulletin Board under the trading symbol “ELCY.”
     On June 15, 2006, we effected a 1 for 15 reverse split of our common stock. As a result of the reverse split the number of outstanding shares of our common stock was reduced from 53,789,349 to 3,585,957 shares and the number of common shares into which our Series E Preferred Stock could be converted was reduced from 23,261,300 shares to 1,550,753 shares.
     The closing price of our common stock on August 25, 2006 was $1.01. The following table sets forth the quarterly high and low closing prices for our common stock as reported on The American Stock Exchange and OTC Bulletin Board since January 1, 2004, adjusted for the reverse split.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2004:
Fiscal Quarter Ended March 31, 2004	$37.05	$25.50
Fiscal Quarter Ended June 30, 2004	$31.20	$23.25
Fiscal Quarter Ended September 30, 2004	$28.95	$16.65
Fiscal Quarter Ended December 31, 2004	$21.30	$15.75

Fiscal Year Ended December 31, 2005:
Fiscal Quarter Ended March 31, 2005	$19.50	$12.90
Fiscal Quarter Ended June 30, 2005	$16.05	$12.15
Fiscal Quarter Ended September 30, 2005	$18.60	$10.05
Fiscal Quarter Ended December 31, 2005	$13.65	$7.50

Fiscal Year Ended December 31, 2006:
Fiscal Quarter Ended March 31, 2006	$16.80	$8.40
Fiscal Quarter Ended June 30, 2006	$10.20	$0.70

Holders
     As of August 25, 2006 we had approximately 5,500 holders of record of our common stock and 49,286,611 shares of common stock outstanding.
Dividends
For the six months ended June 30, 2006, we declared and paid the following dividends on our preferred stock:
•	On March 8, 2006, our Board of Directors declared dividends payable on our Series E Convertible Stock for the calendar quarter ending March 31, 2006 to shareholders of record of the Series E Preferred Stock as of March 31, 2006. The dividends were paid with 3,489 additional shares of Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into 6.67 shares of our common stock.

•	Effective June 29, 2006, our Board of Directors declared dividends payable on our Series E Preferred Stock of $349,100. The dividends were paid with 3,491 additional shares of Series E Convertible Preferred Stock.
     On June 29, 2006 all of the outstanding shares of Series E Convertible Preferred stock were converted into shares of common stock, thus there will not be any dividends in future periods related to this issue of preferred stock
     For a further discussion regarding preferred stock dividends, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Preferred Stock Dividends.”
     We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Management’s Discussion and Analysis and Results of Operations – Liquidity and Capital Resources.”

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table summarizes the total compensation paid or awarded to each of our named executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2005 and for each of our fiscal years ended December 31, 2004 and 2003. No bonuses were earned during any of the fiscal years reported on the following table.

						Long Term
		Annual Compensation				Compensation
						Securities	All Other
	Year			Other Annual		Underlying	Compensation
Name and Principal Position	Ended	Salary (1)	Bonus	Compensation		Options (#)	(2)
John P. Mitola	12/31/05	$246,875	—	$6,600	(4)	—	$8,690
our former chief executive	12/31/04	$247,396	—	$6,600	(4)	—	$8,294
officer(3)	12/31/03	$233,844	—	$6,660	(4)	50,000	$3,552

Leonard Pisano (5)	12/31/05	$151,322	—	$49,773	(6)	31,667	—
our chief operating officer	12/31/04	—	—	—		—	—
	12/31/03	—	—	—		—	—

Jeffrey R. Mistarz	12/31/05	$207,375	—	—		—	$6,238
our chief financial officer	12/31/04	$207,812	—	—		—	$6,084
and treasurer	12/31/03	$159,070	—	—		26,667	$8,312

Denis Enberg	12/31/05	$207,375	—	—		—	—
our former executive vice president	12/31/04	$193,594	—	—		3,333	—
president of engineering	12/31/03	$160,417	—	—		—	$759

Eugene Borucki (7)	12/31/05	$148,125	—	—		6,667	—
the former President of	12/31/04	$144,375	—	—		667	—
Great Lakes Controlled Energy	12/31/03	$128,333	—	—		—	$759

(1)	Certain employees of the Company, including Messrs. Mitola, Pisano, Mistarz, Enberg and Borucki voluntarily reduced their salaries for all of 2003 and portions of 2004 and 2005.

(2)	Amounts of All Other Compensation are the amounts paid for long-term disability insurance for the Named Officers and the cost of life insurance for Messrs. Mitola and Mistarz.

(3)	Mr. Mitola resigned as our chief executive officer effective January 22, 2006.

(4)	This represents a monthly auto allowance of $550 for Mr. Mitola.

(5)	Mr. Pisano became our chief operating officer in May 2005 after the acquisition of Maximum Performance Group, Inc. where he served as president both before and after we acquired it.

(6)	This represents a monthly auto allowance of $500 and the payment of $45,773 of deferred salary.

(7)	Mr. Borucki is not an executive officer of the Company but is included for purposes of compensation disclosure.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements
John Mitola
     Effective January 1, 2003, we entered into an employment agreement with John Mitola for a three-year period ending on December 31, 2005. This agreement, which was structured to place more emphasis on achieving important corporate milestones, reduced Mr. Mitola’s base salary to $250,000 per year, but provided for a discretionary bonus of up to one hundred percent of his annual salary payable if he met or exceeded certain annual goals as established by the Board of Directors, and a guaranteed bonus of $250,000 upon the achievement of two consecutive calendar quarters of positive net income by the Company (such net income to be that as reflected in the Company’s quarterly reports filed with the Securities and Exchange Commission). The agreement also provided for a monthly automobile allowance of $550.00 and the reimbursement of Mr. Mitola’s business-related expenses.
     As part of the employment agreement, we granted to Mr. Mitola an option to purchase 50,000 shares of our common stock at a price per share of $12.68, which is equal to the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to the effective date of the contract. The option granted vested in amounts of 16,667 shares on each December 31st of 2003, 2004 and 2005, except on a change of control in which case all the options would have immediately vest. Except as specifically set forth in the employment agreement, such options are governed by the Company’s 2001 Stock Incentive Plan.
     The employment agreement imposed on Mr. Mitola non-competition, non-solicitation and confidentiality obligations.
     Mr. Mitola resigned from the Company in January 2006.
David R. Asplund
     Effective January 23, 2006 we entered employment contract with David Asplund for a three year period ending January 22, 2009 to serve as the Company’s Chief Executive Officer. The contract provides for a base annual salary of $285,000 and eligibility for up to $65,000 of bonus compensation each year, based on the Company’s performance. For the first year, the bonus will be based on consolidated gross revenue, with $15,000 payable if gross revenue exceeds $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. The bonus formula for the second and third contract years has not been determined but is to be based on our consolidated net income for such years.
     In addition to base salary and bonus, we granted to Mr. Asplund options to purchase up to 100,000 shares for each of the three contract years, with such options vesting in arrears at the end of each year. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in the contract) death, disability or resignation and upon a change of control. The option price for the first 100,000 shares is $9.30, which was the 30 day average closing price of our common stock, determined on Friday, January 20, 2006, which was the last business day prior to the day Mr. Asplund began serving as CEO. The option price for each of the subsequent grants will be based on the market price on January 23, 2007 and January 23, 2008, respectively, using the 30 day average closing price of our common stock, determined on each such date. Such options are granted pursuant to our 2001 Incentive Stock Plan, as amended.
     The employment agreement imposes on Mr. Asplund non-competition, non-solicitation and confidentiality obligations.

Leonard Pisano
     Effective May 3, 2005 our subsidiary, Maximum Performance Group, entered into an employment agreement with Leonard Pisano to serve as its president for a three-year period ending May 2, 2008. We also appointed him chief operating officer of Electric City, a position which he held until June 30, 2006, when he became executive vice president of sales of Electric City. The employment agreement provides for a base salary of $225,000 plus a monthly auto allowance of $500. In addition, Mr. Pisano is eligible to receive a $50,000 bonus upon the Company’s achievement of two consecutive quarters of positive EBITDA and to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Pisano is to be granted options to purchase 31,667 shares of our common stock at $15.00 per share. These options vest 5,000 on the effective date of the agreement, 8,889 shares on the each of the remaining anniversaries of the agreement, except on a change of control in which case all the options will immediately vest.
     The employment agreement imposes on Mr. Pisano non-competition, non-solicitation and confidentiality obligations.
Jeffrey Mistarz
     Effective January 1, 2003, we entered into an employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. This agreement provided for an annual base salary of $175,000 through December 31, 2003, which increased to $210,000 effective January 1, 2004. In addition, Mr. Mistarz was eligible to participate in an annual bonus plan with certain other management employees. The agreement provided Mr. Mistarz with options to purchase 26,667 shares of our common stock at a price of $15.00 per share, which options vested 8,889 shares each on December 31, 2003, 2004 and 2005. Except as specifically set forth in the employment agreement, such options are governed by the Company’s 2001 Stock Incentive Plan.
     On August 15, 2006, we entered into a new employment agreement with Mr. Mistarz to serve as our executive vice president and chief financial officer for a two-year period ending August 14, 2008. The employment agreement provides for a base salary of $210,000. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Mistarz is to be granted options to purchase 300,000 shares of our common stock at $1.00 per share. The options vest in three equal amounts, with one third vesting upon signing of the employment contract, the second third vesting on the first anniversary of the employment contract and the final third vesting on the second anniversary of the employment contract. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in the contract) death, disability or resignation and upon a change of control. The contract also imposes non-competition, non-solicitation and confidentiality obligations on Mr. Mistarz.
Daniel Parke
     Effective June 30, 2006, Parke Industries, LLC entered into an employment agreement with Daniel Parke to serve as its president for a two-year period ending June 30, 2008. We also appointed him president and chief operating officer of Electric City Corp. The employment agreement provides for a base salary of $250,000 plus a monthly auto allowance of $800. In addition, Mr. Parke is eligible to participate in an annual bonus plan with certain other management employees as determined by the Board of Directors. The employment contract also provides that Mr. Parke is granted options to purchase 46,667 shares of our common stock at $1.10 per share. These options vest 15,555 on the effective date of the agreement, 15,556 shares on the first anniversary of the agreement and 15,556 on the second anniversary of the agreement. Vesting of the options will accelerate upon termination for reasons other than due cause (as defined in the contract) death, disability or resignation and upon a change of control.

     The employment agreement imposes on Mr. Parke non-competition, non-solicitation and confidentiality obligations.
2005 Option Grants
     The following table sets forth information regarding stock option grants made to each of the above named executive and principal officers during the fiscal year ended December 31, 2005.

	Number of	Percent of			Potential Realizable Value
	Shares	Total Options			at Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Options	Employees in	Price	Expiration	for Option Term
Name	Granted (#)	Period	($/Share)	Date	5%	10%
John P. Mitola	—	—	—	—	—	—
Leonard Pisano	31,667	45.3%	$15.00	5/3/2015	$298,725	$757,028
Jeffrey R. Mistarz	—	—	—	—	—	—
Denis Enberg	—	—	—	—	—	—
Eugene Borucki	6,667	9.5%	$18.45	6/2/2015	$77,354	$196,030
Option Values
     The following table sets forth information regarding the number and value of unexercised options held by each of the above named executive and principal officers as of December 31, 2005. None of our named executive or principal officers hold any stock appreciation rights and none of them exercised any options during the fiscal year ended December 31, 2005.

	Number of Shares Underlying Unexercised		Value of Unexercised In-the-Money Options
	Options at December 31, 2005 (#)		at December 31, 2005 ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Mitola	116,667	—	—	—
Leonard Pisano	5,000	26,667	—	—
Jeffrey R. Mistarz	40,000	—	—	—
Denis Enberg	10,556	6,111	—	—
Eugene Borucki	11,445	9,222	—	—

Securities Under Equity Compensation Plans
     The following information reflects certain information about our equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))
Equity compensation plans approved by security holders (1)	169,967	$16.65	1,668

Equity compensation plans not approved by security holders (2)(3)	630,034	$50.40	—

Total	800,001	$46.50	1,668

(1)	The 2001 Employee Stock Incentive Plan (“Plan”) was approved by the Company’s stockholders at the 2001 Annual Meeting of Stockholders. The Plan called for 53,333 shares of the Company’s common stock to be reserved for issuance upon approval of the Plan by the Company stockholders and additional reserves of 33,333 shares of the Company’s common stock on each January 1, beginning January 1, 2002. Effective June 7, 2006, the Company’s stockholders approved an amendment to the plan to i) increase the maximum number of shares reserved for issuance from 219,999 to 619,999, ii) increase the number of shares by which the plan will automatically increase each year, beginning on January 1, 2007, from 33,333 to 1,333,333 shares, and iii) increase the number of shares issuable to one participant during any one calendar year from 100,000 shares to 300,000 shares.

(2)	Prior to the adoption of the 2001 Employee Stock Incentive Plan, the Company had granted to certain of its employees stock options on a discretionary basis. These grants were not made pursuant to any formal plan. Grants made to employees pursuant to this method were discontinued following adoption of the Plan.

(3)	The Company grants stock options to its non-employee directors pursuant to a Directors Stock Option Plan (See “Compensation of Directors”), which grants are included in this category.
Stock Options and Incentive Compensation
     During the Company’s annual meeting of stockholders held on August 30, 2001, our stockholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), which provided that up to 53,333 shares of the Company’s common stock, par value $0.0001, may be issued under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of common stock to be reserved for issuance under the Plan on January 1 of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of common stock, or (ii) 33,333 shares. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment, or stock of the Company, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of common stock. Approximately 67 employees and officers of the Company and its subsidiaries are currently eligible to participate in the Plan.

     As of December 31, 2005, there were 186,666 shares of common stock reserved under the Plan. The Company granted options to purchase 56,500 under the Plan during 2005, and options to purchase 169,967 shares were outstanding under the Plan as of December 31, 2005. Only the directors’ options described under “Compensation of Directors” were granted outside of the Plan during 2004 or 2005. During 2005 the Company issued 15,032 shares under the Plan to Mr. Asplund and Mr. Valentine, both directors who acted as consultants to the Company in raising capital and assisting with the acquisition of Maximum Performance Group, Inc.
     At the 2006 annual meeting of stockholders, our stockholders approved an amendment to the 2001 Stock Incentive Plan to i) increase the maximum number of shares reserved for issuance from 219,999 to 619,999, ii) increase the number of shares by which the plan will automatically increase each year, beginning on January 1, 2007, from 33,333 to 1,333,333 shares, and iii) increase the number of shares issuable to one participant during any one calendar year from 100,000 shares to 300,000 shares.
Compensation of Directors
     Effective April 1, 2000, the Company adopted a stock option plan for all non-employee directors, which is separate and distinct from the 2001 Stock Incentive Plan. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 100,000 shares of our common stock, and a grant of options to purchase an additional 50,000 shares on the first day of January beginning on the second January following the date the Director became an eligible director. These options have an exercise price equal to the closing price of our common stock on the grant date and a term of ten years. The initial options vest on first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.
     The Company granted options to purchase 13,333 shares under the directors’ stock option plan during 2005, and options to purchase 97,778 shares were outstanding under this plan as of December 31, 2005.
     Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company, in addition to stock options, are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at the meetings.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
          The following tables list certain information, as of August 25, 2006, regarding the beneficial ownership of our outstanding common stock by (1) each of our directors and named executive officers, (2) the persons known to us to beneficially own greater than 5% of each class of our voting securities and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

		Common	Common
		Shares	Shares
	Common	Issuable Upon	Issuable Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%
Directors, Executive Officers and 5% Holders
David Asplund	1,865,099 (2)	4,852 (2)	9,445	1,879,396	3.812%
Augustine Fund LP (3)	2,628,000	18,125	—	2,646,125	5,367%
Gregory Barnum	—	—	1,667	1,667	*
William Carey	—	—	1,667	1,667	*
Cinergy Ventures II (4)	3,123,500	45,625	3,333 (5)	3,172,458	6.430%
Richard P. Kiphart	14,640,972	75,195	1,667	14,717,834	29.815%
Leaf Mountain Company (6)(7)	3,326,701	—	—	3,326,701	6.750%
Jeffrey R. Mistarz	947	—	39,999	40,946	*
Daniel R. Parke	5,021,082	—	17,222	5,038,304	*
Gerald A. Pientka (6)	1,467	—	13,334	14,801	*
Leonard Pisano	40,700	—	13,889	54,589	*
SF Capital Partners Ltd. (8)	4,237,600	— (9)	—	4,237,600	8.598%
David W. Valentine	349,033	—	6,669	355,702	*

All directors and executive officers as a group (9 persons)**	21,919,300	80,047	105,559	22,104,906	44.681%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication

(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	Includes common stock and warrants to purchase common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(3)	The controlling members, directors and officers, all of whom are Thomas Duszynski, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund, L.P. The business address of Augustine Fund, L.P. is 141 West Jackson Blvd., Suite 2182, Chicago, Illinois 60604.

(4)	Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp. and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Cinergy is a publicly owned entity.

(5)	Reflects stock options awarded pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Cinergy Ventures II, LLC, The policies of Cinergy Ventures II provide that director compensation be paid to the Cinergy Ventures II rather than to the individual.

(6)	Mr. Gerald Pientka, who is one of our directors, is also a member of Leaf Mountain Company, LLC.

(7)	The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, IL 60603.

(8)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners.

Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(9)	Excludes warrants to purchase 42,813 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 42,813 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.677%.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:
•	our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 21, 2006;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 15, 2006;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 14, 2006;

•	our definitive Proxy Statement for the 2006 meeting of stockholders, as filed with the SEC on April 28, 2006);

•	our current reports on Form 8-K, as filed with the SEC on August 22, 2006, August 18, 2006, August 14, 2006, August 7, 2006, July 17, 2006, July 10, 2006, July 6, 2006, June 15, 2006, June 13, 2006, May 23, 2006, May 22, 2006, May 16, 2006, April 26, 2006, April 7, 2006, March 22, 2006, March 14, 2006, February 22, 2006, February 9, 2006, January 26, 2006, December 15, 2005 and July 15, 2005.
     We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
Attn: Corporate Secretary
(847) 437-1666
          Copies of these filings are also available through our website. Our web site address is http://www.elccorp.com.

WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
          The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
          Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
FINANCIAL STATEMENTS

Index to Financial Statements	Page

Report of Independent Certified Public Accountants	F-1

Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-2 – F-3

Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-4

Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003	F-5

Statements of Consolidated Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-6 – F-7

Notes to Consolidated Financial Statements	F-8 – F-43

Report of Independent Registered Public Accounting Firm
Electric City Corp.
Elk Grove Village, Illinois
We have audited the accompanying consolidated balance sheets of Electric City Corp. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. We have also audited the schedule in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electric City Corp. at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chicago, Illinois	/s/ BDO SEIDMAN, LLP
March 11, 2006
(except for note 23, which
is as of June 15, 2006)

Electric City Corp.
Consolidated Balance Sheets

December 31,	2005	2004

Assets

Current Assets
Cash and cash equivalents	$4,229,150	$1,789,808
Accounts receivable, less allowance for doubtful accounts of $325,000 and $199,000 at December 31, 2005 and 2004, respectively	1,747,019	1,067,104
Inventories (Note 6)	1,457,789	1,029,645
Advances to suppliers	324,677	—
Costs and estimated earnings in excess of billings on uncompleted contracts	28,462	—
Prepaid expenses and other	207,480	90,727

Total Current Assets	7,994,577	3,977,284

Net Property and Equipment (Note 7)	2,514,196	1,985,561

Deferred Financing Costs, net of amortization of $680,100 and $586,326 at December 31, 2005 and 2004, respectively (Note 11)	299,964	99,902

Intangibles, net of amortization of $471,765 (Note 4)	1,960,835	—

Cost in Excess of Assets Acquired	4,329,402	416,573

	$17,098,974	$6,479,320

Electric City Corp.
Consolidated Balance Sheets

December 31,	2005	2004

Liabilities and Stockholders’ Equity

Current Liabilities
Line of credit (Note 10)	$2,000,000	$—
Notes payable (Note 12)	150,000	—
Current maturities of long-term debt (Notes 11 and 12)	651,313	424,451
Accounts payable	913,369	1,284,421
Accrued expenses (Note 8)	1,228,765	567,689
Deferred revenue	984,728	437,419
Customer deposits	1,419,919	1,000,000

Total Current Liabilities	7,348,094	3,713,980

Deferred Revenue	1,044,524	179,167

Long-Term Debt, less current maturities net of unamortized discount of $898,409 and $50,048 as of December 31, 2005 and 2004, respectively (Notes 11 and 12)	4,328,719	805,902

Total Liabilities	12,721,337	4,699,049

Commitments (Note 14 and 16)

Stockholders’ Equity (Notes 17, 18, 19 and 23)
Preferred stock, $.01 par value; 5,000,000 shares authorized, Series E –236,254 and 224,752 issued and outstanding as of December 31, 2005 and December 31, 2004, respectively (liquidation value of $47,250,800 and $44,950,400 at December 31, 2005 and December 31, 2004, respectively)	2,363	2,248
Common stock, $.0001 par value; 200,000,000 shares authorized, 3,386,465 and 2,774,170 issued as of December 31, 2005 and December 31, 2004, respectively	339	276
Additional paid-in capital	64,773,556	55,303,630
Accumulated deficit	(60,398,621)	(53,525,883)

Total Stockholders’ Equity	4,377,637	1,780,271

	$17,098,974	$6,479,320

See accompanying notes to consolidated financial statements.

Electric City Corp.
Consolidated Statements of Operations

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

Revenue	$3,693,429	$733,630	$2,280,532

Expenses
Cost of sales	3,691,854	862,366	1,945,554
Selling, general and administrative	6,078,098	4,234,239	3,921,121

	9,769,952	5,096,605	5,866,675

Operating loss	(6,076,523)	(4,362,975)	(3,586,143)

Other Income (Expense)
Interest income	58,737	22,505	10,311
Interest expense	(602,990)	(648,554)	(365,252)

Total other (expense) income	(544,253)	(626,049)	(354,941)

Loss from continuing operations before discontinued operations	(6,620,776)	(4,989,024)	(3,941,084)

Discontinued Operations:
Loss from operation of discontinued business	(251,962)	(170,338)	(776,710)
Loss on disposal of switchgear business	—	—	(764,148)

Loss from discontinued operations	(251,962)	(170,338)	(1,540,858)

Net Loss	(6,872,738)	(5,159,362)	(5,481,942)

Preferred Stock Dividends (Note 18)	(1,851,345)	(4,639,259)	(4,817,917)

Net Loss Available to Common Shareholders	$(8,724,083)	$(9,798,621)	$(10,299,859)

Basic and diluted loss per common share from continuing operations	$(2.65)	$(3.62)	$(3.90)

Discontinued operations	(0.08)	(0.06)	(0.68)

Basic and Diluted Loss Per Common Share	$(2.73)	$(3.68)	$(4.58)

Weighted Average Common Shares Outstanding	3,190,664	2,660,093	2,250,766

See accompanying notes to consolidated financial statements.

Electric City Corp.
Consolidated Statements of Stockholders’ Equity

			Series A	Series A	Series C	Series C	Series D	Series D	Series E	Series E	Additional			Total
	Common	Common	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Paid-in	Accumulated	Treasury	Stockholders’
	Shares (1)	Stock (1)	Shares	Stock	Shares	Stock	Shares	Stock	Shares	Stock	Capital	Deficit	Stock	Equity

Balance, December 31, 2002	2,152,219	$215	2,171,192	$21,712	211,643	$2,116	—	$—	—	$—	$47,153,327	$(42,884,579)	$(8,500)	$4,284,291

Issuance of common stock (net of offering costs of $154,790)	121,008	12	—	—	—	—	—	—	—	—	1,515,114	—	—	1,515,126
Issuance of Series D Convertible Preferred Stock for cash (net of offering costs of $142,672)	—	—	—	—	—	—	150,000	1,500	—	—	1,355,828	—	—	1,357,328
Issuance of common stock to purchasers of Series D Convertible Preferred Stock	1,504	0	—	—	—	—	—	—	—	—	0	—	—	—
Cumulative dividends on Preferred Stock	—	—	—	—	—	—	—	—	—	—	(2,551,379)	—	—	(2,551,379)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	225,398	2,254	21,971	220	7,769	78	—	—	2,548,827	—	—	2,551,379
Warrants issued in connection with convertible debt issuance and line of credit	—	—	—	—	—	—	—	—	—	—	541,400	—	—	541,400
Value of beneficial conversion feature on convertible debt	—	—	—	—	—	—	—	—	—	—	180,381	—	—	180,381
Conversion of term note	1,667	0	—	—	—	—	—	—	—	—	53,000	—	—	53,000
Exercise of warrants	13,133	1	—	—	—	—	—	—	—	—	196,999	—	—	197,000
Warrants issued in exchange for services received	—	—	—	—	—	—	—	—	—	—	393,550	—	—	393,550
Short-swing profit contribution	—	—	—	—	—	—	—	—	—	—	798	—	—	798
Retirement of shares held in treasury	(67)	—	—	—	—	—	—	—	—	—	(8,500)	—	8,500	—
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	—	—	(5,481,942)	—	(5,481,942)

Balance, December 31, 2003	2,289,464	$228	2,396,590	$23,966	233,614	$2,336	157,769	$1,578	—	$—	$51,379,345	$(48,366,521)	$—	$3,040,932

Issuance of common stock (net of offering costs of $910,393)	333,333	33	—	—	—	—	—	—	—	—	10,089,574	—	—	10,089,607
Conversion of preferred stock	130,447	13	(145,000)	(1,450)	—	—	—	—	(5,067)	(51)	1,488	—	—	—
Redemption of preferred stock	—	—	(514,375)	(5,144)	—	—	(24,087)	(241)	—	—	(6,994,621)	—	—	(7,000,006)
Exchange of preferred stock	—	—	(1,737,215)	(17,372)	(233,614)	(2,336)	(133,682)	(1,337)	210,451	2,105	18,940	—	—	—
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	(1,636,780)	—	—	(1,636,780)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	—	—	—	—	—	—	16,368	164	1,636,616	—	—	1,636,780
Conversion of term note	8,667	1	—	—	—	—	—	—	—	—	275,599	—	—	275,600
Exercise of warrants (net of offering costs of $24,000)	12,333	1	—	—	—	—	—	—	3,000	30	460,969	—	—	461,000
Warrants issued for services received	—	—	—	—	—	—	—	—	—	—	72,500	—	—	72,500
Other	(74)	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss for the year ended December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	(5,159,362)	—	(5,159,362)

Balance, December 31, 2004	2,774,170	$276	—	$—	—	$—	—	$—	224,752	$2,248	$55,303,630	$(53,525,883)	$—	$1,780,271

Issuance of common stock (net of offering costs of $211,787)	416,667	42	—	—	—	—	—	—	—	—	5,413,171	—	—	5,413,213
Conversion of preferred stock	14,447	2	—	—	—	—	—	—	(2,167)	(22)	20	—	—	—
Shares issued for the acquisition of Maximum Performance Group, Inc.	166,149	17	—	—	—	—	—	—	—	—	2,691,590	—	—	2,691,607
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	(1,366,900)	—	—	(1,366,900)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	—	—	—	—	—	—	13,669	137	1,366,763	—	—	1,366,900
Warrants issued in connection with convertible debt issuance	—	—	—	—	—	—	—	—	—	—	920,000	—	—	920,000
Common stock issued for services received	15,032	2	—	—	—	—	—	—	—	—	125,482	—	—	125,484
Warrants issued for services received	—	—	—	—	—	—	—	—	—	—	319,800	—	—	319,800
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	(6,872,738)	—	(6,872,738)

Balance, December 31, 2005	3,386,465	$339	—	$—	—	$—	—	$—	236,254	$2,363	$64,773,556	$(60,398,621)	$—	$4,377,637

(1)	Adjusted for 1 for 15 reverse split of common stock effected June 15, 2006.
See accompanying notes to consolidated financial statements.

Electric City Corp.
Statement of Cash Flows

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

Cash Flows From Operating Activities
Net loss	$(6,872,738)	$(5,159,362)	$(5,481,942)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired and disposed of:
Provision for (recovery on) bad debts	96,872	5,865	(21,511)
Depreciation and amortization	601,869	58,878	110,632
Amortization of deferred financing costs	93,774	382,710	203,616
Amortization of issuance discount	71,639	191,727	102,006
Issuance of shares and warrants in exchange for services received	319,800	72,500	393,550
Accrued interest converted to common stock	—	4,736	654
Loss on disposal of discontinued operations	—	—	764,148
Loss on disposal of fixed assets	11,743	—	—
Goodwill impairment	242,830	—	—
Changes in assets and liabilities, net of dispositions
Accounts receivable	(484,685)	377,842	(67,222)
Inventories	(102,022)	(334,628)	713,689
Advances to suppliers	148,012	—	—
Other current assets	(81,604)	(143,971)	(87,660)
Accounts payable	(1,299,561)	(14,401)	74,346
Accrued liabilities	2,136	26,101	(328,898)
Deferred revenue	401,050	4,112	283,308
Customer deposits	(105,757)	488,833	511,167

Net cash used in operating activities	(6,956,642)	(4,039,058)	(2,830,117)

Cash Flows From Investing Activities
Acquisition (including acquisition costs), net of cash acquired	(1,632,972)	—	—
Sale of discontinued operations	—	—	929,032
Purchase of property and equipment	(548,874)	(149,603)	(32,304)

Net cash (used in) provided by investing activities	(2,181,846)	(149,603)	896,728

Cash Flows From Financing Activities
Borrowings (payments) on line of credit	2,000,000	—	(500,000)
Proceeds from long-term debt	5,000,000	—	1,010,000
Payments on long-term debt	(541,547)	(39,155)	(427,514)
Preferred stock redemption	—	(7,000,006)	—
Proceeds from issuance of preferred stock	—	11,000,000	1,500,000
Proceeds from issuance of common stock	5,625,000	—	1,669,914
Costs related to stock issuances	(211,787)	(910,393)	(297,462)
Cash paid for deferred financing costs	(293,836)	—	(308,228)
Proceeds from exercise of warrants	—	461,000	197,000
Short-swing profit contribution	—	—	798

Net cash provided by financing activities	11,577,830	3,511,446	2,844,508

Net Increase (Decrease) in Cash and Cash Equivalents	2,439,342	(677,215)	911,119

Cash and Cash Equivalents, at beginning of period	1,789,808	2,467,023	1,555,904

Cash and Cash Equivalents, at end of period	$4,229,150	$1,789,808	$2,467,023

Electric City Corp.
Statement of Cash Flows

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for interest – continuing operations	$214,258	$82,340	$44,000
Cash paid during the period for interest – discontinued operations	364	660	9,000

Stock, warrants and options issued in exchange for services received	319,800	72,500	393,550

Accrual satisfied through the issuance of common stock	—	4,736	654

Inventory transferred to fixed assets (VNPP assets)	—	762,243	—

Satisfaction of accrued dividends on Series A Preferred Stock through the issuance of 5,407 shares of Series E Preferred stock during the year ended December 31, 2004 and 225,398 shares of Series A Preferred stock during the year ended December 31, 2003	—	540,705	2,253,978

Satisfaction of accrued dividends on Series C Preferred Stock through the issuance of 532 shares of Series E Preferred stock during the year ended December 31, 2004 and 21,971 shares of Series C Preferred stock during the year ended December 31, 2003	—	53,206	219,712

Satisfaction of accrued dividends on Series D Preferred Stock through the issuance of 359 shares of Series E Preferred stock during the year ended December 31, 2004 and 7,769 shares of Series D Preferred stock during the year ended December 31, 2003	—	35,932	77,689

Satisfaction of accrued dividends on Series E Preferred Stock through the issuance of 13,669 and 10,070 shares of Series E Preferred stock during the years ended December 31, 2005 and December 31, 2004, respectively	1,366,900	1,006,937	—

Conversion of convertible debt to common stock	$—	$270,864	$52,346
See accompanying notes to consolidated financial statements.

Electric City Corp.
Notes to Consolidated Financial Statements
Note 1 – Description of Business
     Electric City Corp. (the “Company”), a Delaware corporation, is a developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company is made up of three separate companies, comprising two distinct business segments: Electric City Corp. and Maximum Performance Group, Inc. comprise the Energy Technology segment and Great Lakes Controlled Energy Corporation comprises the Building Control and Automation segment. Electric City and Great Lakes Controlled Energy operate out of separate facilities, both located in Elk Grove Village, Illinois, a suburb of Chicago. Maximum Performance Group is headquartered in New York City with a sales and engineering office in San Diego, California. In January 2006, the Company made the decision to sell Great Lakes in order to focus exclusively on its Energy Technology products. On April 3, 2006, effective March 31, 2006 it sold its Building Control and Automation business to the former owners. The results of operations for Great Lakes have been presented as a separate component of income before extraordinary items for all periods presented in these financial statements. As a result of the sale, as of March 31, 2006 the Company has only one operating segment.
Note 2 – Basis of Presentation
     The accompanying consolidated financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow from operations since inception and currently has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is ultimately dependent on its ability to obtain additional funding and increase sales to a level that will allow it to operate profitably and sustain positive operating cash flows. In January 2006, the Company announced that its Chief Executive Officer had resigned and been replaced by a member of the Board of Directors. The new CEO has begun to implement changes that he hopes will improve the Company’s sales and profitability. The Company anticipates that it will raise additional capital before the end of 2006 in order to continue to fund operations while it works to improve profitability and cash flow. The Company has historically funded its operations through the issuance of additional equity and secured debt. However, there is no assurance that the Company will continue to be successful in obtaining additional funding in the future or improving its operating results. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.
Note 3 — Summary of Significant Accounting Policies
     Principles of Consolidation
     The consolidated financial statements include the accounts of Electric City Corp. and its wholly owned subsidiary Maximum Performance Group, Inc. All significant intercompany balances and transactions have been eliminated.

Electric City Corp.
Notes to Consolidated Financial Statements
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
     Concentration of Risk
     The Company’s customers are primarily distributors of its EnergySaver product line, building owners, general contractors and electrical contractors. Two customers accounted for 37% and 11% of the Company’s consolidated billings during the year ended December 31, 2005, respectively. During the year ended December 31, 2004 five customers accounted for 39%, 14%, 12%, 11% and 10% of the Company’s consolidated revenue, respectively, and three customers accounted for 34%, 24% and 15% of the Company’s consolidated revenue, respectively during the year ended December 31, 2003. The customer that accounted for 37% of the Company’s consolidated sales in 2005 was not a customer of the Company in 2004. Of the customers accounting for more than 10% of the Company’s consolidated sales in 2004, one also accounted for more than 10% of consolidated sales in 2003.
     The Company purchases its raw materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its manufacturing processes will not be interrupted by the inability of a single supplier to deliver product. During the year ended December 31, 2005, no single supplier accounted for more than 10% of the Company’s total purchases. During the year ended December 31, 2004, three suppliers accounted for 25%, 19% and 14% of the Company’s total purchases, respectively. During the year ended December 31, 2003, three suppliers accounted for 24%, 17% and 11% of the Company’s total purchases, respectively.
     The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.
     Allowance for Doubtful Accounts
     The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to it, the Company believes its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.
     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.

Electric City Corp.
Notes to Consolidated Financial Statements
     Properties & Equipment
     Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Computer equipment	3 years
Office Equipment	3 - 5 years
Furniture	5 - 10 years
Manufacturing equipment	3 - 5 years
Transportation equipment	3 - 5 years
VNPP assets	10 years
     Cost in Excess of Assets Acquired
     Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment.

	Building
	Control and	Energy
	Automation	Technology	Total

Balance at January 1, 2004	$416,573	$—	$416,573

Balance at December 31, 2004	416,573	—	416,573

Acquisition of Maximum Performance
Group, Inc.	—	4,155,660	4,155,660

Impairment charge	(242,831)	—	(242,831)

Balance at December 31, 2005	$173,743	$4,155,660	$4,329,402

     During the fourth quarters of 2004 and 2003, the Company completed its annual assessment of impairment regarding the goodwill recorded for its Building Control and Automation segment. Those assessments, supported by independent appraisals of the fair value of the segment, did not identify any impairment. However, the preliminary 2005 appraisal, made using customary valuation methodologies, including discounted cash flows and fundamental analysis, did reveal a potential impairment. Further supporting this assessment, in February 2006, the Company signed a letter of intent to sell the segment for an amount below the carrying value of the reporting unit. The decline in fair value of the Building Control and Automation segment is primarily the result of the segment failing to meet earnings expectations, due in part to strong competitors in its markets. As a result of this decline in fair value, the Company recorded an impairment loss of $242,831 for the year ended December 31, 2005, which is included in the loss from discontinued operations.

Electric City Corp.
Notes to Consolidated Financial Statements
     It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, the Company may have to take additional charges to recognize a further write-down of the value of our acquisitions to their estimated fair values.
     Deferred Financing Costs
     The Company has capitalized as deferred financing costs $980,063 of expense incurred in arranging its convertible revolving credit facility and convertible term loans. These deferred financing costs are being amortized over the life of the related convertible term loan using the effective interest method. Upon conversion of any portion of a term loan a corresponding portion of the deferred financing costs are recognized as interest expense. The Company included $93,774, $382,710 and $203,616 of amortization of deferred financing costs in interest expense in 2005, 2004 and 2003, respectively.
     Impairment of Long-Lived Assets
     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.
     Revenue Recognition
     The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.
     Revenues on long-term contracts are recorded under the percentage of completion method in conjunction with the cost-to-cost method of measuring the extent of progress toward completion. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Prior to the second quarter of 2005, due to its limited experience estimating the profitability on its long-term contracts at its Building Control and Automation business, the Company deferred all contract related profits (i.e. assumed zero profit) until completion of the contract when the actual profit on the contract was known. Starting in the second quarter of 2005 the Company began recognizing contract related profits based on the projected profits for the contract, consistent with the AICPA’s Statement of Position 81-1 (SOP 81-1).
     The timing of revenue recognition may differ from contract payment schedules resulting in revenues that have been earned but not yet billed. These amounts are recorded on the balance sheet as “Costs and estimated earnings in excess of billings on uncompleted contracts.” The Company recorded costs and estimated profits in excess of billings on long-term jobs of $28,462 and $0 at December 31, 2005 and 2004, respectively. Billings on contracts that do not meet the Company’s revenue recognition policy requirements for which it has been paid or has a valid account receivable are recorded as deferred revenue. Billings in excess of costs on long-term jobs generated by our Building Control and Automation

Electric City Corp.
Notes to Consolidated Financial Statements
business of $241,154 and $387,419 are included in deferred revenue at December 31, 2005 and 2004, respectively.
     Under certain long-term contracts, customers may withhold payment of approximately 5% to 10% of billings (“retainage”) until completion of the job. Retainage of $30,966 and $315,922 is included in accounts receivable at December 31, 2005 and 2004. All of the retainage outstanding as of December 31, 2005 is expected to be collected during fiscal 2006.
     The Company’s MPG subsidiary often bundles contracts to provide monitoring services and web access with the sale of its eMAC hardware. As a result, these sales are considered to be contracts with multiple deliverables which at the time the hardware is delivered and installed includes undelivered services essential to the functionality of the product. Accordingly, the Company defers the revenue for the product and services and the cost of the equipment and installation and recognizes them over the term of the monitoring contract. The monitoring contracts vary in length from 1 month to 5 years. Deferred revenue includes $1,440,172 as of December 31, 2005, related to these contracts.
     The Company has entered into agreements in which it has contracted with utilities to establish a Virtual “Negawatt” Power Plan (“VNPP”). Under these contracts, the Company installs Energy Saver units at participating host locations (i.e. the utility’s customer). The participating host locations receive the benefit of reduced utility costs through the operation of the units. The Company is able to reduce electric demand requirements during periods of peak demand, providing nearly instantaneous control, measurement and verification of load reduction. The utility companies will pay the Company for the availability of this demand reduction and the Company will recognize revenue under these contracts over the period for which the demand reduction is provided. Revenue of $15,781 was recognized from these contracts during the fourth quarter of 2005. No revenue was recognized under such contracts for the years ended December 31, 2004 and 2003. The cost of the energy saver units currently at host locations under such VNPP programs is included in fixed assets and depreciated over the term these units will be used under the existing contracts.
     Shipping and Handling Costs
     The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.
     Research and Development Costs
     Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were approximately $400,000, $150,000 and $70,000 for the periods ended December 31, 2005, 2004 and 2003, respectively.
     Advertising, Marketing and Promotional Costs
     Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $6,000, $1,000, and $17,000 for the periods ended December 31, 2005, 2004 and 2003, respectively.

Electric City Corp.
Notes to Consolidated Financial Statements
     Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
     Net Loss Per Share
     The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Dilutive earnings per share would include all common stock equivalents unless anti-dilutive. The Company has not included the outstanding options, warrants, convertible preferred stock or convertible debt as common stock equivalents because the effect would be antidilutive.
     The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock and convertible debt that is not included in the basic and diluted net loss per share available to common stockholders:

December 31,	2005	2004	2003

Weighted average shares issuable upon exercise of outstanding options	781,358	712,703	686,090
Weighted average shares issuable upon exercise of outstanding warrants	910,678	733,594	614,076
Weighted average shares issuable upon conversion of preferred stock	1,519,209	1,536,383	1,702,174
Weighted average shares issuable upon conversion of convertible debt	157,225	23,845	9,487

Total	3,368,470	3,006,525	3,011,827

     Financial Instruments
     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt approximates fair value based on instruments with similar terms.
     Stock-based Compensation
     At December 31, 2005, the Company had a stock-based compensation plan, which is described in Note 19. The Company applied the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for such plan. No stock-based compensation expense was reflected in the 2005, 2004 or 2003 net loss as all options granted during those years had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant.

Electric City Corp.
Notes to Consolidated Financial Statements
     For purposes of the following pro forma disclosures as required by Statement of Financial Accounting Standards (“SFAS”) No. 123, the fair value of each option granted after December 15, 1994 has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

December 31,	2005	2004	2003

Risk-free interest rate	4.91%	4.95%	5.02%
Expected volatility	98.4%	99.0%	99.5%
Expected life (years)	8.5	8.5	8.5
Expected dividend yield	0%	0%	0%

     The weighted-average fair value of options granted was $98.85 in 2005, $99.45 in 2004 and $100.80 in 2003. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period.
     The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation:

Year ended December 31,	2005	2004	2003

Net Loss, as reported	$(6,873,000)	$(5,159,000)	$(5,482,000)

Deduct: Stock-based employee compensation expense included in reported net loss	—	—	—
Add: Total stock-based employee compensation expense determined under fair value based method for awards [1]	(774,000)	(898,000)	(889,000)

Pro forma net loss	$(7,647,000)	$(6,057,000)	$(6,371,000)

Net loss per share
Basic and diluted – as reported	$(2.73)	$(3.68)	$(4.58)
Basic and diluted – pro forma	$(2.98)	$(4.02)	$(4.97)

[1]	All awards refer to awards granted, modified, or settled in fiscal periods beginning after December 15, 1994 – that is, awards for which the fair value was required to be measured and disclosed under Statement 123.
     The Company adopted FAS 123 (R), during the first quarter of 2006, recording $144,610 and $102,259 in expense associated with options issued to employees in its Condensed Consolidated Statements of Operations during the first and second quarters of 2006, respectively.

Electric City Corp.
Notes to Consolidated Financial Statements
     Warranty Obligations
     The Company warrants to the purchasers of its products that the product will be free of defects in material and workmanship for one year from the date of installation. In addition, some customers have purchased extended warranties for the Company’s products that extend the base warranty for up to ten years. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. See Note 9 for additional information about the Company’s warranty liability.
     Insurance Reserves
     In October 2005, the Company implemented a partially self-funded health insurance program for its employees. Under the program the Company is responsible for the first $35,000 of each individual claim, but its exposure is limited on a monthly and cumulative basis through insurance provided by a third party insurance company. The Company accrues on a monthly basis an amount sufficient to cover its maximum exposure under the program. As of December 31, 2005 it had an accrued liability of $57,231 to cover future claims under the program. At the end of the plan year it will assess the adequacy of the reserve based on its claims history and adjust the reserve as necessary.
     Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. This statement revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement is effective as of the first reporting period that begins after June 15, 2005. The Company adopted SFAS 123(R) during the first quarter of fiscal 2006, the effect of which is recorded to its statement of operations. In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company has taken SAB 107 into consideration during implementation of SFAS 123R.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires the retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific effects or cumulative effect of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Electric City Corp.
Notes to Consolidated Financial Statements
     Note 4 – Acquisition of Maximum Performance Group, Inc.
     On May 3, 2005, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 28, 2005, by and among Electric City Corp., MPG Acquisition Corporation, a wholly-owned subsidiary of Electric City (“Merger Subsidiary”), and Maximum Performance Group, Inc. (“MPG”), Electric City acquired MPG through the merger of MPG with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Maximum Performance Group, Inc.
     The merger consideration, after post closing adjustments, consisted of $1,632,972 in cash (net of transaction costs of $137,386 and cash acquired of $136,492), 166,149 shares of Electric City common stock and approximately 166,149 additional shares which have been placed in escrow. Total consideration was $4,616,880, which consisted of $1,632,079 in cash, stock valued at $2,691,607 (based on the average closing price the Company’s stock for the five days before and after the announcement of the transaction of $16.20 per share), $137,386 in transaction costs plus commissions paid to Delano Securities in the form of 8,366 shares of common stock valued at $15.00 per share (the closing price of the Company’s stock on the effective date of the transaction). The cash portion of the consideration was funded with proceeds from a private placement of the Company’s common stock. (See note 17(r) for additional information on the private placement). If MPG’s revenues during the two years following the merger exceed an aggregate of $5,500,000 on a cumulative basis, the escrow shares will be released to the former stockholders of MPG at the rate of 13.47 shares for every $1,000 of revenue in excess of such amount. These shares will be valued at the market price at the time they are released from escrow and will result in an increase in the goodwill associated with the transaction. The escrow shares are also available to satisfy any indemnification claims which the Company may have under the Merger Agreement, thus would reduce the shares available for the selling stockholders of MPG. As a part of the transaction, the former stockholders of MPG entered into a stock trading agreement with the Company which restricts their ability to sell shares of the Company’s common stock under certain circumstances. As a result of the merger, Merger Subsidiary (which changed its name to Maximum Performance Group, Inc. pursuant to the merger) became responsible for the liabilities of MPG, including approximately $232,000 in payments owed to shareholders and affiliates and approximately $40,000 of bank debt and capitalized lease obligations.
     MPG is a technology based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for HVAC and lighting applications. The eMAC line of controllers provide intelligent control and continuous monitoring of HVAC and lighting equipment via wireless technology to reduce energy usage and improve system reliability. MPG, which had 2004 revenues of approximately $2.3 million, has offices in New York, New York and San Diego, California.
     Electric City acquired MPG to expand its product line of proprietary energy conservation technologies and because it believed that the customer bases, technologies and personnel of the two companies complemented each other well and could lead to an expansion of the combined entity’s market presence.
     In connection with the acquisition of MPG, the Company appointed Leonard Pisano as Electric City’s Chief Operating Officer, and Maximum Performance Group, Inc. entered into an employment agreement with Mr. Pisano under which he will be employed for three years as its President.

Electric City Corp.
Notes to Consolidated Financial Statements
     The assets acquired and liabilities assumed in the acquisition are as follows:

Accounts receivable	$292,102
Inventory	326,122
Advances to suppliers	472,689
Other current assets	63,611
Net property and equipment	121,608
Identifiable intangible assets	2,432,600
Goodwill	4,155,659

Total assets acquired	7,864,391

Accounts payable	928,509
Accrued expenses	658,940
Deferred revenue	1,011,616
Other current liabilities	525,676
Notes payable	289,587

Total liabilities acquired	3,414,328

Net assets acquired	4,450,063

Less valuation of shares issued for acquisition	(2,691,607)
Acquisition costs paid through the issuance of common stock	(125,484)

Total cash paid, including acquisition costs, net of cash acquired	$1,632,972

     Utilizing an independent third party valuation firm, the Company has assessed the fair values of assets and liabilities of MPG and allocated the purchase price accordingly. For purposes of the allocation, it has allocated $2,432,600 of the MPG purchase price to identifiable intangible assets with definitive lives such as customer relationships, customer contracts and the eMac technology and software. This amount has been capitalized and is being amortized over the estimated useful life of the related identifiable intangible assets. The amounts capitalized and the estimated useful life of the identifiable intangible assets are as follows:

	Estimated	Estimated
Asset Class	Value	Useful Life
eMac technology and software	$1,979,900	4.0
Customer relationships	267,800	9.7
Customer contracts	184,900	1.0

Electric City Corp.
Notes to Consolidated Financial Statements
     The acquisition was recorded using the purchase method of accounting. Accordingly, the results of the MPG’s operations have been included in the consolidated statement of operations since May 1, 2005. Unaudited pro forma results of operations for the years ended December 31, 2005 and 2004 for the Company and MPG, assuming the acquisition took place on January 1, 2004, are as follows:

Year ended December 31,	2005	2004

Revenue:
As Reported	$4,854,772	$2,412,635
Pro-forma	5,111,454	4,724,950

Net Loss:
As Reported	$(6,872,738)	$(5,159,362)
Pro-forma	(8,560,744)	(8,278,842)

Basic and Diluted Loss per Share:
As Reported	$(2.73)	$(3.68)
Pro-forma	(3.26)	(4.86)

Note 5 – Discontinued Operations
     The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.
     On June 3, 2003, the Company entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of the Company’s Power Management segment as of May 31, 2003, in exchange for $929,032 in cash. Hoppensteadt Acquisition Corp. is owned by a group of investors that includes former managers of the Company’s Power Management segment.
     On April 3, 2006, the Company completed a Stock Purchase Agreement with Eugene Borucki and Denis Enberg (the “Purchasers”) in which it agreed to sell, effective as of March 31, 2006, all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to the Purchasers for 14,194 shares of Electric City common stock (the “Transaction”). The Stock Purchase Agreement provided that in the event that Great Lakes’ Adjusted Net Book Value (defined below), was less than $20,000, Electric City would make a cash payment to the Purchasers equal to the difference between the Adjusted Net Book Value and $20,000, and in the event that Great Lakes’ Adjusted Net Book Value exceeded $20,000 then the Purchasers would make a cash payment to Electric City equal to the amount by which the Adjusted Net Book Value exceeded $20,000. Adjusted Net Book Value was defined as net assets (excluding goodwill) less net liabilities (excluding inter-company debt), as such items were shown on the final closing date balance sheet. During May 2006, the Company and the Purchasers completed the calculation of the Adjusted Net Book Value and determined that the Company owed the Purchasers $3,139.

Electric City Corp.
Notes to Consolidated Financial Statements
The assets and liabilities of the discontinued operations that are included in the Company’s consolidated assets and liabilities are as follows:

	December 31,	December 31,
	2005	2004
Accounts receivable	$439,456	$839,560
Other current assets	45,287	20,495

Total current assets	484,743	860,055

Net property plant and equipment	16,028	7,678

Total assets	500,771	$867,733

Accounts payable	$73,825	$498,416
Accrued expenses	81,167	67,606
Current portion of long term debt	2,160	3,451
Deferred revenue	241,154	387,419
Customer deposits	50,000	—

Total current liabilities	448,306	956,892

Long-term debt	—	2,160

Total liabilities	$448,306	$959,052

The revenue and loss related to discontinued operations were as follows:

Year ended December 31	2005	2004	2003

Revenue	$1,161,343	$1,679,005	$4,835,637

Net Loss	(251,962)	(170,338)	(776,710)

Note 6 – Inventories
     Inventories consisted of the following:

December 31,	2005	2004

Raw materials	$919,832	$528,718
Finished goods	537,957	500,927

	$1,457,789	$1,029,645

Electric City Corp.
Notes to Consolidated Financial Statements
Note 7 – Property and Equipment
     Property and equipment consist of the following:

December 31,	2005	2004

Land	$205,000	$205,000
Building	984,396	984,396
Furniture	75,005	60,365
Manufacturing equipment	47,169	40,725
Office equipment	288,271	202,520
Transportation equipment	95,516	37,676
VNPP assets	1,376,005	897,756

	3,071,362	2,428,438
Less accumulated depreciation	557,166	442,877

	$2,514,196	$1,985,561

Electric City Corp.
Notes to Consolidated Financial Statements
Note 8 – Accrued Expenses
     Accrued expenses are comprised of the following:

December 31,	2005	2004

Commissions	$124,736	$26,145
Compensation	133,463	55,979
Contract labor	293,456	—
Insurance	73,432	—
Interest	71,216	6,925
Lease expense	55,191	—
Legal	14,456	65,000
Professional fees	26,328	169,427
Real estate taxes	73,135	79,496
Royalties	12,900	6,900
Sales tax payable	43,439	1,350
Warranty reserve	228,331	151,008
Other	78,682	5,459

	$1,228,765	$567,689

Note 9 – Warranty Liability
     Changes in the Company’s warranty liability are as follows:

December 31,	2005	2004

Balance, beginning of year	$151,008	$121,702
Warranties issued	116,298	36,750
Settlements	(38,975)	(7,444)

Balance, end of year	$228,331	$151,008

Note 10 – Line of Credit
     On September 11, 2003 the Company closed on a credit facility with Laurus Master Fund, Ltd. (“Laurus”). The facility included a $1,000,000 convertible term loan and a $2,000,000 convertible revolving line of credit. The credit line replaced an expiring credit line the Company had with American Chartered Bank. The Laurus revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of the Company’s eligible accounts receivable. The revolving credit facility had an initial term of two years, but on August 31, 2004 the maturity date on the facility was extended to September 1, 2006. The revolving credit facility accrues interest on outstanding balances at the rate of prime (7.25% as of December 31, 2005) plus 1.75%. Laurus has the option to convert all or a portion of the advances under any secured convertible revolving note into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price (originally $24.60 per share, but

Electric City Corp.
Notes to Consolidated Financial Statements
amended (see below) to $15.75 per share). As amounts are drawn on this line-of-credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized as a result of this beneficial conversion feature. The revolving credit facility is secured by a blanket lien on all of the Company’s assets, except for its real estate.
     On February 28, 2005, the Company and Laurus entered into an amendment to the revolving credit facility which among other things permitted the Company to borrow an amount in excess of the amount supported by the borrowing base (an “Overadvance”), up to the $2 million limit of the facility, and reduced the fixed conversion price on the revolving credit line to $15.75 per share. The Company borrowed the full $2 million on February 28, 2005. The Company was permitted to remain in the Overadvance position until January 1, 2006 (the “Overadvance Period”). The amended revolving loan agreement provided that the Overadvance Period would be extended on a month to month basis if the average closing price of the Company’s stock for the five last trading days of the prior month was greater than or equal to $17.40 (110% of the new fixed conversion price of $15.75). The Overadvance Period was not extended on January 1, 2006, and on January 12, 2006, the Company reduced the outstanding balance on the revolver to $1,128,248 through the payment of $871,752 in cash. The Company may reborrow the amount repaid if it has sufficient borrowing base to support the borrowings. As of February 28, 2006, our borrowing base would support borrowings of approximately $1,276,000. If at any time after the date the shares underlying the revolving credit facility are registered and the average closing price of the Company’s Common Stock for an eleven day period exceeds $18.15 per share (115% of the fixed conversion price), Laurus will be required to convert to common stock the lesser of the outstanding balance of revolving credit line or 25% of the average aggregate dollar weighted trading volume of the Company’s Common Stock for the eleven days prior to the conversion (a “Mandatory Conversion”). Only one Mandatory Conversion can be effected in any 22 day period. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.
Note 11 – Convertible Term Loans
     On September 11, 2003, the Company entered into a $1,000,000 convertible Term Loan with Laurus. The Term Loan had an initial term of two years and was scheduled to amortize at the rate of $50,000 per month beginning February 1, 2004, if not offset by the conversion of all or a portion of the loan prior to the due date of the amortization payment. On August 31, 2004, the maturity date for the Term Loan was extended to September 1, 2006, the amortization schedule was modified to defer the first principal payment to February 1, 2005 and reduce the monthly payments to $35,000 per month, with a final payment of $11,790 due on September 1, 2006 (if not offset by the conversion of all or a portion of the loan prior to the due date of the amortization payment) and the conversion price was reduced from $31.80 to $24.60 per share. The Term Loan, which had an outstanding balance of $291,790 as of December 31, 2005, accrues interest at the greater of prime (7.25% as of December 31, 2005) plus 1.75%, or 6%, and is payable monthly in arrears. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of its common stock at the fixed conversion price of $24.60 per share, provided that the closing price of the common stock is greater than $28.35 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission. Laurus also has the option to convert all or a portion of the Term Loan into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price of $24.60 per share. The Term Loan is secured by a blanket lien on all of the Company’s assets, except for its real estate.

Electric City Corp.
Notes to Consolidated Financial Statements
     In conjunction with the Term Loan, Laurus received a five year warrant to purchase up to 9,333 shares of the Company’s common stock at prices ranging from $36.60 per share to $46.05 per share. The warrants were valued at $163,400 using a modified Black-Scholes option pricing model. The value of these warrants was recorded as a discount to the Term Loan and are being amortized over the term of the loan using the effective interest method.
     Laurus was paid a fee of $150,000 and received an additional five year warrant to purchase up to 18,667 shares of the Company’s common stock at prices ranging from $38.10 per share to $47.70 per share in connection with the term loan and revolving credit facility. This warrant was valued at $320,000 using a modified Black-Scholes option pricing model. In addition, the Company issued a one-year warrant to purchase 3,333 shares of common stock at $15.00 per share to Wall & Broad Equities as part of its commission for this transaction. These warrants were valued at $58,000 using a modified Black-Scholes option pricing model. The value of the warrants along with $158,228 in other fees and expenses related to the transaction have been recorded as capitalized costs of financing and are being amortized using the effective interest method over the term of the Term Loan.
     In recording the transaction, the Company allocated the value of the proceeds to the Term Loan and warrants based on their relative fair values. In doing so, it determined that the Term Loan contained a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Loan exceeded the value of $836,600 allocated to the Term Loan on the date of issuance. The Term Loan was initially convertible into 31,447 shares of common stock, which at the then current market price of $30.75 per share was worth $966,981. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Loan of $180,381 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and is being amortized over the term of the loan using the effective interest method.
     On November 26, 2003, Laurus converted $52,346 of principal and $654 of accrued interest into 1,667 shares of the Company’s common stock, and during January 2004 Laurus converted $270,864 of principal and $4,736 of accrued interest into 8,667 of the Company’s common stock.
     On November 22, 2005, Electric City and Laurus entered into a securities purchase agreement providing for a new four year, $5 million convertible term loan to fund the expansion of the Company’s VNPP projects and Shared Savings program, as well as for general corporate purposes (the “New Term Loan”). The Company received unrestricted access to the proceeds from the New Term Loan on November 25, 2005. The New Term Loan bears interest at the higher of prime (7.25% as of December 31, 2005) plus 2% or 6.75% and requires monthly amortization of $43,860 if paid in additional shares of Common Stock or $44,736 if paid in cash, commencing on June 1, 2006. Any principal balance that has not been repaid or converted to Common Stock will be due at maturity on November 1, 2009. The New Term Loan is convertible into Common Stock at the holder’s option at anytime at $17.40 per share (the “Fixed Conversion Price”) and the Company can require conversion if the market price of its stock averages at least $34.80 (200% of the Fixed Conversion Price) for the last ten days of any month. In addition, if the shares issuable upon conversion are registered and the market price of the Common Stock is $15.00 or greater, the Company can elect to pay monthly interest and principal with shares of stock valued at 85% of the weighted average closing price of the Common Stock for the prior 20 trading days. If the market price of the Common Stock exceeds $19.95 per share (115% of the Fixed Conversion Price) then Laurus shall be required to convert the monthly principal and interest to Common Stock at $17.40,

Electric City Corp.
Notes to Consolidated Financial Statements
subject to certain conditions. The New Term Loan has a financial covenant that requires, if the market price of the Company’s Common Stock is less than $18.30 (105% of the Fixed Conversion Price), that the Company maintains an EBITDA to Debt Expense ratio of not less than 1.1 to 1.0 as of the last day of each fiscal quarter beginning with the fiscal quarter ending September 30, 2006. The Convertible Term Loan and the other obligations to Laurus are secured by all the Company’s and its Subsidiary’s assets, except for real estate. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.
     In connection with the Term Loan, Laurus was paid fees totaling $225,000 and received a seven year warrant to purchase 133,333 shares of the Company’s Common Stock at $17.40 per share. The fees, along with an additional $68,835 in transaction expenses were capitalized and will be amortized over the life of the Term Loan utilizing the effective interest method. The warrants were valued at $920,000 using a modified Black-Sholes option pricing model. The value of the warrants was recorded as a discount to the Term Loan and will also be amortized over the life the the Term Loan utilizing the effective interest method.
     As part of the New Term Loan the Company agreed to split any cash flow generated by the Company’s VNPP and Shared Savings projects (the “Projects”), after the payment of related debt, to the extent any portion of the New Term Loan is used to fund such Projects. The Project Cash Flow has been defined as the revenue generated by the Projects, less the operating costs, maintenance costs and debt service costs (principal, interest and fees) directly related to such Projects. As long as any portion of the New Term Loan is outstanding, the Company has agreed to pay to Laurus on a quarterly basis Performance Interest in an amount equal to two-thirds (2/3rds) of the Project Cash Flow generated by all Projects, not to exceed the Target Return for the quarter. The Target Return is defined to be 5% of the average daily outstanding project related debt during the quarter, less interest (excluding Performance Interest and Bonus Interest) and fees for such quarter. In addition, the Company has agreed to pay Laurus on a quarterly basis, as long as any portion of the New Term Loan is outstanding, Bonus Interest equal to one-third (1/3rd) of any Project Cash Flow in excess of the Performance Interest. After the New Term Loan has been repaid in full, the Company is required to continue to pay Laurus a portion of the Project Cash Flow as follows:

Period	Percentage
Following	of Project
Repayment of	Cash Flow
the New Term	Paid to
Loan	Laurus
Year 1	50%
Year 2	40%
Year 3	30%
Year 4	20%
Year 5	10%
Year 6+	0%

Electric City Corp.
Notes to Consolidated Financial Statements
Note 12 – Notes Payable
     As part of the acquisition of Maximum Performance Group, Inc., the Company assumed a $150,000 demand note payable to Cinergy Ventures, LLC. The note accrues interest at the rate of prime (7.25% as of December 31, 2005) plus 3%. As of December 31, 2005 the Company had accrued interest payable of $10,533 related to the Note.
Note 13 – Long Term Debt
     The Company’s long term debt consists of the following:

December 31,	2005	2004

Mortgage note to American Chartered Bank, prime (7.25%) plus 1/2%, payable in monthly installments of $3,000, plus interest until January 2007. A final payment of $523,000 is due in February 2007. This note is collateralized by the building and land.	$562,000	$598,000

Convertible term note to Laurus Master Fund (less debt discount of $7,768 and $50,048, as of December 31, 2005 and 2004, respectively), interest rate equal to the greater of the prime rate (7.25%) plus 1.75%, or 6.00%, payable in monthly installments of $35,000 plus interest through August 2006 with a final payment of $11,790 due on September 1, 2006 if not converted to common stock prior to the payment due date. The note is collateralized by a general lien on all of the Company’s assets, other than its real estate. (see Note 12)	284,022	626,742

Convertible term note to Laurus Master Fund (less debt discount of $890,641 as of December 31, 2005) interest rate equal to the greater of the prime rate (7.25%) plus 2.00%, or 6.75%, payable monthly. In addition, the Company is required to pay contingent interest as disclosed in Note 12. Beginning June 1, 2006 the Company must begin making monthly principal payments of $43,860 with a final payment of $3,201,754 due on November 1, 2009 if not converted to common stock prior to the payment due date. The note is collateralized by a general lien on all of the Company’s assets, other than its real estate. (see Note 12)
	4,109,359	—

Various other notes	24,651	5,611

Total debt	4,980,032	1,230,353

Less current portion	651,313	424,451

Total long-term debt	$4,328,719	$805,902

Electric City Corp.
Notes to Consolidated Financial Statements
The aggregate amounts of long-term debt maturing in each of the next five years as of December 31, 2005, are as follows:

2006	$659,081
2007	1,052,694
2008	526,316
2009	3,640,350
2010	—

$5,878,441

Note 14 – Lease Commitments
     The Company leases offices in New York and California on which it paid a total of $40,288 during the year ended December 31, 2005.
     Future minimum rentals to be paid by the Company as of December 31, 2005 are as follows:

Year ending December 31,	Total

2006	$78,753
2007	66,423
2008	68,083
2009	69,785
2010	53,314

Total	$336,358

Note 15– Income Taxes
     The composition of income tax expense (benefit) is as follows:

Year ended December 31	2005	2004	2003

Deferred
Federal	$(2,272,000)	$(2,025,000)	$(1,558,000)
State	(401,000)	(358,000)	(275,000)
Change in valuation allowance	2,673,000	2,383,000	1,833,000

Benefit for income taxes	$—	$—	$—

Electric City Corp.
Notes to Consolidated Financial Statements
     Significant components of the Company’s deferred tax asset are as follows:

December 31	2005	2004

Deferred tax asset consisting principally of net operating losses	$21,689,000	$19,016,000

Less valuation allowance	(21,689,000)	(19,016,000)

Total net deferred tax asset	$—	$—

     The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2005, the Company has U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $55,000,000, which expire in the years 2018 through 2025.
     The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

Year ended December 31,	2005	2004	2003

Income tax (benefit) at federal statutory rate	$(2,337,000)	$(1,754,000)	$(1,864,000)

State taxes (net of federal tax benefit)	(336,000)	(258,000)	(275,000)

Other nondeductible expenses	—	34,000	144,000

Other	—	(404,000)	162,000

Increase in valuation allowance	2,673,000	2,382,000	1,833,000

Income tax expense (benefit)	$—	$—	$—

Note 16 – Commitments and Contingencies
a)	Pursuant to the Consolidated Agreement dated January 8, 2001, among the Company, Giorgio Reverberi (“Reverberi”), the owner of the patent relating to certain technologies used in the EnergySaver, and Joseph Marino, former Chairman and CEO of Electric City (who assigned the rights to the Company), the Company agreed to pay Reverberi a royalty of $200 for each EnergySaver unit made by or for the Company and sold by the Company. Mr. Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the license granted to the Company expires when the last of Reverberi’s patents expires, which the Company expect to be in November, 2017. The license may be terminated by Reverberi if the Company materially breaches its terms and fails to cure the breach within 180 days after Reverberi gives the Company written notice of the breach. Approximately $60,000, $34,000, and $65,000 of expense was incurred under the agreement

Electric City Corp.
Notes to Consolidated Financial Statements
for the years ended December 31, 2005, 2004 and 2003, respectively. The Company has accrued $12,900 and $6,900 in royalties payable at December 31, 2005 and 2004, respectively.

b)	The Company entered into employment agreements with certain officers and employees expiring 2008. Total future commitments under these agreements are as follows:

Year ending December 31,

2006	$225,000
2007	225,000
2008	75,000

Total	$525,000

c)	The Company is involved in certain litigation in the normal course of its business. Management intends to vigorously defend these cases. In the opinion of management, the litigation now pending will not have a material adverse affect on the consolidated financial statements of the Company.
Note 17 – Equity Transactions
2003 Transactions
a)	In a series of transactions during February and April 2003, the Company sold 121,008 shares of its common stock for $13.80 per share and issued five year warrants to purchase 33,398 shares of common stock at $13.80 per share resulting in gross proceeds of $1,669,916. The Company incurred offering costs of $154,790 related to these transactions.
b)	On June 27, 2003, the Company entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund whereby the Company issued, in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of its Series D Convertible Preferred Stock (the “Series D Preferred”), 1,504 shares of its Common Stock, one year warrants to purchase 37,500 additional shares of its Series D Preferred and four year warrants to purchase 14,063 additional shares of its Common Stock.

Proceeds from the transaction were allocated to the Series D Convertible Preferred Stock, the common stock and the warrants issued as part of the Transaction based on their relative fair values. The Series D Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company’s common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series D Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature was deemed to be equivalent to a non-cash preferred stock dividend. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the

Electric City Corp.
Notes to Consolidated Financial Statements
amount of $386,984, without any effect on total stockholders equity. The deemed dividend increased the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2003.

Delano Group Securities, LLC acted as placement agent for the Company with respect to the transaction and was paid a placement agent fee of $120,000. Delano Group Securities, LLC is controlled by Mr. David Asplund, one of the investors in the transaction and one of the Company’s directors, and effective January 23, 2006 the Company’s Chief Executive Officer.

c)	During September 2003, the Company entered into a financing arrangement with Laurus Master Fund, Ltd. (“Laurus”) to provide the Company with a $1 million convertible secured term loan and a $2 million convertible revolving line of credit. As part of this transaction the Company issued warrants to Laurus to purchase 28,000 shares of its common stock. The warrants have exercise prices ranging from $36.60 per share to $47.70 per share and have terms of five years. The warrants were valued at $483,400 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 0.951%, expected volatility of 78.0%, expected dividend of $0 and expected life of 5 years. Of the total value, $163,400 was recorded as a discount to the term loan and $320,000 was recorded as deferred financing costs, both of which are being amortized over the term of the underlying debt.

d)	On July 23, 2003, the Board of Directors approved the retirement of 67 shares of common stock held as treasury stock, which are now deemed authorized but unissued shares.

e)	During the year ended December 31, 2003, the Company satisfied the accrued dividend on its preferred stock of $2,551,379 though the issuance of 225,398 shares of its Series A Preferred stock, 21,971 shares of its Series C Preferred stock and 7,769 shares of its Series D Preferred stock. Since these shares of preferred stock were convertible into common stock at a price below the market price on the dates of issuance, the Company was required to recognize deemed dividends of $1,627,985 on the shares issued in satisfaction of the Series A Preferred dividend, $158,691 on the shares issued in satisfaction of the Series C Preferred dividend and $92,878 on the shares issued in satisfaction of the Series D Preferred dividend. These deemed dividends were calculated as the difference between (1) the market value of the common shares into which the preferred shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

f)	During fiscal 2003, the Company issued warrants to purchase 43,133 shares of its Common Stock to consultants as compensation for services received. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the warrants at the time of issuance, which ranged from $4.35 to $21.30 per warrant. The warrants were valued at $393,550 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk-free rates of 0.901% to 1.712%, expected volatility of 73% to 90%, expected dividend of $0 and expected lives of 0.4 to 3 years. The Company recognized total expense of $393,550 relating to the issuance of these warrants during 2003.

g)	During fiscal 2003, the Company received proceeds of $197,000 in connection with the exercise of 13,133 warrants, resulting in the issuance of 13,133 shares of the Company’s Common Stock.

Electric City Corp.
Notes to Consolidated Financial Statements
h)	During fiscal 2003, Laurus Master Fund Ltd. converted $52,346 of principal and $654 of accrued interest on the Company’s Convertible Term Note into 1,667 shares of our common stock.
2004 Transactions
i)	During fiscal 2004, holders of our Series A Convertible Preferred Stock converted 145,000 shares of Series A into 96,667 shares of common stock.
j)	Also during 2004, holders of the Company’s Series E convertible Preferred Stock converted 5,067 shares of Series E Convertible Preferred Stock into 33,780 shares of Common Stock.
k)	On March 19, 2004, the Company entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. whereby it issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 333,333 shares of its common stock and 5 year warrants to purchase 116,667 additional shares of common stock at $36.30 per share.

On March 22, 2004, the Company entered into a Redemption and Exchange Agreement with the holders of its outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the “Old Preferred Stock”) under which it redeemed 538,462 shares of the outstanding Old Preferred Stock which were convertible into 358,975 shares of common stock, at a redemption price equivalent to $19.50 per common share, and exchanged 210,451 shares of its newly authorized Series E Convertible Preferred Stock (the “Series E Preferred”) for the remaining 2,104,509 outstanding shares of the Old Preferred Stock (the “Exchange”) on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Old Preferred Stock). All of the Old Preferred Stock has been cancelled. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred and the expiration date was changed from June 30, 2004 to October 31, 2004 (and subsequently extended to December 31, 2004). Such Series E warrants issued were exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share.

Except as respects dividends, the Series E Preferred has substantially the same rights as the shares of Old Preferred Stock that it replaced, including:
•	special approval rights with respect to certain actions by the Company, including any issuance of shares of capital stock by the Company that would have the right to receive dividends or the right to participate in any distribution upon liquidation which was senior to or equal to the rights of the Series E Preferred (other than issuances to pay dividends on the preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

•	a conversion price of $15.00 per share;

•	the right to elect up to four directors;

Electric City Corp.
Notes to Consolidated Financial Statements
•	the right to vote with the holders of common stock on an “as converted” basis on all matters on which holders of our common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

•	a right of first offer on the sale of equity by the Company in a private transaction; and

•	anti-dilution protection that would adjust the conversion price in the event the Company issues equity at a price which is less than the conversion price .
The Series E Preferred accrues dividends at a rate of 6% (versus 10% for the Old Preferred) per annum, which at the Company’s option may be paid by issuing more shares of Series E Preferred.
For accounting purposes the Redemption and Exchange transaction was viewed as a redemption for cash and shares of Series E preferred stock. As a result of the transaction the Company incurred a non-cash deemed dividend of $1,860,458 which increased the loss available to shareholders and the reported loss per common share. This non-cash deemed dividend was determined by comparing the fair value of the consideration given (the cash and the market value of the Series E Preferred) to the carrying value of the Old Preferred Stock. The fair value of the consideration given exceeded the carrying value of the Old Preferred primarily due to the fact that the market price of the Company’s common stock was higher on the day the Redemption and Exchange transaction closed than it was when the Old Preferred Stock was originally issued. The deemed dividend was recorded as offsetting charges and credits to additional paid-in capital, without any effect on total stockholders’ equity.
Morgan Keegan & Company, Inc. acted as placement agent for the Company with respect to the transaction and was paid a placement agent fee of $660,000. The Stockpage.com was also paid a finder’s fee of $55,000 related to the transaction. Other issuance costs related to the transaction totaled $195,393.
l)	During fiscal 2004, the Company received proceeds of $485,000 in connection with the exercise of 12,333 common stock warrants and 3,000 Series E Convertible Preferred warrants.
m)	During fiscal 2004, the Company issued warrants to purchase 8,000 shares of its common stock at prices between $15.00 and $23.25 per share to consultants for services received. The warrants were valued at $42,600 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 1.607% to 2.772%, expected volatility of 42.5 to 53.6%, expected dividend of $0 and expected life of 2 to 3 years. The value of the warrants was charged to operations during the period.
n)	During fiscal 2004, Laurus Master Fund Ltd. converted $270,864 of principal and $4,736 of accrued interest on the Company’s Convertible Term Note into 8,667 shares of our common stock.
o	)	During fiscal 2004, the Company satisfied the accrued dividend on its preferred stock of $1,636,780 though the issuance of 16,368 shares of its Series E Preferred stock. Since these shares of preferred stock are convertible into common stock at a price below the market price on the dates of issuance, the Company was required to recognize deemed dividends of $1,127,021 during the period. These deemed dividends were calculated as the difference between (1) the market value of the common shares into which the preferred shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

Electric City Corp.
Notes to Consolidated Financial Statements
2005 Transactions
p)	During 2005, two holders of the Company’s Series E Convertible Preferred Stock converted 2,167 shares of Series E Convertible Preferred Stock into 14,447 shares of common stock.
q)	During 2005, the Company issued the following warrants:
•	Delano Group Securities, LLC received a five year warrant to purchase 2,000 shares at $15.45 per share, pursuant to an agreement to provide investment banking services. Delano Group Securities, LLC, is a company owned by Mr. David Asplund, one of the Company’s directors and effective January 23, 2006 the Company’s CEO. The warrant was valued at $13,200 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.53%, expected volatility of 45.3%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to operations during the period.

•	M&A Railroad and Electric Supply, LLC received a three year warrant to purchase 6,667 options at $16.95 per share to as part of a legal settlement. This warrant was valued at $35,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.767%, expected volatility of 45.0%, expected dividend of $0 and expected life of 3 years. Of the total warrant value $33,000 was charged to operations during the forth quarter of 2004 and $2,000 was charged to operations during the first quarter of 2005.

•	Laurus Master Fund, Ltd. received a warrant to purchase 26,667 shares of the Company’s common stock in exchange for its consent to the Company entering into the PIPE Transaction described under r) below and acquiring MPG, as well as waiving its right to adjust the conversion price on its convertible term note and convertible revolving note. The warrant has an exercise price of $15.00 per share and a term of five years. The warrant was valued at $160,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.941%, expected volatility of 43.7%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to interest expense during 2005.

•	Various consultants received warrants to purchase 27,333 shares of the Company’s common stock with exercise prices between $15.00 and $15.45 per share and terms of three to ten years. The warrants were valued collectively at $144,600 using a modified Black-Sholes option pricing model utilizing the following assumptions (depending on the warrant being valued): risk free rate of 2.366% to 3.029%, expected volatility of 40.7% to 46.5%, an expected dividend of $0 and an expected life of 3 to 10 years. The values of the warrants were charged to operations during the 2005.

Electric City Corp.
Notes to Consolidated Financial Statements
r)	On April 28, 2005 the Company issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 416,667 shares of the Company’s common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share (collectively the “PIPE Transaction” or the “PIPE”). Warrants to purchase 140,000 shares of common stock were immediately exercisable and the remaining warrants became exercisable six months after closing on October 28, 2005. Net proceeds from the transaction were approximately $5,413,000, of which approximately $1,644,000 was used to fund the acquisition of Maximum Performance Group, Inc., as discussed in Note 4.

Due to the sale price of the securities issued as part of this PIPE Transaction, the Company was required to adjust the exercise price on warrants to purchase 336,989 shares of its common stock held by two investors who had participated in previous equity offerings. The exercise prices on these warrants were reduced from $36.30 and $15.00, respectively, to $13.50. The Company compared the value of the warrants with the old exercise price to the value of the warrants with the reduced exercise price, as determined through the use of a modified Black-Sholes option pricing model, and determined that the reduction in the exercise price had increased the value of the warrants by $484,445. Since these warrants were issued as part of a security offering the increase in value is considered to be a deemed dividend to the security holders. The Company recorded the deemed dividend by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders equity. The deemed dividend increased the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2005.

Delano Group Securities LLC and Mr. David Valentine acted as advisors on the PIPE Transaction. The Company paid Delano Group Securities LLC $16,250 and 3,333 shares of common stock and Mr. Valentine 3,333 shares of common stock for their services. Mr. Asplund and Mr. Valentine both serve as directors of Electric City and effective January 23, 2006, Mr. Asplund became the Company’s CEO.

s)	As discussed in Note 4, the Company issued 166,149 shares of common stock in connection with the acquisition of Maximum Performance Group, Inc. (“MPG”). In addition, 166,149 shares of common stock are being held in escrow and will be issued in the event MPG meets specific performance criteria during the two year period following the acquisition.

Delano Group Securities LLC acted as an advisor on the acquisition of MPG and was paid $82,176 and 8,366 shares of common stock for its services. These shares were valued at $15.00 per share, which was the closing market price of the Company’s common stock on April 28th. In addition, the Company will issue up to 8,366 additional shares of common stock to Delano as the MPG shares held in escrow are released. Delano Group Securities LLC is owned by Mr. David Asplund, one of Electric City’s directors and effective January 23, 2006, the Company’s CEO.

Electric City Corp.
Notes to Consolidated Financial Statements
t)	As discussed in Note 11, in November 2005 the Company entered into a securities purchase agreement with Laurus Master Fund, Ltd. (“Laurus”) whereby it issued to Laurus a $5 million secured convertible term note and a warrant to purchase 133,333 shares of its common stock at $17.40 per share anytime prior to November 22, 2012. The warrants were valued at $920,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 4.034%, expected volatility of 67.4%, expected dividend of $0 and expected life of 7 years. The value of the warrants was recorded as a discount to the term loan and will be amortized over the term of the underlying debt utilizing the effective interest method.

u)	During the year ended December 31, 2005, the Company’s Board of Directors declared dividends payable on the Company’s Series E Convertible Preferred Stock of $1,366,900. The dividends were paid with 13,699 additional shares of Series E Convertible Preferred Stock. Each share of Series E Convertible Preferred Stock is convertible into 6.67 shares of the Company’s common stock.

v)	The Company had outstanding warrants to purchase 1,078,866 and 730,324 shares of its common stock as of December 31, 2005 and 2004, respectively, at an exercise price of between $13.50 per share and $98.40 per share. These warrants can be exercised at any time prior to their expiration dates which range between April 2004 and May 2015. The following table summarizes information about warrants outstanding as of December 31, 2005:

	Warrants Outstanding
	Number	Weighted Average
	Outstanding at	Remaining	Weighted Average
	December 31,	Contractual	Exercise
Exercise Price	2005	Life	Price

$13.50 - $15.00	676,200	2.7 years	$14.25
$15.01 - $30.00	365,000	3.9 years	16.65
$30.01 – $45.00	27,333	2.7 years	38.40
$45.01 – $98.40	10,333	2.8 years	48.75

	1,078,866	3.1 years	$16.05

Electric City Corp.
Notes to Consolidated Financial Statements
Note 18 – Dividends
     The dividend expense recognized during 2005, 2004 and 2003 is comprised of the following:

Year ended December 31,	2005	2004	2003

Accrual of dividend on Series A
Convertible Preferred	$—	$540,705	$2,253,978

Accrual of Series C Preferred dividend	—	53,206	219,712

Accrual of Series D Preferred dividend	—	35,932	77,689

Accrual of Series E Preferred dividend	1,366,900	1,006,937	—

Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction preferred dividends	—	1,127,021	1,879,554

Deemed dividend associated with beneficial conversion feature of Series D Preferred stock	—	—	386,984

Deemed dividend associated with the redemption and exchange of outstanding preferred stock	—	1,860,458	—

Deemed dividend associated with change in the expiration date of warrants to purchase shares of preferred stock	—	15,000	—

Deemed dividend associated with change in the exercise price of warrants to purchase shares of common stock	484,445	—	—

Total	$1,851,345	$4,639,259	$4,817,917

Electric City Corp.
Notes to Consolidated Financial Statements
Note 19 – Stock Options
     On August 30, 2001, the Company’s shareholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), which provides that up to 53,333 shares of the Company’s common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of the Company’s common stock to be reserved for issuance under the plan on January 1st of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 33,333 shares. The awards to be granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option (“ISO”) may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or the Board. To qualify as an ISO the aggregate fair market value of the shares (determined on the grant date) granted to any participant may not exceed $100,000 in the first year that they can be exercised. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or the Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.
     In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion Under applicable tax laws, however, ISO’s may only be granted to employees.
     The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the individuals to whom, and the time, terms and conditions under which, options and awards are to be granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved for option under the Plan, (iii) modify the requirements for participation in the Plan, or (iv) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed (unless such stockholder approval is obtained).
     As of December 31, 2005, there were approximately 45 employees of the Company eligible to participate in the Plan, and 186,666 shares of Common Stock reserved under the Plan.
     Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2001 Stock Incentive Plan described above. The director’s stock option plan provides that eligible directors receive an initial option grant to purchase 5,000 shares upon being appointed to our Board of Directors and additional grants to purchase 1,667 shares on each anniversary of their appointment to the Board. These options have exercise prices equal to the greater of the closing price of our common stock on the grant date, or $15.00, terms of ten years and vest in three equal amounts, beginning on the grant date and on each of the next two anniversaries of the initial grant

Electric City Corp.
Notes to Consolidated Financial Statements
     During 2003, certain directors, officers and key employees of the Company were granted options to acquire 91,333 shares of common stock at exercise prices ranging from $12.60 to $37.65 per share. These options vest over periods through January 2005.
     During 2004, certain directors, officers and key employees of the Company were granted options to acquire 67,767 shares of common stock at exercise prices ranging from $17.25 to $35.40 per share. These options vest over periods through January 2006.
     During 2005, certain directors, officers and key employees of the Company were granted options to acquire 69,833 shares of common stock at exercise prices ranging from $15.00 to $18.60 per share. These options vest over periods through October 2007.
     The following table summarizes the options granted, exercised and outstanding as of December 31, 2005:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2002	612,923	$15.00-$194.85	$56.70

Granted	91,333	$12.60-$37.65	$14.85
Forfeited	(22,777)	$15.00-$120.00	$43.20

Outstanding at December 31, 2003	681,479	$12.60-$194.85	$51.75

Granted	67,767	$17.25-$35.40	$25.50
Forfeited	(8,111)	$18.75-$105.00	$79.80

Outstanding at December 31, 2004	741,135	$12.60-$194.85	$49.05

Granted	69,833	$15.00-$18.60	$15.60
Forfeited	(10,967)	$15.00-$120.00	$23.40

Outstanding at December 31, 2005	800,001	$12.60-$194.85	$46.50

Options exercisable at December 31, 2005	723,518	$12.60-$194.85	$48.30

Options exercisable at December 31, 2004	651,896	$12.60-$194.85	$51.00

Options exercisable at December 31, 2003	590,013	$12.60-$194.85	$53.10

Electric City Corp.
Notes to Consolidated Financial Statements
     The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123, are as follows:

Year ended December 31,	2005	2004	2003

Weighted average fair value per options granted	$10.20	$17.40	$8.55

Significant assumptions (weighted average):
Risk-free interest rate at grant date	2.27%	1.04%	1.13%
Expected stock price volatility	65%	72%	73%
Expected dividend payout	—	—	—
Expected option life (years)	9.1	9.1	8.8

     The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2005	Life	Price	2005	Price

$12.60 - $30.00	508,692	4.9 years	$17.55	446,098	$17.55
$30.01 - $60.00	33,889	7.3 years	37.50	29,222	38.25
$60.01 - $90.00	11,667	4.3 years	67.95	11,667	67.95
$90.01 - $120.00	242,265	4.3 years	106.35	233,044	106.35
$120.01 - $150.00	3,467	4.1 years	135.00	3,467	135.00
$150.01 - $195.00	20	5.2 years	194.85	20	194.85

	800,001	4.8 years	$46.50	723,518	$48.30

Note 20 – Related Parties
     On January 5, 2000, the Company entered into a distributor agreement with Electric City of Southern California L.L.C., of which Joseph Marino is a member, which provides for an initial term of 10 years. Mr. Marino is one of the Company’s founders and its former Chairman and CEO. The agreement grants to Electric City of Southern California a distribution territory which extends from Monterey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms which members of the Company’s board believe are substantially similar to those of other distributor agreements and as favorable to the Company as if negotiated with an unaffiliated third party.

Electric City Corp.
Notes to Consolidated Financial Statements
Note 21 – Business Segment Information
     Prior to the sale of Great Lakes, the Company organized and managed its business in two distinct segments: the Energy Technology segment, and the Building Control and Automation segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.
     The Energy Technology segment designs, manufactures and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced and marketed by this segment are the EnergySaver, the Global Commander, the eMAC line of HVAC and lighting controllers, and negative power systems under the trade name Virtual “Negawatt” Power Plan or “VNPP”. Operations of Electric City Corp. and Maximum Performance Group, Inc. are included in the Energy Technology segment. Electric City is headquartered, and most of its operations are located, in Elk Grove Village, Illinois. Maximum Performance Group is headquartered in New York, New York, and has an office in San Diego, California where most of its technical and engineering operations are located.
     The Building Control and Automation segment, which is comprised of the Great Lakes Controlled Energy subsidiary, provides integration of building and environmental control systems for commercial and industrial customers. Great Lakes Controlled Energy is headquartered in, and operates out of its own leased facility, located in Elk Grove Village, Illinois. Effective March 31, 2006 the Company sold this segment, accordingly, the operating results have reported as discontinued operations.
     Prior to May 31 2003, the Company’s reportable segments included the Power Management segment, which designed, manufactured and marketed a wide range of commercial and industrial switching gear and distribution panels. Effective May 31, 2003, the Company divested this segment; accordingly, the operating results have been reported as discontinued operations.

Electric City Corp.
Notes to Consolidated Financial Statements
     An analysis and reconciliation of the Company’s business segment information to the respective information in the consolidated financial statements is as follows:

Year ended December 31,	2005	2004	2003

Revenues:
Energy Technology	$3,693,429	$733,630	$2,280,532

Operating Loss:
Energy Technology	(4,578,753)	(2,386,678)	(1,975,441)
Corporate	(1,497,770)	(1,976,297)	(1,610,702)

Total	(6,076,523)	(4,362,975)	(3,586,143)

Interest Expense, net	(544,253)	(626,049)	(354,941)

Loss from continuing operations	(6,620,776)	(4,989,024)	(3,941,084)

Loss from discontinued operations	(251,962)	(170,338)	(1,540,858)

Net Loss	(6,872,738)	(5,159,362)	(5,481,942)

Depreciation and Amortization:
Energy Technology	592,271	50,257	47,425
Building Control and Automation	9,598	8,621	10,103
Power Management	—	—	53,104

Total	601,869	58,878	110,632

Capital Additions:
Energy Technology	530,925	149,603	19,474
Building Control and Automation	17,949	—	12,830
Power Management	—	—	—

Total	548,874	149,603	32,304

Total Assets:
Energy Technology	16,424,460	5,167,814	5,824,080
Building Control and Automation	674,514	1,311,506	1,529,547
Power Management	—	—	—

Total	$17,098,974	$6,479,320	$7,353,627

Electric City Corp.
Notes to Consolidated Financial Statements
Note 22 – Selected Quarterly Financial Data (unaudited)
     The following represents the Company’s unaudited quarterly results for fiscal 2005 and fiscal 2004. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results.

	Fiscal 2005 Quarters Ended
	March 31	June 30	September 30	December 31	Total
Revenue	$250,713	$1,550,089	$1,123,360	$769,267	$3,693,429
Gross profit (loss)	145,742	104,689	(74,580)	(174,276)	1,575
Loss from continuing operations	(912,957)	(1,712,523)	(1,966,007)	(2,029,289)	(6,620,776)
Income (loss) from discontinued operations	237,700	(112,111)	(48,088)	(329,463)	(251,962)
Net loss	(675,257)	(1,824,634)	(2,014,095)	(2,358,752)	(6,872,738)
Preferred dividends	(334,800)	(339,000)	(344,000)	(833,545)	(1,851,345)
Net loss available to common shareholders	(1,010,057)	(2,163,634)	(2,358,095)	(3,192,297)	(8,724,083)
Basic and diluted loss per common share from continuing operations	(0.45)	(0.64)	(0.69)	(0.84)	(2.65)
Discontinued operations	0.09	(0.04)	(0.01)	(0.10)	(0.08)
Basic and Diluted Loss Per Common Share	(0.36)	(0.68)	(0.70)	(0.94)	(2.73)
Weighted Average Common Shares Outstanding	2,784,438	3,195,194	3,387,567	3,386,677	3,190,664

	Fiscal 2004 Quarters Ended
	March 31	June 30	September 30	December 31	Total
Revenue	$322,922	$172,809	$97,141	$140,758	$733,630
Gross profit (loss)	23,624	(19,465)	(59,096)	(73,799)	(128,736)
Loss from continuing operations	(1,265,127)	(1,034,184)	(1,198,524)	(1,491,189)	(4,989,024)
Income (loss) from discontinued operations	(92,601)	(110,964)	(98,915)	132,142	(170,338)
Net loss	(1,357,728)	(1,145,148)	(1,297,439)	(1,359,047)	(5,159,362)
Preferred dividends	(3,164,021)	(622,884)	(445,634)	(406,720)	(4,639,259)
Net loss available to common shareholders	(4,521,749)	(1,768,032)	(1,743,073)	(1,765,767)	(9,798,621)
Basic and diluted loss per common share from continuing operations	(1.87)	(0.61)	(0.59)	(0.69)	(3.62)
Discontinued operations	(0.04)	(0.04)	(0.04)	0.05	(0.06)
Basic and Diluted Loss Per Common Share	(1.91)	(0.65)	(0.63)	(0.64)	(3.68)
Weighted Average Common Shares Outstanding	2,370,091	2,729,227	2,764,469	2,774,184	2,660,093

Electric City Corp.
Notes to Consolidated Financial Statements
Note 23 – Subsequent Events
          On April 3, 2006, the Company completed a Stock Purchase Agreement with Eugene Borucki and Denis Enberg in which it agreed to sell, effective as of March 31, 2006, all of the outstanding capital stock of Great Lakes Controlled Energy Corporation to the Purchasers for 14,194 shares of Electric City common stock.
          On June 15, 2006, the Company effected a 1 for 15 reverse split of its common stock. As a result of the reverse split the number of outstanding shares of its common stock was reduced from 53,789,349 to 3,585,957 shares and the number of common shares into which the Series E preferred stock could be converted was reduced from 23,261,300 shares to 1,550,753 shares. On the effective date of the reverse stock split the Company’s ticker symbol changed to “ELCY”. All share quantities and prices presented in these statements have been adjusted to reflect this reverse split.

ELECTRIC CITY CORP.
Schedule II – Valuation and Qualifying Accounts

		Additions/
		(recoveries)
	Balance at	charged to	Deductions
	beginning of	costs and	Amounts	Other	Balance at end
	period	expenses	written-off	adjustments	of period
Allowance for doubtful accounts:

Year ended December 31, 2003	$410,000	$(22,000)	$(2,000)	$(60,000)	$326,000

Year ended December 31, 2004	326,000	6,000	(133,000)	—	199,000

Year ended December 31, 2005	$199,000	$97,000	$(13,000)	$42,000	$325,000
Other adjustment of $(60,000) in 2003 resulted from the sale of Switchboard Apparatus, Inc.
Other adjustment of $42,000 in 2005 resulted from the acquisition of Maximum Performance Group, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification Of Directors And Officers
          Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
          Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofor or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
          Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.
          Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
          Electric City’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City.
          Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.
Other Expenses Of Issuance And Distribution
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$4,280
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	17,000
Costs of Printing	0
Miscellaneous Expenses	1,800

Total	$30,580

          We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock offered by this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the selling stockholders.
Recent Sales Of Unregistered Securities
Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by the Registrant within the past three years. Also included is the consideration, if any, received by the Registrant for such shares, and upon exercise of options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.
2003 Transactions
a)	In a series of transactions during February and April 2003, we sold 121,008 shares of our common stock for $13.80 per share and issued five year warrants to purchase 33,398 shares of common stock at $13.80 per share resulting in gross proceeds of $1,669,916. We incurred offering costs of $154,790 related to these transactions.

The shares issued as part of these transactions were registered on a registration statement on a Form S-2 (No. 333-105084) filed with the SEC on September 3, 2003.

b)	On June 27, 2003, we entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund whereby we issued, in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of our Series D Convertible Preferred Stock (the “Series D Preferred”), 1,504 shares of our Common Stock, one year warrants to purchase 37,500 additional shares of our Series D Preferred and four year warrants to purchase 14,063 additional shares of our Common Stock. The proceeds from this issuance were used for general corporate purposes.

Delano Group Securities, LLC acted as placement agent with respect to the transaction and was paid a placement agent fee of $120,000. Delano Group Securities, LLC is controlled by Mr. David Asplund, one of the investors in the transaction and one of our directors, and effective January 23, 2006 our Chief Executive Officer.

The shares issued as part of this transaction were registered on a registration statement on a Form S-2 (No. 333-105084) filed with the SEC on September 3, 2003.

c)	During September 2003, we entered into a financing arrangement with Laurus Master Fund, Ltd. (“Laurus”) to provide us with a $1 million convertible secured term loan and a $2 million convertible revolving line of credit. As part of this transaction we issued warrants to Laurus to purchase 28,000 shares of our common stock. The warrants have exercise prices ranging from $36.60 per share to $47.70 per share and have terms of five years. The warrants were valued at $483,400 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 0.951%, expected volatility of 78.0%, expected dividend of $0 and expected life of 5 years. Of the total value, $163,400 was recorded as a discount to the term loan and $320,000 was recorded as deferred financing costs, both of which are being amortized over the term of the underlying debt. The proceeds from the loans were used for general corporate purposes.

d)	On July 23, 2003, the Board of Directors approved the retirement of 67 shares of common stock held as treasury stock, which are now deemed authorized but unissued shares.

e)	During the year ended December 31, 2003, we satisfied the accrued dividend on our preferred stock of $2,551,379 though the issuance of 225,398 shares of our Series A Preferred stock, 21,971 shares of our Series C Preferred stock and 7,769 shares of our Series D Preferred stock. Since these shares of preferred stock were convertible into common stock at a price below the market price on the dates of issuance, we were required to recognize deemed dividends of $1,627,985 on the shares issued in satisfaction of the Series A Preferred dividend, $158,691 on the shares issued in satisfaction of the Series C Preferred dividend and $92,878 on the shares issued in satisfaction of the Series D Preferred dividend. These deemed dividends were calculated as the difference between (1) the market value of the common shares into which the preferred shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

f)	During fiscal 2003, we issued warrants to purchase 43,133 shares of our Common Stock to consultants as compensation for services received. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the warrants at the time of issuance, which ranged from $4.35 to $21.30 per warrant. The warrants were valued at $393,550 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk-free rates of 0.901% to 1.712%, expected volatility of 73% to 90%, expected dividend of $0 and expected lives of 0.4 to 3 years. We recognized total expense of $393,550 relating to the issuance of these warrants during 2003.

g)	During fiscal 2003, we received proceeds of $197,000 in connection with the exercise of 13,133 warrants, resulting in the issuance of 13,133 shares of our Common Stock. The proceeds from the exercise of these warrants were used for general corporate purposes.

h)	During fiscal 2003, Laurus Master Fund Ltd. converted $52,346 of principal and $654 of accrued interest on our Convertible Term Note into 1,667 shares of our common stock.
2004 Transactions
i)	During fiscal 2004, holders of our Series A Convertible Preferred Stock converted 145,000 shares of Series A into 96,667 shares of common stock.

j)	Also during 2004, holders of our Series E convertible Preferred Stock converted 5,067 shares of Series E Convertible Preferred Stock into 33,780 shares of Common Stock.

k)	On March 19, 2004, we entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. whereby we issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 333,333 shares of our common stock and 5 year warrants to purchase 116,667 additional shares of common stock at $36.30 per share. We used $7,000,006 of the proceeds to facility the Redemption and Exchange (described below).

On March 22, 2004, we entered into a Redemption and Exchange Agreement with the holders of our outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the “Old Preferred Stock”) under which we redeemed 538,462 shares of the outstanding Old Preferred Stock which were convertible into 358,975 shares of common stock, at a redemption price equivalent to $19.50 per common share for a total cost of $7,000,006, and exchanged 210,451 shares of our newly authorized Series E Convertible Preferred Stock (the “Series E Preferred”) for the remaining 2,104,509 outstanding shares of the Old Preferred Stock (the “Exchange”) on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Old Preferred Stock). All of the Old Preferred Stock has been cancelled. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred and the expiration date was changed from June 30, 2004 to October 31, 2004 (and subsequently extended to December 31, 2004). Such Series E warrants issued were exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share. The shares issued as part of this transaction were registered on a registration statement on a Form S-1 (No. 333-115106) filed with the SEC on May 21, 2004.

Except as with respect to dividends, the Series E Preferred had substantially the same rights as the shares of Old Preferred Stock that it replaced, including:
•	special approval rights with respect to certain actions by us, including any issuance of shares of capital stock by us that would have the right to receive dividends or the right to participate in any distribution upon liquidation which was senior to or equal to the rights of the Series E Preferred (other than issuances to pay dividends on the preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving us or any of our subsidiaries;

•	a conversion price of $15.00 per share;

•	the right to elect up to four directors;

•	the right to vote with the holders of common stock on an “as converted” basis on all matters on which holders of our common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

•	a right of first offer on the sale of equity by us in a private transaction; and

•	anti-dilution protection that would adjust the conversion price in the event that we issue equity at a price which is less than the conversion price .
The Series E Preferred accrues dividends at a rate of 6% (versus 10% for the Old Preferred) per annum, which at our option could be paid by issuing more shares of Series E Preferred.

Morgan Keegan & Company, Inc. acted as placement agent for us with respect to the transaction and was paid a placement agent fee of $660,000. The Stockpage.com was also paid a finder’s fee of $55,000 related to the transaction. Other issuance costs related to the transaction totaled $195,393.

l)	During fiscal 2004, we received proceeds of $485,000 in connection with the exercise of 12,333 common stock warrants and 3,000 Series E Convertible Preferred warrants. The proceeds from the exercise of these warrants was used for general corporate purposes.

m)	During fiscal 2004, we issued warrants to purchase 8,000 shares of our common stock at prices between $15.00 and $23.25 per share to consultants for services received. The warrants were valued at $42,600 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 1.607% to 2.772%, expected volatility of

42.5 to 53.6%, expected dividend of $0 and expected life of 2 to 3 years. The value of the warrants was charged to operations during the period.

n)	During fiscal 2004, Laurus Master Fund Ltd. converted $270,864 of principal and $4,736 of accrued interest on our Convertible Term Note into 8,667 shares of our common stock.

o)	During fiscal 2004, we satisfied the accrued dividend on our preferred stock of $1,636,780 though the issuance of 16,368 shares of our Series E Preferred stock.
2005 Transactions
p)	During 2005, two holders of our Series E Convertible Preferred Stock converted 2,167 shares of Series E Convertible Preferred Stock into 14,447 shares of common stock.

q)	During 2005, we issued the following warrants:
•	Delano Group Securities, LLC received a five year warrant to purchase 2,000 shares at $15.45 per share, pursuant to an agreement to provide investment banking services. Delano Group Securities, LLC, is a company owned by Mr. David Asplund, one of our directors and effective January 23, 2006 our CEO. The warrant was valued at $13,200 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.53%, expected volatility of 45.3%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to operations during the period.

•	M&A Railroad and Electric Supply, LLC received a three year warrant to purchase 6,667 options at $16.95 per share to as part of a legal settlement. This warrant was valued at $35,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.767%, expected volatility of 45.0%, expected dividend of $0 and expected life of 3 years. Of the total warrant value $33,000 was charged to operations during the forth quarter of 2004 and $2,000 was charged to operations during the first quarter of 2005.

•	Laurus Master Fund, Ltd. received a warrant to purchase 26,667 shares of our common stock in exchange for our consent to our entering into the PIPE Transaction described under r) below and acquiring MPG, as well as waiving our right to adjust the conversion price on our convertible term note and convertible revolving note. The warrant has an exercise price of $15.00 per share and a term of five years. The warrant was valued at $160,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 2.941%, expected volatility of 43.7%, expected dividend of $0 and expected life of 5 years. The value of the warrant was charged to interest expense during 2005.

•	Various consultants received warrants to purchase 27,333 shares of our common stock with exercise prices between $15.00 and $15.45 per share and terms of three to ten years. The warrants were valued collectively at $144,600 using a modified Black-Sholes option pricing model utilizing the following assumptions (depending on the warrant being valued): risk free rate of 2.366% to 3.029%, expected volatility of 40.7% to 46.5%, an expected dividend of $0 and an expected life of 3 to 10 years. The values of the warrants were charged to operations during the 2005.

r)	On April 28, 2005 we issued to five (5) institutional investors, for an aggregate gross purchase price of $5,625,000, 416,667 shares of our common stock and 42 month warrants to purchase 208,333 additional shares of common stock at $15.75 per share (collectively the “PIPE Transaction” or the “PIPE”). Warrants to purchase 140,000 shares of common stock were immediately exercisable and the remaining warrants became exercisable six months after closing on October 28, 2005. Net proceeds from the transaction were approximately $5,413,000, of which approximately $1,644,000 was used to fund the acquisition of Maximum Performance Group, Inc.

Delano Group Securities LLC and Mr. David Valentine acted as advisors on the PIPE Transaction. We paid Delano Group Securities LLC $16,250 and 3,333 shares of common stock and Mr. Valentine 3,333 shares of common stock for their services. Mr. Asplund and Mr. Valentine both serve as directors of Electric City and effective January 23, 2006, Mr. Asplund became our CEO.

The shares issued as part of this transaction were registered on a registration statement on a Form S-3 (No. 333-128777) filed with the SEC on October 17, 2005.

s)	On May 3, 2005 we issued 166,149 shares of common stock in connection with the acquisition of Maximum Performance Group, Inc. (“MPG”). In addition, 166,149 shares of common stock are being held in escrow and will be issued in the event MPG meets specific performance criteria during the two year period following the acquisition.

Delano Group Securities LLC acted as an advisor on the acquisition of MPG and was paid $82,176 and 8,366 shares of common stock for our services. These shares were valued at $15.00 per share, which was the closing market price of our common stock on April 28th. In addition, we will issue up to 8,366 additional shares of common stock to Delano as the MPG shares held in escrow are released. Delano Group Securities LLC is owned by Mr. David Asplund, one of Electric City’s directors and effective January 23, 2006, our CEO.

The shares issued as part of this transaction were registered on a registration statement on a Form S-3 (No. 333-128777) filed with the SEC on October 17, 2005.

t)	On November 22, 2005 we entered into a securities purchase agreement with Laurus Master Fund, Ltd. (“Laurus”) whereby we issued to Laurus a $5 million secured convertible term note and a warrant to purchase 133,333 shares of our common stock at $17.40 per share anytime prior to November 22, 2012. The warrants were valued at $920,000 using a modified Black-Sholes option pricing model utilizing the following assumptions: risk free rate of 4.034%, expected volatility of 67.4%, expected dividend of $0 and expected life of 7 years. The value of the warrants was recorded as a discount to the term loan and will be amortized over the term of the underlying debt utilizing the effective interest method.

This term loan was retired through a cash payment on June 29, 2006 before the shares issuable upon conversion of the term loan were registered for resale. No portion of the term loan was converted to common stock while the note was outstanding.

u)	During the year ended December 31, 2005, our Board of Directors declared dividends payable on our Series E Convertible Preferred Stock of $1,366,900. The dividends were paid with 13,699 additional shares of Series E Convertible Preferred Stock. Each share of Series E Convertible Preferred Stock is convertible into 6.67 shares of our common stock.

2006 Transactions
v)	During the first three months of 2006, two holders of our Series E Convertible Preferred Stock converted a total of 7,130 shares of Series E Convertible Preferred Stock into 47,533 shares of common stock.

w)	Effective March 31, 2006, we received 14,194 shares of our common stock as part of the sale of our Great Lakes Controlled Energy Corporation subsidiary to Messrs. Eugene Borucki and Denis Enberg. These shares have been cancelled.

x)	On June 29, 2006 we entered into a Securities Purchase Agreement and issued to 17 investors, including 10 existing holders of our Series E Convertible Stock, for an aggregate purchase price of $17,875,000, 17,875,000 shares of our common stock (the “PIPE Transaction”). We used $2.72 million of the proceeds to fund the cash consideration for the acquisition of Parke; approximately $5.6 million to prepay two convertible secured term loans and related prepayment penalties and accrued interest owed to Laurus Master Fund Ltd.; $400,000 to pay off Parke’s line of credit and $90,079 for transaction related costs. The balance of the gross proceeds of approximately $9 million will be used for working capital and other general corporate purposes.

The shares issued as part of this transaction are being registered on this registration statement on a Form S-1.

y)	Concurrently with the closing of the PIPE Transaction pursuant to the Securities Purchase Agreement described above, the holders of all of our outstanding Series E Preferred Stock converted such shares into 21,648,346 shares of our common stock, and agreed that, upon the conversion, all agreements related to the Preferred Stock would be terminated. The Series E Preferred Stock as originally issued was convertible at $6.67 per share into 1,574,027 shares of our common stock (adjusted for the reverse stock split), however, the Series E contained antidilution provisions which automatically reduced the conversion price of the Series E to the $1.00 per share issuance price of common stock in the PIPE Transaction. This adjustment in the conversion price resulted in 20,074,319 additional shares being issued upon conversion of the Series E.

The additional shares issued as a result of the adjustment are being registered on this registration statement on a Form S-1.

z)	A number of our common stock warrants, all of which are held by former holders of our Series E Convertible Preferred Stock, contain antidilution provisions that automatically adjust the exercise price on the warrants to the issuance price of any security convertible into our common stock if the price is less than the exercise price on the holder’s warrant. Prior to the PIPE Transaction the exercise price on these warrants ranged from $13.50 per share to $15.00 per share (adjusted for the reverse split). The issuance of common stock in the PIPE Transaction caused the exercise price on these warrants to automatically be reduced to $1.00 per share.

The additional shares issued as a result of the adjustment are being registered on this registration statement on a Form S-1.

aa)	Immediately following completion of the PIPE Transaction and prepayment of the Laurus term loans, Laurus elected to convert the entire outstanding balance on its revolving line of credit, along with accrued interest thereon, into 950,865 shares of our common stock. In addition, in consideration of our issuance of 392,596 shares of common stock, Laurus agreed to a) waive the payment of liquidated damages due as a result of our failure to register shares of common stock into which the November 2005 $5 million term loan was convertible, and b) terminate the requirement that we pay it a portion of the cash flows generated by VNPP projects for a period of 5 years following the repayment of the November 2005 $5 million convertible term loan.

1,216,477 shares of these shares are being registered on this registration statement on a Form S-1.

bb)	On June 30, 2006, we issued 5,000,000 shares to the Parke Family Trust as part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation. These shares have not been registered for resale.

cc)	During the first six months of 2006, our Board of Directors declared dividends payable on our Series E Convertible Preferred Stock of $698,000. The dividends were paid with 6,980 additional shares of Series E Convertible Preferred Stock. These Series E shares were converted into common stock on June 29, 2006.
     No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were “accredited investors” as defined in Regulation D and were acquiring such securities for investment for their own account and not for distribution. All certificates representing the common stock so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

(1)	EXHIBITS

Exhibit
Number	Description of Exhibit
2.01 (12)	Agreement and Plan of Merger, dated as of April 29, 2005, by and among Electric City Corp., MPG Acquisition Corporation, and Maximum Performance Group, Inc.
2.02 (19)	Agreement and Plan of Merger, dated as of May 19, 2006, by and among Electric City Corp., Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation
2.03 (21)	Joinder And Amendment To Agreement And Plan Of Merger by and among Electric City Corp., Parke Acquisition LLC, and Parke P.A.N.D.A. Corporation, Daniel Parke and Daniel W. Parke and Michelle A. Parke as Trustees for the Parke Family Trust.
3.01 (1)	Certificate of Incorporation
3.02 (1)	By-laws
3.03 (4)	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001.
3.04 (4)	Bylaws, as amended
3.05 (5)	Certificate of Amendment to Certificate of Incorporation, dated July 31, 2002.
3.06 (9)	Charter of Audit Committee, as restated.
3.07 (9)	Charter of Governance and Nominating Committee
3.08 (24)	Certificate of Amendment to Certificate of Incorporation, dated May 4, 2005.
4.01 (2)	Specimen Stock Certificate
4.02 (3)	2001 Stock Incentive Plan
4.03 (8)	Certificate Of Designations, Preferences And Relative, Participating, Optional And Other Special Rights Of Preferred Stock And Qualifications, Limitations And Restrictions Thereof Of Series E Convertible Preferred Stock Of Electric City Corp.
4.04 (8)	Amended and Restated Investor Rights Agreement, dated as of March 19, 2004 made by and among Electric City Corp. and Newcourt Capital USA Inc., CIT Capital Securities, Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP
4.05 (8)	Amended And Restated Stockholders Agreement dated as of March 19, 2004 made by and among Electric City Corp., Newcourt Capital USA Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP
4.06 (8)	Amended And Restated Stock Trading Agreement dated as of March 19, 2004 made by and among Electric City Corp., Newcourt Capital USA Inc., CIT Capital Securities, Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP
4.07 (10)	Amended and Restated Directors’ Stock Option Plan
4.08 (11)	Form of Common Stock Warrant Used to Pay Certain Vendors
4.09 (11)	Form of Common Stock Warrant (with Cashless Exercise Provision) Used to Pay Certain Vendors

Exhibit
Number	Description of Exhibit
4.10 (12)	Form of Common Stock Warrant, With Vesting Period issued April 28, 2005
4.11 (12)	Form of Common Stock Warrant, Without Vesting Period issued April 28, 2005
4.12 (12)	Stock Trading Agreement dated as of April 29, 2005
4.13 (13)	Warrant Certificate dated November 22, 2005 to Purchase 2,000,000 shares of common stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Laurus Master Fund, Ltd.
4.14 (13)	Registration Rights Agreement dated November 22, 2005 by and between Electric City Corp. and Laurus Master Fund, Ltd.
4.15 (20)	Amendment to 2001 Stock Incentive Plan
4.16 (21)	Employee Stock Option Agreement dated June 30, 2006 between Electric City Corp. and Daniel Parke
4.17 (22)	Employee Stock Option Agreement dated July 11, 2006 between Electric City Corp. and David Asplund
4.18 (22)	Employee Stock Option Agreement dated July 11, 2006 between Electric City Corp. and Daniel Parke
4.19 (22)	Employee Stock Option Agreement dated July 11, 2006 between Electric City Corp. and Jeffrey Mistarz
4.20 (22)	Employee Stock Option Agreement dated July 11, 2006 between Electric City Corp. and Leonard Pisano
4.21 (23)	Employee Stock Option Agreement dated August 15, 2006 between Electric City Corp. and Jeffrey Mistarz
5.01 *	Opinion of Schwartz Cooper Chartered with respect to the legality of the common stock being registered.
10.01 (1)	Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio Reverberi and Joseph C. Marino
10.02 (1)	Sublicense Agreement, dated June 24, 1998, by and between the Electric City Corp. and Joseph C. Marino
10.03 (6)	Common Stock Purchase Warrant dated September 11, 2003 issued by Electric City Corp. in favor of Laurus Master Fund, Ltd.
10.04 (6)	Common Stock Purchase Warrant dated September 11, 2003 issued by Electric City Corp. in favor of Laurus Master Fund, Ltd.
10.05 (8)	Securities Purchase Agreement dated March 19, 2004, between Electric City Corp. and Security Equity Fund, Mid Cap Value Series, SBL Fund, Series V, Security Mid Cap Growth And SBL Fund, Series J
10.06 (8)	Redemption and Exchange Agreement dated March 19, 2004, by and among Electric City Corp. and Newcourt Capital USA Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain Company, LLC, SF Capital Partners, Ltd., Richard Kiphart, David P. Asplund, John Thomas Hurvis Revocable Trust, John Donohue, Augustine Fund, LP, And Technology Transformation Venture Fund, LP
10.07 (14)	Third Amended and Restated Mortgage, Assignment of Rents and Security Agreement dated December 13, 2005 by Electric City Corp. and American Chartered Bank.

Exhibit
Number	Description of Exhibit
10.08 (14)	Amended and Restated Mortgage Note made and entered into on the 13th day of December 2005, by and among American Chartered Bank and Electric City Corp., and Great Lakes Controlled Energy Corporation.
10.09 (17)	Employment Agreement, dated as of May 3, 2005, between the Company and Leonard Pisano
10.10 (15)	Consulting agreement with John Mitola dated January 21, 2006
10.11 (16)	Employment Agreement, dated as of January 23, 2006, between the Company and David Asplund
10.12 (18)	Stock Purchase Agreement dated as of April 3, 2006 between Electric City Corp., Eugene Borcuki and Denis Enberg
10.13 (18)	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between Electric City Corp. and Eugene Borucki
10.14 (19)	Non-Competition, Non-Disclosure And Non-Solicitation Agreement Dated as of March 31, 2006 between Electric City Corp. and Denis Enberg
10.15 (21)	Securities Purchase Agreement dated June 29, 2006 by and among the Company and the investors listed therein.
10.16 (21)	Employment Agreement, dated as of June 30, 2006, between the Company and Daniel Parke
10.17 (21)	Non-Competition Agreement dated as of June 30, 2006 by and among Electric City Corp., Parke Acquisition, LLC and Daniel Parke
10.18 (21)	First Amendment to Commercial Lease Agreement dated as of June 30, 2006 by and between M&D Investments and Parke Industries, LLC
10.19 (23)	Employment Agreement, dated as of August 15, 2006, between the Company and Jeffrey Mistarz
14.1 (7)	Code of Ethics For Chief Executive Officer And Chief Financial Officer of Electric City Corp.
14.2 (24)	Code of Business Conduct And Ethics (All Officers, Directors and Employees)
21 (24)	List of subsidiaries
23.01 *	Consent of BDO Seidman LLP
23.02 *	Consent of Schwartz Cooper Chartered (contained in exhibit 5.1).
23.03 *	Consent of Marcum & Kliegman, LLP
24	Power of Attorney (included on signature page hereto)

*	Filed herewith

(1)	Incorporated herein by reference to Electric City Corp.’s registration statement on Form 10SB filed on September 9, 1999 (No. 000-2791).

(2)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-A filed with the SEC on December 8, 2000 (No. 0-2791).

(3)	Incorporated herein by reference to the Company’s definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed August 14, 2001 (No. 0-2791)

(4)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form10-KSB for the year ended December 31, 2001, filed April 15, 2002 (No. 0-2791).

(5)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form10-KSB for the year ended December 31, 2002, filed March 31, 2003 (No. 0-2791).

(6)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated September 11, 2003 filed with the SEC on September 16, 2003 (No. 0-2791).

(7)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form10-KSB for the year ended December 31, 2003, filed March 29, 2004 (No. 0-2791).

(8)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated March 19, 2004 filed with the SEC on March 23, 2004 (No. 0-2791).

(9)	Incorporated herein by reference to the Company’s definitive Proxy Statement for the 2004 Annual Meeting of Stockholders, filed April 30, 2004 (No. 0-2791)

(10)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed with the SEC on May 13, 2004 (No. 0-2791).

(11)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form10-K for the year ended December 31, 2004, filed March 31, 2005, as amended April 14, 2005 (No. 0-2791).

(12)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated April 28, 2005 filed with the SEC on May 4, 2005 (No. 0-2791).

(13)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated November 22, 2005 filed with the SEC on November 30, 2005, as amended on February 9, 2006 (No. 0-2791).

(14)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated December 13, 2005 filed with the SEC on December 15, 2005 (No. 0-2791).

(15)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated January 22, 2006 filed with the SEC on January 26, 2006 (No. 0-2791).

(16)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated January 22, 2006 filed with the SEC on February 22, 2006 (No. 0-2791).

(17)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form10-K for the year ended December 31, 2005, filed with the SEC on March 21, 2006 (No. 0-2791).

(18)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated April 3, 2006 filed with the SEC on April 7, 2006 (No. 0-2791).

(19)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated May 19, 2006 filed with the SEC on May 22, 2006 (No. 0-2791).

(20)	Incorporated herein by reference to Electric City Corp’s Proxy Statement on Form 14A filed with the SEC on April 28, 2006 (No 0-2791).

(21)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated June 29, 2006 filed with the SEC on July 6, 2006 (No. 0-2791).

(22)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated July 11, 2006 filed with the SEC on July 17, 2006 (No. 0-2791).

(23)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated August 15, 2006 filed with the SEC on August 18, 2006 (No. 0-2791).

(24)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form 10-K for the year ended December 31, 2005, filed March 21, 2006 (No. 0-2791).

UNDERTAKINGS
Rule 415 Offering.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that:
(A)	paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on

Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Elk Grove Village, State of Illinois, on the 30th day of August 2006.

ELECTRIC CITY CORP.

By:	/s/ David Asplund

David Asplund Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Mistarz

Jeffrey Mistarz
Principal Accounting Officer
August 30, 2006

POWER OF ATTORNEY
     The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-1 in connection with the registration of common stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date

/s/ David Asplund David Asplund	Chief Executive Officer	August 30, 2006

/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer, Treasurer and Assistant Secretary (principal financial officer and principal accounting officer)	August 30, 2006

/s/ Richard Kiphart Richard Kiphart	Chairman of the Board	August 30, 2006

/s/ Gregory Barnum Gregory Barnum	Director	August 30, 2006

/s/ William Carey William Carey	Director	August 30, 2006

/s/ Daniel Parke Daniel Parke	Director	August 30, 2006

/s/ Gerald Pientka Gerald Pientka	Director	August 30, 2006

/s/ David Valentine David Valentine	Director	August 30, 2006